CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per security	Proposed maximum aggregate offering price	Amount of registration fee(1)
4.25% Senior Secured Notes due 2019	$600,000,000	100.00%	$600,000,000	$69,720
5.25% Senior Secured Notes due 2025	$1,400,000,000	100.00%	$1,400,000,000	$162,680

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. The total registration fee due for this offering is $232,400.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-175791

PROSPECTUS    SUPPLEMENT

(to Prospectus dated December 10, 2012)

HCA Inc.

$600,000,000 4.25% Senior Secured Notes due 2019

$1,400,000,000 5.25% Senior Secured Notes due 2025

Interest payable April 15 and October 15

HCA Inc. is offering $600,000,000 aggregate principal amount of 4.25% senior secured notes due 2019, which we refer to as the “2019 notes,” and $1,400,000,000 aggregate principal amount of 5.25% senior secured notes due 2025, which we refer to as the “2025 notes.” The 2019 notes and the 2025 notes are collectively referred to herein as the “notes,” unless the context otherwise requires. The 2019 notes will bear interest at a rate of 4.25% per annum and the 2025 notes will bear interest at a rate of 5.25% per annum. HCA Inc. will pay interest on the notes semi-annually, in cash in arrears, on April 15 and October 15 of each year, beginning on April 15, 2015. The 2019 notes will mature on October 15, 2019 and the 2025 notes will mature on April 15, 2025.

We may redeem each series of notes, at any time in whole or from time to time in part, in each case at the redemption prices described in this prospectus supplement. In addition, if we experience certain kinds of changes in control, we may be required to repurchase the notes on the terms described in this prospectus supplement. If we sell certain assets and do not reinvest the proceeds or repay indebtedness, we must offer to repurchase the notes.

The notes will be HCA Inc.’s senior obligations and will rank equally and ratably with all of its future senior indebtedness and senior to any of its future subordinated indebtedness. The notes will be fully and unconditionally guaranteed on a senior unsecured basis by our direct parent, HCA Holdings, Inc., and on a senior secured basis by each domestic subsidiary that guarantees HCA Inc.’s senior secured credit facilities (as defined herein), other than certain subsidiaries that guarantee only HCA Inc.’s asset-based revolving credit facility. To the extent lenders under the senior secured credit facilities release any guarantor from its obligations, such guarantor will also be released from its obligations under the notes.

The notes and related guarantees will be secured by first-priority liens, subject to permitted liens, on HCA Inc.’s and HCA Inc.’s subsidiary guarantors’ assets, subject to certain exceptions, that will from time to time secure HCA Inc.’s cash flow credit facility on a first-priority basis. The notes and related guarantees will be secured by second-priority liens, subject to permitted liens, on HCA Inc.’s and HCA Inc.’s subsidiary guarantors’ assets that will secure HCA Inc.’s asset-based revolving credit facility on a first-priority basis. The notes will share equally in the collateral securing HCA Inc.’s cash flow credit facility and other first lien notes. To the extent the collateral agent for the lenders under the cash flow credit facility releases any liens during any period when the collateral agent has authority to do so under the first lien intercreditor agreement, the lien securing the obligations under the notes will also be released.

HCA Inc. intends to use the net proceeds of this offering for the redemption of a series of its existing secured notes, for related fees and expenses and for general corporate purposes.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-18.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the attached prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public offering price(1)		Underwriting discount		Proceeds to HCA Inc.(1) (before expenses)
	Per note	Total	Per note	Total	Per note	Total
4.25% Senior Secured Notes due 2019	100%	$600,000,000	1.00%	$6,000,000	99.0%	$594,000,000
5.25% Senior Secured Notes due 2025	100%	$1,400,000,000	1.00%	$14,000,000	99.0%	$1,386,000,000

(1)	Plus accrued interest, if any, from October 17, 2014.

We expect to deliver the notes to investors on or about October 17, 2014 in book-entry form only through the facilities of The Depository Trust Company.

Joint Book-Running Managers

BofA Merrill Lynch	Barclays	Citigroup	Credit Suisse
Deutsche Bank Securities	Goldman, Sachs & Co.	J.P. Morgan	Morgan Stanley
RBC Capital Markets	SunTrust Robinson Humphrey	UBS Investment Bank	Wells Fargo Securities

Co-Managers

Credit Agricole CIB	Fifth Third Securities	Mizuho Securities	SMBC Nikko

Prospectus Supplement dated October 7, 2014

You should rely only on the information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither HCA Inc. nor the underwriters have authorized anyone to provide you with any information or represent anything about HCA Inc., its financial results or this offering that is not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. If given or made, any such other information or representation should not be relied upon as having been authorized by HCA Inc. or the underwriters. Neither HCA Inc. nor the underwriters are making an offer to sell these notes in any jurisdiction where the offer or sale is not permitted. The information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus may only be accurate on the date of this document.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of the notes and adds to and supplements information contained in the accompanying prospectus and the documents incorporated by reference therein. The second part is the accompanying prospectus, which we refer to as the “accompanying prospectus.” The accompanying prospectus contains a description of our debt securities and gives more general information, some of which may not apply to the notes. The accompanying prospectus also incorporates by reference documents that are described under “Incorporation by Reference” in that prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus or in any free writing prospectus filed by us with the Securities and Exchange Commission (the “SEC”). If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any such free writing prospectus is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates.

We are not, and the underwriters are not, making an offer of the notes in any jurisdiction where the offer or sale is not permitted.

MARKET, RANKING AND OTHER INDUSTRY DATA

The data included or incorporated by reference in this prospectus supplement and the accompanying prospectus regarding markets and ranking, including the size of certain markets and our position and the position of our competitors within these markets, are based on reports of government agencies or published industry sources and estimates based on management’s knowledge and experience in the markets in which we operate. These estimates have been based on information obtained from our trade and business organizations and other contacts in the markets in which we operate. We believe these estimates to be accurate as of the date of this prospectus supplement. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for the estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, you should be aware that market, ranking and other similar industry data included or incorporated by reference in this prospectus supplement and the accompanying prospectus, and estimates and beliefs based on that data, may not be reliable. Neither we nor the underwriters can guarantee the accuracy or completeness of any such information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

This prospectus supplement and the accompanying prospectus contain and incorporate by reference “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include statements regarding estimated electronic health record (“EHR”) incentive income and related EHR operating expenses, expected capital expenditures and expected net claim payments and all other statements that do not relate solely to historical or current facts, including statements with respect to the proposed redemption and related debt financing, and can be identified by the use of words like “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “initiative” or “continue.” These forward-looking statements are based on our current plans and expectations and are subject to a number of known and unknown uncertainties and risks, many of which are beyond our control, which could significantly affect current plans and expectations and our future financial position and results of operations.

S-ii

These factors include, but are not limited to, (1) the ability to fund and the determination to make the redemption, (2) the impact of our substantial indebtedness and the ability to refinance such indebtedness on acceptable terms, (3) the effects related to the implementation of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, the “Health Reform Law”), possible delays in or complications related to implementation of the Health Reform Law, the possible enactment of additional federal or state health care reforms and possible changes to the Health Reform Law and other federal, state or local laws or regulations affecting the health care industry, (4) the effects related to the continued implementation of the sequestration spending reductions required under the Budget Control Act of 2011, and related legislation extending these reductions, and the potential for future deficit reduction legislation that may alter these spending reductions, which include cuts to Medicare payments, or create additional spending reductions, (5) increases in the amount and risk of collectability of uninsured accounts and deductibles and copayment amounts for insured accounts, (6) the ability to achieve operating and financial targets, and attain expected levels of patient volumes and control the costs of providing services, (7) possible changes in the Medicare, Medicaid and other state programs, including Medicaid upper payment limit programs or Waiver Programs, that may impact reimbursements to health care providers and insurers, (8) the highly competitive nature of the health care business, (9) changes in service mix, revenue mix and surgical volumes, including potential declines in the population covered under managed care agreements, the ability to enter into and renew managed care provider agreements on acceptable terms and the impact of consumer driven health plans and physician utilization trends and practices, (10) the efforts of insurers, health care providers and others to contain health care costs, (11) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures, (12) increases in wages and the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical and technical support personnel, (13) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, (14) changes in accounting practices, (15) changes in general economic conditions nationally and regionally in our markets, (16) future divestitures which may result in charges and possible impairments of long-lived assets, (17) changes in business strategy or development plans, (18) delays in receiving payments for services provided, (19) the outcome of pending and any future tax audits, appeals and litigation associated with our tax positions, (20) potential adverse impact of known and unknown government investigations, litigation and other claims that may be made against us, (21) our ongoing ability to demonstrate meaningful use of certified EHR technology and recognize income for the related Medicare or Medicaid incentive payments, and (22) other risk factors disclosed under “Risk Factors” and elsewhere in or incorporated by reference in this prospectus supplement and the accompanying prospectus. As a consequence, current plans, anticipated actions and future financial position and results of operations may differ from those expressed in any forward-looking statements made by us or on our behalf. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this prospectus supplement and the accompanying prospectus, which forward-looking statements reflect management’s views only as of the date of this prospectus supplement and the accompanying prospectus. We undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

S-iii

SUMMARY

This summary highlights information appearing elsewhere in and incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the notes. You should carefully read the entire prospectus supplement, the accompanying prospectus and the information incorporated herein by reference, including the financial data and related notes and the sections entitled “Risk Factors.”

As used herein, unless otherwise stated or indicated by context, references to (i) the “Issuer” refer to HCA Inc. and its affiliates, (ii) “HCA Holdings, Inc.” refer to HCA Holdings, Inc., parent of HCA Inc., and its affiliates and (iii) the “Company,” “HCA,” “we,” “our” or “us” refer to HCA Inc. and its affiliates prior to the Corporate Reorganization (as defined herein) and to HCA Holdings, Inc. and its affiliates upon the consummation of the Corporate Reorganization. The term “affiliates” means direct and indirect subsidiaries and partnerships and joint ventures in which such subsidiaries are partners. The terms “facilities” or “hospitals” refer to entities owned and operated by affiliates of HCA and the term “employees” refers to employees of affiliates of HCA.

Our Company

We are the largest non-governmental hospital operator in the U.S. and a leading comprehensive, integrated provider of health care and related services. We provide these services through a network of acute care hospitals, outpatient facilities, clinics and other patient care delivery settings. As of June 30, 2014, we operated a diversified portfolio of 165 hospitals (with approximately 43,000 beds) and 115 freestanding surgery centers across 20 states throughout the U.S. and in England. As a result of our efforts to establish significant market share in large and growing urban markets with attractive demographic and economic profiles, we currently have a substantial market presence in 17 of the top 25 fastest growing markets with populations greater than 500,000 in the U.S. and currently maintain the first or second position, based on inpatient admissions, in many of our key markets. We believe our ability to successfully position and grow our assets in attractive markets and execute our operating plan has contributed to the strength of our financial performance over the last several years. For the six months ended June 30, 2014, we generated revenues of $18.062 billion, net income attributable to HCA Holdings, Inc. of $830 million and Adjusted EBITDA of $3.644 billion.

Our patient-first strategy is to provide high quality health care services in a cost-efficient manner. We intend to build upon our history of profitable growth by maintaining our dedication to quality care, increasing our presence in key markets through organic expansion and strategic acquisitions and joint ventures, leveraging our scale and infrastructure, and further developing our physician and employee relationships. We believe pursuing these core elements of our strategy helps us develop a faster-growing, more stable and more profitable business and increases our relevance to patients, physicians, payers and employers.

Using our scale, significant resources and over 40 years of operating experience, we have developed a significant management and support infrastructure. Some of the key components of our support infrastructure include a revenue cycle management organization, a health care group purchasing organization (“GPO”), an information technology and services provider, a nurse staffing agency and a medical malpractice insurance underwriter. These shared services have helped us to maximize our cash collection efficiency, achieve savings in purchasing through our scale, more rapidly deploy information technology upgrades, more effectively manage our labor pool and achieve greater stability in malpractice insurance premiums. Collectively, these components have helped us to further enhance our operating effectiveness, cost efficiency and overall financial results. Our Parallon subsidiary group also offers certain of these component services to other health care organizations.

Since the founding of our business in 1968 as a single-facility hospital company, we have demonstrated an ability to consistently innovate and sustain growth during varying economic and regulatory climates. Under the leadership of an experienced senior management team, whose tenure at HCA averages approximately 23 years, we have established an extensive record of providing high quality care, profitably growing our business, making and integrating strategic acquisitions and efficiently and strategically allocating capital spending.

Our Industry

We believe well-capitalized, comprehensive and integrated health care delivery providers are well-positioned to benefit from the current industry trends, some of which include:

Aging population and continued growth in the need for health care services. According to the U.S. Census Bureau, the demographic age group of persons aged 65 and over is expected to experience compounded annual growth of 2.4% over the next 20 years (2015 to 2035) compared to general population growth of 0.7% over the same period, and constitute 20.9% of the total U.S. population by 2035. The Centers for Medicare & Medicaid Services (“CMS”) projects continued increases in hospital services based on the aging of the U.S. population, advances in medical procedures, expansion of health coverage, increasing consumer demand for expanded medical services and increased prevalence of chronic conditions such as diabetes, heart disease and obesity. We believe these factors will continue to drive increased utilization of health care services and the need for comprehensive, integrated hospital networks that can provide a wide array of essential and sophisticated health care.

Continued evolution of quality-based reimbursement favors large-scale, comprehensive and integrated providers. We believe the U.S. health care system is continuing to evolve in ways that favor large-scale, comprehensive and integrated providers that provide high levels of quality care. Specifically, we believe there are a number of initiatives that will continue to gain importance in the foreseeable future, including use of value-based payment methodologies tied to performance, quality and coordination of care, implementation of integrated electronic health records and information, and an increasing ability for patients and consumers to make choices about all aspects of health care. We believe our company is well positioned to respond to these emerging trends and has the resources, expertise and flexibility necessary to adapt in a timely manner to the changing health care regulatory and reimbursement environment.

Impact of Health Reform Law. The Health Reform Law changes how health care services are covered, delivered and reimbursed through expanded coverage of uninsured individuals, reduced growth in Medicare program spending, reductions in Medicare and Medicaid Disproportionate Share Hospital (“DSH”) payments, and the establishment of programs in which reimbursement is tied to quality and integration. In addition, the Health Reform Law reforms certain aspects of health insurance, expands existing efforts to tie Medicare and Medicaid payments to performance and quality, and contains provisions intended to strengthen fraud and abuse enforcement. Most of the provisions of the Health Reform Law that seek to decrease the number of uninsured became effective January 1, 2014. Based on the Congressional Budget Office’s April 2014 projection, by 2022, the Health Reform Law will expand coverage to 26 million additional individuals. This increased coverage will occur through a combination of public program expansion and private sector health insurance and other reforms. The employer mandate, which requires firms with 50 or more full-time employees to offer health insurance or pay fines, has been delayed until January 1, 2015 and will not be fully implemented until January 1, 2016. In addition, a number of states have opted out of the Medicaid expansion, but these states could choose to implement the expansion at a later date. It is unclear how many states will ultimately implement the Medicaid expansion provisions of the law.

Our Competitive Strengths

We believe our key competitive strengths include:

Largest comprehensive, integrated health care delivery system. We are the largest non-governmental hospital operator in the U.S., providing approximately 4% to 5% of all U.S. hospital services through our national footprint. The scope and scale of our operations, evidenced by the types of facilities we operate, the diverse medical specialties we offer and the numerous patient care access points we provide, enable us to provide a comprehensive range of health care services in a cost-effective manner. As a result, we believe the breadth of our platform is a competitive advantage in the marketplace enabling us to attract patients, physicians and clinical staff while also providing significant economies of scale and increasing our relevance with commercial payers.

Reputation for high quality patient-centered care. Since our founding, we have maintained an unwavering focus on patients and clinical outcomes. We believe clinical quality influences physician and patient choices about health care delivery. We align our quality initiatives throughout the organization by engaging corporate, local, physician and nurse leaders to share best practices and develop standards for delivering high quality care. We have invested extensively in quality of care initiatives, with an emphasis on implementing information technology and adopting industry-wide best practices and clinical protocols. As a result of these efforts, we have achieved significant progress in clinical quality. As measured by the CMS clinical core measures reported on the CMS Hospital Compare website and based on publicly available data for the twelve months ended September 30, 2013, our hospitals achieved a composite score of 98.6% of the CMS core measures versus the national average of 95.4%, making us among the top performing major health systems in the U.S. Payors, including the Medicare program, are increasing efforts to tie payments to quality and clinical performance. For example, CMS has implemented a value-based purchasing system and has been adjusting hospital payment rates based on “excess” readmissions for certain conditions. We also believe our quality initiatives favorably position us in a payment environment that is increasingly performance-based.

Leading local market positions in large, growing, urban markets. Over our history, we have sought to selectively expand and upgrade our asset base to create a premium portfolio of assets in attractive growing markets. As a result, we have a strong market presence in 17 of the top 25 fastest growing markets with populations greater than 500,000 in the U.S. In addition, we currently operate in 19 markets with populations of one million or more, with all but two of these markets projecting growth above the national average from 2011 to 2016. Our inpatient market share places us first or second in many of our key markets. We believe the strength and stability of these market positions will create organic growth opportunities and allow us to develop long-term relationships with patients, physicians, large employers and third-party payers.

Diversified revenue base and payer mix. We believe our broad geographic footprint, varied service lines and diverse revenue base mitigate our risks in numerous ways. Our diversification limits our exposure to competitive dynamics and economic conditions in any single local market, reimbursement changes in specific service lines and disruptions with respect to payers such as state Medicaid programs or large commercial insurers. We have a diverse portfolio of assets with no single facility contributing more than 2.2% of our revenues and no single metropolitan statistical area contributing more than 6.7% of revenues for the year ended December 31, 2013. We have also developed a highly diversified payer base, with no single commercial payer representing more than 9% of revenues for the year ended December 31, 2013. In addition, we are one of the country’s largest providers of outpatient services, which accounted for approximately 38% of our revenues for the year ended December 31, 2013. We believe the geographic diversity of our markets and the scope of our inpatient and outpatient operations help reduce volatility in our operating results.

Scale and infrastructure drive cost savings and efficiencies. Our scale allows us to leverage our support infrastructure to achieve significant cost savings and operating efficiencies, thereby driving margin expansion. We strategically manage our supply chain through centralized purchasing and supply warehouses, as well as our revenue cycle through centralized billing, collections and health information management functions. We also manage the provision of information technology through a combination of centralized systems with regional service support as well as centralize many other clinical and corporate functions, creating economies of scale in managing expenses and business processes. In addition to the cost savings and operating efficiencies, this support infrastructure simultaneously generates revenue from third parties that utilize our services.

Well-capitalized portfolio of high quality assets. In order to expand the range and improve the quality of services provided at our facilities, we invested over $8.4 billion in our facilities and information technology systems over the five-year period ended June 30, 2014. We believe our significant capital investments in these areas will continue to attract new and returning patients, attract and retain high quality physicians, maximize cost efficiencies and address the health care needs of our local communities. Furthermore, we believe our platform, as well as electronic health record infrastructure, national research and physician management capabilities, provide a strategic advantage by enhancing our ability to capitalize on anticipated incentives and avoid penalties through the Health Information Technology for Economic and Clinical Health Act (“HITECH”) provisions of the American Recovery and Reinvestment Act of 2009 (“ARRA”) and position us well in an environment that increasingly emphasizes quality, transparency and coordination of care.

Strong operating results and cash flows. Our leading scale, diversification, favorable market positions, dedication to clinical quality and focus on operational efficiency have enabled us to achieve attractive historical financial performance. For the six months ended June 30, 2014, we generated net income attributable to HCA Holdings, Inc. of $830 million, Adjusted EBITDA of $3.644 billion and cash flows from operating activities of $1.693 billion. Our ability to generate strong and consistent cash flow from operations has enabled us to invest in our operations, enhance earnings per share and continue to pursue attractive growth opportunities.

Proven and experienced management team. We believe the extensive experience and depth of our management team are a distinct competitive advantage in the complicated and evolving industry in which we compete. Our senior management team averages approximately 23 years of experience with our company. Members of our senior management hold significant equity interests in our company, further aligning their long-term interests with those of our stockholders.

Our Growth Strategy

We are committed to providing the communities we serve with high quality, cost-effective health care while growing our business, increasing our profitability and creating long-term value for our stockholders. To achieve these objectives, we align our efforts around the following growth agenda:

Grow our presence in existing markets. We believe we are well positioned in a number of large and growing markets that will allow us the opportunity to generate long-term, attractive growth through the expansion of our presence in these markets. We plan to continue recruiting and strategically collaborating with the physician community and adding attractive service lines such as cardiology, emergency services, oncology and women’s services. Additional components of our growth strategy include expanding our footprint through developing various outpatient access points, including surgery centers, rural outreach, freestanding emergency departments and walk-in clinics.

Achieve industry-leading performance in clinical and satisfaction measures. Achieving high levels of patient safety, patient satisfaction and clinical quality are central goals of our business model. To achieve these goals, we have implemented a number of initiatives including infection reduction initiatives, hospitalist programs, advanced health information technology and evidence-based medicine programs. We routinely analyze operational practices from our best-performing hospitals to identify ways to implement organization-wide performance improvements and reduce clinical variation. We believe these initiatives will continue to improve patient care, help us achieve cost efficiencies, grow our revenues and favorably position us in an environment where our constituents are increasingly focused on quality, efficacy and efficiency.

Recruit and employ physicians to meet need for high quality health services. We depend on the quality and dedication of the health care providers and other team members who serve at our facilities. We believe a critical component of our growth strategy is our ability to successfully recruit and strategically collaborate with physicians and other professionals to provide high quality care. We attract and retain physicians by providing high quality, convenient facilities with advanced technology, by expanding our specialty services and by building our outpatient operations. We believe our continued investment in the employment, recruitment and retention of physicians will improve the quality of care at our facilities.

Continue to leverage our scale and market positions to enhance profitability. We believe there is significant opportunity to continue to grow the profitability of our company by fully leveraging the scale and scope of our franchise. We are currently pursuing next generation performance improvement initiatives such as contracting for services on a multistate basis and expanding our support infrastructure for additional clinical and support functions, such as physician credentialing, medical transcription and electronic medical recordkeeping. We believe our centrally managed business processes and ability to leverage cost-saving practices across our extensive network will enable us to continue to manage costs effectively. We continue to invest in our Parallon subsidiary group to leverage key components of our support infrastructure, including revenue cycle management, health care group purchasing, supply chain management and staffing functions, by offering these services to other hospital companies.

Selectively pursue a disciplined development strategy. We continue to believe there are significant growth opportunities in our markets. We will continue to provide financial and operational resources to successfully execute on our in-market opportunities. To complement our in-market growth agenda, we intend to focus on selectively developing and acquiring new hospitals, outpatient facilities and other health care service providers. We believe the challenges faced by the hospital industry may spur consolidation and we believe our size, scale, national presence and access to capital will position us well to participate in any such consolidation. We have a strong record of successfully acquiring and integrating hospitals and entering into joint ventures and intend to continue leveraging this experience.

Recent Developments

ABL amendment

We are seeking to amend our asset-based revolving credit facility to increase the amount of the facility from $2.500 billion to $3.000 billion. The proposed amendment of the asset-based revolving credit facility is subject to market and other conditions, and there can be no assurance that the amendment will be completed on the terms contemplated or at all. See “Description of Other Indebtedness—Senior Secured Credit Facilities.”

Regulatory matters

On October 1, 2014, the Texas Health and Human Services Commission (“THHSC”) issued a notice to hospitals participating in a Texas Medicaid waiver program. The waiver, from the Centers for Medicare and Medicaid Services (“CMS”), allows the state to receive federal matching Medicaid funds for certain local government/hospital affiliations. According to the notice, a review conducted by CMS identified some of these affiliations it believes may be inconsistent with the waiver. As a result of these findings, CMS notified THHSC that it is deferring the federal portion of the Medicaid payments associated with these affiliations. THHSC stated that it intends to work closely with CMS in connection with this review with the goal of resolving the matter. Because these discussions are ongoing, we are unable to estimate the financial impact that this review may have on our results of operations.

Corporate Reorganization

On November 22, 2010, HCA Inc. reorganized by creating a new holding company structure (the “Corporate Reorganization”), pursuant to which HCA Holdings, Inc. became the parent company, and HCA Inc. became HCA Holdings, Inc.’s 100% owned direct subsidiary. As part of the Corporate Reorganization, HCA Inc.’s outstanding shares of capital stock were automatically converted, on a share for share basis, into identical shares of HCA Holdings, Inc.’s common stock, and HCA Holdings, Inc. became a guarantor but did not assume the debt of HCA Inc.’s outstanding secured notes and is not subject to the covenants contained in the indentures governing such secured notes. See “Description of Other Indebtedness.”

Through our predecessors, we commenced operations in 1968. HCA Inc. was incorporated in Nevada in January 1990 and reincorporated in Delaware in September 1993. HCA Holdings, Inc. was incorporated in Delaware in October 2010. Our principal executive offices are located at One Park Plaza, Nashville, Tennessee 37203, and our telephone number is (615) 344-9551.

CORPORATE STRUCTURE

The indebtedness figures in the diagram below are as of June 30, 2014, and give effect to the indebtedness incurred under the notes offered hereby and the use of proceeds therefrom. In this prospectus supplement, where we have presented information as adjusted to give effect to the use of the net proceeds of this offering, we have assumed that the notes will not be offered at a discount. If the notes are offered at a discount, the net proceeds to us will be less than we have assumed.

(1)	HCA Holdings, Inc. is a guarantor of certain of HCA Inc.’s outstanding notes but is not subject to the covenants that apply to HCA Inc. or HCA Inc.’s restricted subsidiaries under those notes.

(2)	Consists of (i) a $2.500 billion senior secured asset-based revolving credit facility maturing on March 7, 2019 (the “asset-based revolving credit facility”) ($2.500 billion outstanding at June 30, 2014); (ii) a $2.000 billion senior secured revolving credit facility maturing on February 26, 2019 (the “senior secured revolving credit facility”) ($280 million outstanding at June 30, 2014, without giving effect to outstanding letters of credit); (iii) a $497 million senior secured term loan A-2 facility maturing on May 2, 2016; (iv) a $721 million senior secured term loan A-4 facility maturing on February 2, 2016; (v) a $2.355 billion senior secured term loan B-4 facility maturing on May 1, 2018; and (vi) a $1.985 billion senior secured term loan B-5 facility maturing on March 31, 2017. We refer to the facilities described under (ii) through (vi) above, collectively, as the “cash flow credit facility” and, together with the asset-based revolving credit facility, the “senior secured credit facilities.”

(3)	Consists of (i) $3.000 billion aggregate principal amount of 6.50% first lien notes due 2020 that HCA Inc. issued in August 2011 (the “August 2011 first lien notes”); (ii) $1.350 billion aggregate principal amount of 5.875% first lien notes due 2022 that HCA Inc. issued in February 2012 (the “February 2012 first lien notes”); (iii) $1.250 billion aggregate principal amount of 4.75% first lien notes due 2023 that HCA Inc. issued in October 2012 (the “October 2012 first lien notes”); (iv) $1.500 billion aggregate principal amount of 3.75% first lien notes due 2019 that HCA Inc. issued in March 2014 (the “March 2014 3.75% first lien notes”); and (v) $2.000 billion aggregate principal amount of 5.00% first lien notes due 2024 that HCA Inc. issued in March 2014 (the “March 2014 5.00% first lien notes” and, collectively with the August 2011 first lien notes, the February 2012 first lien notes, the October 2012 first lien notes and the March 2014 3.75% first lien notes, the “first lien notes”).

(4)

Consists of HCA Inc.’s (i) aggregate principal amount of $246 million medium-term notes with maturities ranging from 2014 to 2025 and a weighted average interest rate of 8.28%; (ii) aggregate principal amount of

$886 million debentures with maturities ranging from 2015 to 2095 and a weighted average interest rate of 7.55%; (iii) aggregate principal amount of $6.041 billion senior notes with maturities ranging from 2015 to 2033 and a weighted average interest rate of 6.91%; (iv) $464 million of secured debt, which represents capital leases and other secured debt with a weighted average interest rate of 6.66%; and (v) $3 million of unamortized debt discounts that reduce the existing indebtedness. Existing unsecured indebtedness also includes HCA Holdings, Inc.’s $1.525 billion aggregate principal amount of 7 3⁄4% senior notes due 2021 and $1.000 billion aggregate principal amount of 6.25% senior notes due 2021. For more information regarding our unsecured and other indebtedness, see “Description of Other Indebtedness.”

(5)	The cash flow credit facility and the first lien notes are secured by first-priority liens on substantially all the capital stock of Healthtrust, Inc.—The Hospital Company and the first-tier subsidiaries of the subsidiary guarantors (but limited to 65% of the voting stock of any such first-tier subsidiary that is a foreign subsidiary), subject to certain exceptions.

(6)	Includes subsidiaries which are designated as “restricted subsidiaries” under HCA Inc.’s indenture dated as of December 16, 1993, certain of their wholly owned subsidiaries formed in connection with the asset-based revolving credit facility and certain excluded subsidiaries (non-material subsidiaries).

THE OFFERING

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus supplement and the “Description of Debt Securities and Guarantees” section in the accompanying prospectus contain more detailed descriptions of the terms and conditions of each series of notes.

Issuer	HCA Inc.

Notes	4.25% senior secured notes due 2019 (the “2019 notes”).

5.25% senior secured notes due 2025 (the “2025 notes”).

Maturity Date	The 2019 notes will mature on October 15, 2019.

The 2025 notes will mature on April 15, 2025.

Interest Rate	Interest on the 2019 notes will be payable in cash and will accrue at a rate of 4.25% per annum.

Interest on the 2025 notes will be payable in cash and will accrue at a rate of 5.25% per annum.

Interest Payment Dates	April 15 and October 15, commencing on April 15, 2015. Interest will accrue from October 17, 2014.

Ranking	The notes will be the Issuer’s senior obligations and will:

•	rank senior in right of payment to any of its future subordinated indebtedness;

•	rank equally in right of payment with any of its existing and future senior indebtedness;

•	be effectively senior in right of payment to any unsecured indebtedness to the extent of the collateral securing the notes;

•	be effectively equal in right of payment with indebtedness under the cash flow credit facility and the first lien notes to the extent of the collateral securing such indebtedness;

•	be effectively subordinated in right of payment to all indebtedness under the asset-based revolving credit facility to the extent of the shared collateral securing such indebtedness; and

•	be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of our non-guarantor subsidiaries (other than indebtedness and liabilities owed to us or one of our guarantor subsidiaries).

As of June 30, 2014, on an as adjusted basis after giving effect to the notes offered hereby and the use of proceeds therefrom as described under “Use of Proceeds”:

•	the notes and related guarantees would have been effectively senior in right of payment to $9.698 billion of unsecured debt, effectively equal in right of payment to approximately $5.838 billion of senior secured indebtedness under the cash flow credit facility, $9.100 billion of first lien notes and $233 million of other secured debt, and effectively junior in right in payment to $2.500 billion of indebtedness under the asset-based revolving credit facility, in each case to the extent of the collateral securing such indebtedness;

•	the notes and related guarantees would have been structurally subordinated in right of payment to $231 million of other secured debt of our non-guarantor subsidiaries, which primarily represents capital leases; and

•	we would have had an additional $1.622 billion of unutilized capacity under the senior secured revolving credit facility and no unutilized capacity under the asset-based revolving credit facility.

Guarantees	The notes will be fully and unconditionally guaranteed on a senior unsecured basis by HCA Holdings, Inc. and on a senior secured basis by each of our existing and future direct or indirect wholly owned domestic subsidiaries that guarantees our obligations under our senior secured credit facilities (except for certain special purpose subsidiaries that will only guarantee and pledge their assets under our asset-based revolving credit facility).

Ranking of the Notes Guarantees	Each subsidiary guarantee of the notes will:

•	rank senior in right of payment to all existing and future subordinated indebtedness of the guarantor subsidiary;

•	rank equally in right of payment with all existing and future senior indebtedness of the guarantor subsidiary;

•	be effectively senior in right of payment to any guarantees of unsecured indebtedness to the extent of the value of the collateral securing the notes;

•	be effectively equal in right of payment with the guarantees of the cash flow credit facility and the first lien notes to the extent of the subsidiary guarantor’s collateral securing such indebtedness;

•	be effectively subordinated in right of payment to the guarantees of the asset-based revolving credit facility to the extent of the guarantor subsidiary’s collateral securing such indebtedness; and

•	be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of its non-guarantor subsidiaries (other than indebtedness and liabilities owed to us or one of our guarantor subsidiaries).

Any subsidiary guarantee of the notes will be released in the event such guarantee is released under the senior secured credit facilities.

As of and for the fiscal year ended December 31, 2013, our non-guarantor subsidiaries accounted for approximately $16.402 billion, or 48.0%, of our total revenues, and approximately $3.199 billion, or 48.7%, of our total Adjusted EBITDA, and approximately $14.925 billion, or 51.8%, of our total assets, and approximately $7.179 billion, or 20.1%, of our total liabilities.

Security	The notes and related subsidiary guarantees will be secured by first-priority liens, subject to permitted liens, on certain of the assets of HCA Inc. and the subsidiary guarantors that secure our cash flow credit facility and the first lien notes on a pari passu basis, including:

•	capital stock of substantially all wholly owned first-tier subsidiaries of HCA Inc. or of subsidiary guarantors of the first lien notes (but limited to 65% of the voting stock of any such wholly owned first-tier subsidiary that is a foreign subsidiary); and

•	substantially all tangible and intangible assets of our company and each subsidiary guarantor, other than (1) other properties that do not secure our senior secured credit facilities, (2) deposit accounts, other bank or securities accounts and cash, (3) leaseholds and motor vehicles; provided that, with respect to the portion of the collateral comprised of real property, we will have up to 90 days following the issue date of the notes to complete those actions required to perfect the first-priority lien on such collateral and (4) certain receivables collateral that only secures our asset-based revolving credit facility, in each case subject to exceptions, and except that the lien on properties defined as “principal properties” under our existing indenture dated as of December 16, 1993, so long as such indenture remains in effect, will be limited to securing a portion of the indebtedness under the notes, our cash flow credit facility and the first lien notes that, in the aggregate, does not exceed 10% of our consolidated net tangible assets.

The notes and the related subsidiary guarantees will be secured by second-priority liens, subject to permitted liens, on certain receivables of HCA Inc. and the subsidiary guarantors that secure our asset-based revolving credit facility on a first-priority basis. See “Description of the Notes—Security.”

In the event the notes have investment grade ratings from both Moody’s Investors Service, Inc. and Standard & Poor’s, the collateral securing the notes and the related subsidiary guarantees will be released. In addition, to the extent the collateral is released as security for the senior secured credit facilities, it will also be released as security for the notes offered hereby and the related subsidiary guarantees. See “Description of the Notes—Certain Covenants—Covenant termination and release of collateral.”

Covenants	The indentures governing the notes will contain covenants limiting the Issuer’s and certain of its subsidiaries’ ability to:

•	create liens on certain assets to secure debt;

•	engage in certain sale and lease-back transactions;

•	sell certain assets; and

•	consolidate, merge, sell or otherwise dispose of all or substantially all of its assets.

These covenants are subject to a number of important limitations and exceptions. See “Description of the Notes.”

These covenants will cease to apply in the event that either (i) the notes have investment grade ratings from both Moody’s Investors Service, Inc. and Standard & Poor’s or (ii) the collateral is released as security for the senior secured credit facilities, and instead, the covenants described below under “Investment Grade Covenants” will apply to the notes. See “Description of the Notes—Certain Covenants—Covenant termination and release of collateral.”

Investment Grade Covenants	Upon the occurrence of (i) an Investment Grade Rating Event or (ii) release of the collateral under the senior secured credit facilities, the indentures governing the notes will only contain covenants limiting the Issuer’s and certain of its subsidiaries’ ability to:

•	create liens on certain assets to secure debt;

•	engage in certain sale and lease back transactions; and

•	consolidate, merge, sell or otherwise dispose of all or substantially all of its assets.

See “Description of the Notes—Investment Grade Covenants.”

Optional Redemption	The Issuer may redeem each series of notes, at any time in whole or from time to time in part, at the redemption prices described in this prospectus supplement. See “Description of the Notes—Optional Redemption.”

Change of Control Offer	Upon the occurrence of a change of control, you will have the right, as holders of the notes, to require the Issuer to repurchase some or all of your notes at 101% of their face amount, plus accrued and unpaid interest to the repurchase date. See “Description of the Notes—Repurchase at the Option of Holders—Change of Control.”

The Issuer may not be able to pay you the required price for notes you present to it at the time of a change of control, because:

•	the Issuer may not have enough funds at that time; or

•	the terms of our indebtedness under the senior secured credit facilities may prevent it from making such payment.

Your right to require the Issuer to repurchase the notes upon the occurrence of a change of control will cease to apply to the notes at all times during which such notes have investment grade ratings from both Moody’s Investors Service, Inc. and Standard & Poor’s. See “Description of the Notes—Certain Covenants—Covenant Suspension.”

No Prior Market	Each series of notes will be new securities for which there is currently no market. Although the underwriters have informed the Issuer that they intend to make a market in the notes, they are not obligated to do so, and they may discontinue market making activities at any time without notice. Accordingly, the Issuer cannot assure you that a liquid market for the notes will develop or be maintained.

Use of Proceeds	We estimate that our net proceeds from this offering, after deducting underwriter discounts and commissions and estimated offering expenses, will be approximately $1.978 billion.

We intend to use the net proceeds from the notes offered hereby to redeem all of our outstanding $1.400 billion aggregate principal amount of 7 1⁄4% senior secured notes due 2020, for related fees and expenses and for general corporate purposes. See “Use of Proceeds” and “Capitalization.”

Conflicts of Interest	Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, investment banking, commercial banking and other services for us for which they received or will receive customary fees and expenses.

RISK FACTORS

You should consider carefully all of the information set forth and incorporated by reference in this prospectus supplement and the accompanying prospectus and, in particular, should evaluate the specific factors set forth and incorporated by reference in the section entitled “Risk Factors,” including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2013, for an explanation of certain risks of investing in the notes, including risks related to our industry and business.

SUMMARY FINANCIAL DATA

The following table sets forth our summary financial and operating data as of and for the periods indicated. The financial data as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011 have been derived from our consolidated financial statements incorporated by reference into this prospectus supplement, which have been audited by Ernst & Young LLP, independent registered public accounting firm. The financial data as of December 31, 2011 have been derived from our consolidated financial statements audited by Ernst & Young LLP that are not included or incorporated by reference herein.

The summary financial data as of June 30, 2014 and for the six months ended June 30, 2014 and 2013 have been derived from our unaudited condensed consolidated financial statements incorporated by reference in this prospectus supplement. The summary financial data as of June 30, 2013 have been derived from our unaudited condensed consolidated financial statements that are not included or incorporated by reference herein. The unaudited financial data presented have been prepared on a basis consistent with our audited consolidated financial statements. In the opinion of management, such unaudited financial data reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

The summary financial and operating data should be read in conjunction with “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and the related notes thereto incorporated by reference into this prospectus supplement.

	Years ended December 31,			Six months ended June 30,
	2013	2012	2011	2014	2013
				(unaudited)
	(dollars in millions)
Income Statement Data:
Revenues before provision for doubtful accounts	$38,040	$36,783	$32,506	$19,641	$18,667
Provision for doubtful accounts	3,858	3,770	2,824	1,579	1,777

Revenues	34,182	33,013	29,682	18,062	16,890

Salaries and benefits	15,646	15,089	13,440	8,148	7,765
Supplies	5,970	5,717	5,179	3,064	2,949
Other operating expenses	6,237	6,048	5,470	3,289	3,030
Electronic health record incentive income	(216)	(336)	(210)	(65)	(91)
Equity in earnings of affiliates	(29)	(36)	(258)	(18)	(20)
Depreciation and amortization	1,753	1,679	1,465	901	849
Interest expense	1,848	1,798	2,037	887	934
Losses (gains) on sales of facilities	10	(15)	(142)	(32)	12
Legal claim costs	—	175	—	78	—
Gain on acquisition of controlling interest in equity investment	—	—	(1,522)	—	—
Losses on retirement of debt	17	—	481	226	17
Termination of management agreement	—	—	181	—	—

	31,236	30,119	26,121	16,478	15,455

Income before income taxes	2,946	2,894	3,561	1,584	1,445
Provision for income taxes	950	888	719	498	470

Net income	1,996	2,006	2,842	1,086	975
Net income attributable to noncontrolling interests	440	401	377	256	208

Net income attributable to HCA Holdings, Inc.	$1,556	$1,605	$2,465	$830	$767

	Years ended December 31,			Six months ended June 30,
	2013	2012	2011	2014	2013
				(unaudited)
	(dollars in millions)
Statement of Cash Flows Data:
Cash flows provided by operating activities	$3,680	$4,175	$3,933	$1,693	$1,554
Cash flows used in investing activities	(2,346)	(2,063)	(2,995)	(864)	(790)
Cash flows used in financing activities	(1,625)	(1,780)	(976)	(585)	(1,007)
Other Financial Data:
EBITDA(1)	$6,107	$5,970	$6,686	$3,116	$3,020
Adjusted EBITDA(1)	6,574	6,531	6,061	3,644	3,257
Capital expenditures	(1,943)	(1,862)	(1,679)	(913)	(896)
Ratio of earnings to fixed charges	2.41	2.44	2.59	2.58	2.37
Operating Data:(2)
Number of hospitals at end of period(3)	165	162	163	165	161
Number of freestanding outpatient surgical centers at end of period(3)	115	112	108	115	114
Number of licensed beds at end of period(4)	42,896	41,804	41,594	43,025	41,792
Weighted average licensed beds(5)	42,133	41,795	39,735	42,989	41,855
Admissions(6)	1,744,100	1,740,700	1,620,400	887,900	877,200
Equivalent admissions(7)	2,844,700	2,832,100	2,595,900	1,447,200	1,416,700
Average length of stay (days)(8)	4.8	4.7	4.8	4.9	4.8
Average daily census(9)	22,853	22,521	21,123	23,938	23,331
Occupancy(10)	54%	54%	53%	56%	56%
Emergency room visits(11)	6,968,100	6,912,000	6,143,500	3,614,800	3,475,700
Outpatient surgeries(12)	881,900	873,600	799,200	435,500	433,300
Inpatient surgeries(13)	508,800	506,500	484,500	255,000	251,200
Days revenues in accounts receivable(14)	54	51	52	54	53
Outpatient revenues as a percentage of patient revenues(15)	38%	38%	37%	37%	37%
Balance Sheet Data:
Cash and cash equivalents	$414	$705	$373	$658	$462
Working capital(16)	2,342	1,591	1,679	2,877	1,771
Property, plant and equipment, net	13,619	13,185	12,834	13,721	13,229
Total assets	28,831	28,075	26,898	29,822	27,934
Total debt	28,376	28,930	27,052	28,988	28,200
Stockholders’ deficit attributable to HCA Holdings, Inc.	(8,270)	(9,660)	(8,258)	(7,990)	(8,823)
Noncontrolling interests	1,342	1,319	1,244	1,402	1,338

Total stockholders’ deficit	(6,928)	(8,341)	(7,014)	(6,588)	(7,485)

(1)	EBITDA, a measure used by management to evaluate operating performance, is defined as net income attributable to HCA Holdings, Inc. plus (i) provision for income taxes, (ii) interest expense and (iii) depreciation and amortization. EBITDA is not a recognized term under generally accepted accounting principles (“GAAP”) and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and other debt service requirements. Management believes EBITDA is helpful to investors and our management in highlighting trends because EBITDA excludes the results of decisions outside the control of operating management and that can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures of other companies.

Adjusted EBITDA is defined as EBITDA, adjusted to exclude net income attributable to noncontrolling interests, losses (gains) on sales of facilities, legal claim costs, gain on acquisition of controlling interest in equity investment, losses on retirement of debt and termination of management agreement. We believe Adjusted EBITDA is an important measure that supplements discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon Adjusted EBITDA as the primary measure to review and assess operating performance of its hospital facilities and their management teams. Adjusted EBITDA target amounts are the performance measures utilized in our annual incentive compensation programs and are vesting conditions for a portion of our stock option grants. Management and investors review both the overall performance (GAAP net income attributable to HCA Holdings, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that losses (gains) on sales of facilities, legal claim costs and losses on retirement of debt will occur in future periods, but the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our health care facilities and complicate period comparisons of our results of operations and operations comparisons with other health care companies. Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States, and should not be considered an alternative to net income attributable to HCA Holdings, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies. There may be additional adjustments to Adjusted EBITDA under our agreements governing our material debt obligations, including the notes offered hereby.

EBITDA and Adjusted EBITDA are calculated as follows:

	Years ended December 31,			Six months ended June 30,
	2013	2012	2011	2014	2013
				(unaudited)
	(dollars in millions)
Net income attributable to HCA Holdings, Inc.	$1,556	$1,605	$2,465	$830	$767
Provision for income taxes	950	888	719	498	470
Interest expense	1,848	1,798	2,037	887	934
Depreciation and amortization	1,753	1,679	1,465	901	849

EBITDA	6,107	5,970	6,686	3,116	3,020

Net income attributable to noncontrolling interests(i)	440	401	377	256	208
Losses (gains) on sales of facilities(ii)	10	(15)	(142)	(32)	12
Legal claim costs(iii)	—	175	—	78	—
Gain on acquisition of controlling interest in equity investment(iv)	—	—	(1,522)	—	—
Losses on retirement of debt(v)	17	—	481	226	17
Termination of management agreement(vi)	—	—	181	—	—

Adjusted EBITDA	$6,574	$6,531	$6,061	$3,644	$3,257

(i)	Represents the add-back of net income attributable to noncontrolling interests.

(ii)	Represents the add-back of losses and elimination of gains on sales of facilities.

(iii)	Represents the add-back of legal claim costs.

(iv)	Represents the elimination of gain on acquisition of controlling interest in equity investment.

(v)	Represents the add-back of losses on retirement of debt.

(vi)	Represents the add-back of termination of management agreement.

(2)	The operating data set forth in this table includes only those facilities that are consolidated for financial reporting purposes.

(3)	Excludes facilities that are not consolidated (accounted for using the equity method) for financial reporting purposes.

(4)	Licensed beds are those beds for which a facility has been granted approval to operate from the applicable state licensing agency.

(5)	Represents the average number of licensed beds, weighted based on periods owned.

(6)	Represents the total number of patients admitted to our hospitals and is used by management and certain investors as a general measure of inpatient volume.

(7)	Equivalent admissions are used by management and certain investors as a general measure of combined inpatient and outpatient volume. Equivalent admissions are computed by multiplying admissions (inpatient volume) by the sum of gross inpatient revenues and gross outpatient revenues and then dividing the resulting amount by gross inpatient revenues. The equivalent admissions computation “equates” outpatient revenues to the volume measure (admissions) used to measure inpatient volume, resulting in a general measure of combined inpatient and outpatient volume.

(8)	Represents the average number of days admitted patients stay in our hospitals.

(9)	Represents the average number of patients in our hospital beds each day.

(10)	Represents the percentage of hospital licensed beds occupied by patients. Both average daily census and occupancy rate provide measures of the utilization of inpatient rooms.

(11)	Represents the number of patients treated in our emergency rooms.

(12)	Represents the number of surgeries performed on patients who were not admitted to our hospitals. Pain management and endoscopy procedures are not included in outpatient surgeries.

(13)	Represents the number of surgeries performed on patients who have been admitted to our hospitals. Pain management and endoscopy procedures are not included in inpatient surgeries.

(14)	For the years ended December 31, 2013, 2012 and 2011, revenues per day is calculated by dividing the revenues for the fourth quarter of each year by the days in the period. For the six months ended June 30, 2014 and 2013, revenues per day is calculated by dividing the revenues for the second quarter by the days in the quarter. Days revenues in accounts receivable is then calculated as accounts receivable, net of the allowance for doubtful accounts, at the end of the period divided by revenues per day.

(15)	Represents the percentage of patient revenues related to patients who are not admitted to our hospitals.

(16)	We define working capital as current assets minus current liabilities.

RISK FACTORS

You should carefully consider the Risk Factors set forth below as well as the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before purchasing the notes, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2013. This prospectus supplement and the accompanying prospectus contain forward-looking statements that involve risk and uncertainties. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or part of your original investment.

Risks Related to the Notes

Our substantial leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our obligations.

We are highly leveraged. As of June 30, 2014, on an as adjusted basis after giving effect to the notes offered hereby and the use of proceeds therefrom, our total indebtedness would have been $29.597 billion. As of June 30, 2014, on an as adjusted basis after giving effect to the notes offered hereby and the use of proceeds therefrom, the Issuer would have had availability of $1.662 billion under its senior secured revolving credit facility and none under its asset-based revolving credit facility, after giving effect to letters of credit and borrowing base limitations. Our high degree of leverage could have important consequences, including:

•	increasing our vulnerability to downturns or adverse changes in general economic, industry or competitive conditions and adverse changes in government regulations;

•	requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow to fund our operations, capital expenditures and future business opportunities;

•	exposing us to the risk of increased interest rates as certain of our unhedged borrowings are at variable rates of interest;

•	limiting our ability to make strategic acquisitions or causing us to make nonstrategic divestitures;

•	limiting our ability to obtain additional financing for working capital, capital expenditures, product or service line development, debt service requirements, acquisitions and general corporate or other purposes; and

•	limiting our ability to adjust to changing market conditions and placing us at a competitive disadvantage compared to our competitors who are less highly leveraged.

We have the ability to incur additional indebtedness in the future, subject to the restrictions contained in our senior secured credit facilities and the indentures governing our outstanding senior secured notes and the indentures governing the notes offered hereby. If new indebtedness is added to our current debt levels, the related risks that we now face could intensify. In addition, the condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the notes.

We may not be able to generate sufficient cash to service all of our indebtedness and may not be able to refinance our indebtedness on favorable terms. If we are unable to do so, we may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

In addition, we conduct our operations through our subsidiaries. Accordingly, repayment of our indebtedness is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us by dividend, debt repayment or otherwise. Except for subsidiaries that are or become guarantors of the notes, our subsidiaries will not have any obligation to pay amounts due on the notes or our other indebtedness or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness. The agreements governing the current and future indebtedness of the Issuer’s subsidiaries may not permit the Issuer’s subsidiaries to provide the Issuer with sufficient dividends, distributions or loans to fund scheduled interest and principal payments on these notes when due. The terms of our senior secured credit facilities and the indentures governing our outstanding notes significantly restrict the Issuer’s and its subsidiaries from paying dividends and otherwise transferring assets to the Issuer. Each subsidiary is a distinct legal entity, and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries.

We may find it necessary or prudent to refinance our outstanding indebtedness with longer-maturity debt at a higher interest rate. Our ability to refinance our indebtedness on favorable terms, or at all, is directly affected by the current global economic and financial conditions. In addition, our ability to incur secured indebtedness (which would generally enable us to achieve better pricing than the incurrence of unsecured indebtedness) depends in part on the value of our assets, which depends, in turn, on the strength of our cash flows and results of operations, and on economic and market conditions and other factors.

If our cash flows and capital resources are insufficient to fund our debt service obligations or we are unable to refinance our indebtedness, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. If our operating results and available cash are insufficient to meet our debt service obligations, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions, or the proceeds from the dispositions may not be adequate to meet any debt service obligations then due.

Our debt agreements contain restrictions that limit our flexibility in operating our business.

Our senior secured credit facilities and the indentures governing our outstanding notes contain, and the indentures governing the notes offered hereby will contain, various covenants that limit our ability to engage in specified types of transactions. These covenants limit our and certain of our subsidiaries’ ability to, among other things:

•	incur additional indebtedness or issue certain preferred shares;

•	pay dividends on, repurchase or make distributions in respect of our capital stock or make other restricted payments;

•	make certain investments;

•	sell or transfer assets;

•	create liens;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and

•	enter into certain transactions with our affiliates.

Under our asset-based revolving credit facility, when (and for as long as) the combined availability under our asset-based revolving credit facility and our senior secured revolving credit facility is less than a specified amount for a certain period of time or, if a payment or bankruptcy event of default has occurred and is continuing, funds deposited into any of our depository accounts will be transferred on a daily basis into a blocked account with the administrative agent and applied to prepay loans under the asset-based revolving credit facility and to cash collateralize letters of credit issued thereunder.

Under our senior secured credit facilities, we are required to satisfy and maintain specified financial ratios. Our ability to meet those financial ratios can be affected by events beyond our control, and there can be no assurance we will continue to meet those ratios. A breach of any of these covenants could result in a default under both the cash flow credit facility and the asset-based revolving credit facility. Upon the occurrence of an event of default under the senior secured credit facilities, the lenders thereunder could elect to declare all amounts outstanding under the senior secured credit facilities to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under the senior secured credit facilities could proceed against the collateral granted to them to secure such indebtedness. We have pledged a significant portion of our assets under our senior secured credit facilities and that collateral is also pledged as collateral under our first lien notes. If any of the lenders under the senior secured credit facilities accelerate the repayment of borrowings, there can be no assurance there will be sufficient assets to repay the senior secured credit facilities, the first lien notes and the notes offered hereby.

Federal and state fraudulent transfer laws may permit a court to void the guarantees, and, if that occurs, you may not receive any payments on the notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of the guarantees. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes or guarantees could be voided as a fraudulent transfer or conveyance if (1) we or any of the guarantors, as applicable, issued the notes or incurred the guarantees with the intent of hindering, delaying or defrauding creditors or (2) we or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the guarantees and, in the case of (2) only, one of the following is also true at the time thereof:

•	we or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the guarantees;

•	the issuance of the notes or the incurrence of the guarantees left us or any of the guarantors, as applicable, with an unreasonably small amount of capital to carry on the business;

•	we or any of the guarantors intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantor’s ability to pay as they mature; or

•	we were or any of the guarantors was a defendant in an action for money damages, or had a judgment for money damages docketed against us or such guarantor if, in either case, after final judgment, the judgment was unsatisfied.

If a court were to find that the issuance of the notes or the incurrence of the guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or such guarantee or further subordinate the notes or such guarantee to presently existing and future indebtedness of ours or of the related guarantor, or require the holders of the notes to repay any amounts received with respect to such guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the voidance of the notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of such debt.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or otherwise retire or redeem equity securities issued by the debtor.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the guarantees would not be further subordinated to our or any of our guarantors’ other debt. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

If we default on our obligations to pay our indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under our senior secured credit facilities that is not waived by the required lenders or a default under the indentures governing our existing secured notes, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including covenants in our senior secured credit facilities, the indentures governing the existing secured notes and the indentures governing the notes), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our senior secured credit facilities could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our senior secured credit facilities to avoid being in default. If we breach our covenants under our senior secured credit facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under the instrument governing that indebtedness, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.

Each series of notes are a new issue of securities for which there is no established public market. The underwriters have advised us that they intend to make a market in the notes as permitted by applicable laws and regulations; however, the underwriters are not obligated to make a market in the notes, and they may discontinue their market-making activities at any time without notice. Therefore, we cannot assure you that an active market for the notes will develop or, if developed, that it will continue.

The conditions of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the notes. Historically, the market for non investment-grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes.

We cannot assure you that the market, if any, for the notes will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which you may sell your notes. In addition, subsequent to their initial issuance, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

The Issuer may not be able to repurchase the notes upon a change of control.

Under certain circumstances, and upon the occurrence of specific kinds of change of control events, the Issuer will be required to offer to repurchase all outstanding notes at 101% of their principal amount plus accrued and unpaid interest. The source of funds for any such purchase of the notes will be the Issuer’s available cash or cash generated from its subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. The Issuer may not be able to repurchase the notes upon a change of control because the Issuer may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control. Further, the Issuer is contractually restricted under the terms of the senior secured credit facilities from repurchasing all of the notes tendered by holders upon a change of control. Accordingly, the Issuer may not be able to satisfy our obligations to purchase the notes unless it is able to refinance or obtain waivers under the instruments governing that indebtedness. The Issuer’s failure to repurchase the notes upon a change of control would cause a default under the indentures and a cross-default under the instruments governing our senior secured credit facilities and the indentures governing the existing secured notes. The instruments governing the senior secured credit facilities also provide that a change of control will be a default that permits lenders to accelerate the maturity of borrowings thereunder. Any of the Issuer’s future debt agreements may contain similar provisions.

Claims of noteholders will be structurally subordinated to claims of creditors of all of our non-U.S. subsidiaries and some of our U.S. subsidiaries because they will not guarantee the notes.

The notes will not be guaranteed by any of our non-U.S. subsidiaries, our less than wholly owned U.S. subsidiaries or certain other U.S. subsidiaries. Accordingly, claims of holders of the notes will be structurally subordinated to the claims of creditors of these non-guarantor subsidiaries, including trade creditors. All obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a guarantor of the notes.

For the fiscal year ended December 31, 2013, our non-guarantor subsidiaries accounted for approximately $16.402 billion, or 48.0%, of our total revenues and approximately $3.199 billion, or 48.7%, of our total Adjusted EBITDA. As of December 31, 2013, our non-guarantor subsidiaries accounted for approximately $14.925 billion, or 51.8%, of our total assets and approximately $7.179 billion, or 20.1%, of our total liabilities.

The secured indebtedness under our senior secured asset-based revolving credit facility will be effectively senior to the notes to the extent of the value of the receivables collateral securing such facility on a first-priority basis.

Our asset-based revolving credit facility has a first-priority lien in the accounts receivable of our company and our domestic subsidiaries, with certain exceptions. Our other senior secured credit facilities and the first lien notes have, and the notes offered hereby will have, a second-priority lien in those receivables (except for those of certain special purpose subsidiaries that only guarantee and pledge their assets under our asset-based revolving credit facility). The indentures governing the existing secured notes permit, and the indentures governing the notes offered hereby will permit, us to incur additional indebtedness secured on a first-priority basis by such assets in the future. The first-priority liens in the collateral securing indebtedness under our asset-based revolving credit facility and any such future indebtedness will be higher in priority as to such collateral than the security interests securing the secured notes and the guarantees, including the notes offered hereby and the related guarantees. Holders of the indebtedness under our asset-based revolving credit facility and any other indebtedness secured by higher priority liens on such collateral will be entitled to receive proceeds from the realization of value of such collateral to repay such indebtedness in full before the holders of the notes will be entitled to any recovery from such collateral. As a result, holders of the notes will only be entitled to receive proceeds from the realization of value of assets securing our asset-based revolving credit facility on a higher priority basis after all indebtedness and other obligations under our asset-based revolving credit facility and any other obligations secured by higher priority liens on such assets are repaid in full. The notes will be effectively junior in right of payment to indebtedness under our asset-based revolving credit facility and any other indebtedness secured by higher priority liens on such collateral to the extent of the realizable value of such collateral. Even if there were receivables collateral or proceeds left over to pay the notes, the first lien notes and the cash flow credit facility after a foreclosure on that collateral and payment of the outstanding amounts under the asset-based revolving credit facility, that collateral would be subject to the first lien intercreditor agreement, and the representative of the lenders under the cash flow credit facility would initially control actions with respect to that collateral. See “—Even though the holders of the notes will benefit from a first-priority lien on the collateral that secures our cash flow credit facility and our first lien notes, the representative of the lenders under the cash flow credit facility will initially control actions with respect to that collateral.”

As of June 30, 2014, on an as adjusted basis after giving effect to the notes offered hereby, the notes offered hereby would have been effectively junior to $2.500 billion of indebtedness outstanding under our asset-based revolving credit facility to the extent of the value of collateral securing such indebtedness.

The value of the collateral securing the notes may not be sufficient to satisfy our obligations under the notes.

No appraisal of the value of the collateral has been made in connection with this offering, and the fair market value of the collateral is subject to fluctuations based on factors that include, among others, general economic conditions and similar factors. The amount to be received upon a sale of the collateral would be dependent on numerous factors, including, but not limited to, the actual fair market value of the collateral at such time, the timing and the manner of the sale and the availability of buyers. By its nature, portions of the collateral may be illiquid and may have no readily ascertainable market value. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, the collateral may not be sold in a timely or orderly manner, and the proceeds from any sale or liquidation of this collateral may not be sufficient to pay our obligations under the notes.

To the extent that liens securing obligations under the senior secured credit facilities and the first lien notes, pre-existing liens, liens permitted under the indentures governing the notes offered hereby and other rights, including liens on excluded assets, such as those securing purchase money obligations and capital lease obligations granted to other parties (in addition to the holders of any other obligations secured by higher priority liens), encumber any of the collateral securing the notes and the guarantees, those parties have or may exercise rights and remedies with respect to the collateral that could adversely affect the value of the collateral and the ability of the collateral agent, the trustee under the indentures governing the notes offered hereby or the holders of the notes to realize or foreclose on the collateral.

The notes and the related guarantees will be secured, subject to permitted liens, by a first-priority lien in the collateral that secures our cash flow credit facility and our first lien notes on a first-priority basis and will share equally in right of payment to the extent of the value of such collateral securing such cash flow credit facility and first lien notes on a first-priority basis. The indentures governing the notes offered hereby will permit us to incur additional indebtedness secured by a lien that ranks equally with the notes. Any such indebtedness may further limit the recovery from the realization of the value of such collateral available to satisfy holders of the notes.

There may not be sufficient collateral to pay off all amounts we may borrow under our senior secured credit facilities, the first lien notes, the notes offered hereby and additional notes that we may offer that would be secured on the same basis as the notes offered hereby. Liquidating the collateral securing the notes may not result in proceeds in an amount sufficient to pay any amounts due under the notes after also satisfying the obligations to pay any creditors with prior liens. If the proceeds of any sale of collateral are not sufficient to repay all amounts due on the notes, the holders of the notes (to the extent not repaid from the proceeds of the sale of the collateral) would have only a senior unsecured, unsubordinated claim against our and the subsidiary guarantors’ remaining assets.

The lien ranking provisions of the indentures and other agreements relating to the collateral securing the notes on a second priority basis will limit the rights of holders of the notes with respect to that collateral, even during an event of default.

The rights of the holders of the notes with respect to the receivables collateral that secures the asset-based revolving credit facility on a first-priority basis and that secures our cash flow credit facility and our first lien notes, and will secure the notes offered hereby, on a second-priority basis will be substantially limited by the terms of the lien ranking agreements set forth in the indentures and the applicable receivables intercreditor agreement, even during an event of default. Under the indentures and the applicable receivables intercreditor agreement, at any time that obligations that have the benefit of the higher priority liens are outstanding, any actions that may be taken with respect to such collateral, including the ability to cause the commencement of enforcement proceedings against such collateral, to control the conduct of such proceedings and to approve amendments to releases of such collateral from the lien of, and waive past defaults under, such documents relating to such collateral, will be at the direction of the holders of the obligations secured by the first-priority liens, and the holders of the notes secured by lower-priority liens may be adversely affected.

In addition, the indentures and the applicable receivables intercreditor agreement will contain certain provisions benefiting holders of indebtedness under our asset-based revolving credit facility, including provisions requiring the trustee and the collateral agent not to object following the filing of a bankruptcy petition to certain important matters regarding the receivables collateral. After such filing, the value of this collateral could materially deteriorate, and holders of the notes would be unable to raise an objection.

The receivables collateral that will secure the notes and guarantees on a lower-priority basis will also be subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the lenders under our asset-based revolving credit facility, whether on or after the date the notes and guarantees are issued. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the collateral securing the notes, as well as the ability of the collateral agent to realize or foreclose on such collateral. The underwriters have neither analyzed the effect of, nor participated in any negotiations relating to, such exceptions, defects, encumbrances, liens and imperfections, and the existence thereof could adversely affect the value of the collateral that will secure the notes as well as the ability of the collateral agent to realize or foreclose on such collateral.

Even though the holders of the notes will benefit from a first-priority lien on the collateral that secures our cash flow credit facility and our first lien notes, the representative of the lenders under the cash flow credit facility will initially control actions with respect to that collateral.

The rights of the holders of the notes with respect to the collateral that will secure the notes on a first-priority basis will be subject to a first lien intercreditor agreement among all holders of obligations secured by that collateral on a first-priority basis, including the obligations under our cash flow credit facility and our first lien notes. Under that intercreditor agreement, any actions that may be taken with respect to such collateral, including the ability to cause the commencement of enforcement proceedings against such collateral, to control such proceedings and to approve amendments to releases of such collateral from the lien of, and waive past defaults under, such documents relating to such collateral, will be at the direction of the authorized representative of the lenders under the cash flow credit facility until (1) our obligations under the cash flow credit facility are discharged (which discharge does not include certain refinancings of the cash flow credit facility) or (2) 90 days after the occurrence of an event of default under the indentures governing the first lien notes or the indentures governing the notes offered hereby. Under the circumstances described in clause (2) of the preceding sentence, the authorized representative of the holders of the indebtedness that represents the largest outstanding principal amount of indebtedness secured by a first-priority lien on the collateral (other than the cash flow credit facility) and has complied with the applicable notice provisions gains the right to take actions with respect to the collateral.

Even if the authorized representative of the notes offered hereby gains the right to direct the collateral agent in the circumstances described in clause (2) above, the authorized representative must stop doing so (and those powers with respect to the collateral would revert to the authorized representative of the lenders under the cash flow credit facility) if the lenders’ authorized representative has commenced and is diligently pursuing enforcement action with respect to the collateral or the grantor of the security interest in that collateral (whether our company or the applicable subsidiary guarantor) is then a debtor under or with respect to (or otherwise subject to) an insolvency or liquidation proceeding.

In addition, the senior secured credit facilities permit, the indentures governing the existing secured notes permit and the indentures governing the notes offered hereby will permit us to issue additional series of secured notes that also have a first-priority lien on the same collateral. As explained above, any time that the representative of the lenders under the cash flow credit facility does not have the right to take actions with respect to the collateral pursuant to the first lien intercreditor agreement, that right passes to the authorized representative of the holders of the next largest outstanding principal amount of indebtedness secured by a first-priority lien on the collateral. If we issue additional first lien notes in the future in a greater principal amount than the notes offered hereby, then the authorized representative for those additional secured notes would be earlier in line to exercise rights under the first lien intercreditor agreement than the authorized representative for the notes offered hereby.

Under the first lien intercreditor agreement, the authorized representative of the holders of the notes offered hereby may not object following the filing of a bankruptcy petition to any debtor-in-possession financing or to the use of the shared collateral to secure that financing, subject to conditions and limited exceptions. After such a filing, the value of this collateral could materially deteriorate, and holders of the notes would be unable to raise an objection.

The collateral that will secure the notes and guarantees on a first-priority basis will also be subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the authorized representative of the lenders under our cash flow credit facility or of a series of first lien notes during any period that such authorized representative controls actions with respect to the collateral pursuant to the first lien intercreditor agreement. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the collateral securing the notes as well as the ability of the collateral agent to realize or foreclose on such collateral for the benefit of the holders of the notes. The underwriters have neither analyzed the effect of, nor participated in any negotiations relating to, such exceptions, defects, encumbrances, liens and imperfections, and the existence thereof could adversely affect the value of the collateral that will secure the notes as well as the ability of the collateral agent to realize or foreclose on such collateral for the benefit of the holders of the notes.

We will in most cases have control over the collateral, and the sale of particular assets by us could reduce the pool of assets securing the notes and the guarantees.

The collateral documents allow us to remain in possession of, retain exclusive control over, freely operate, and collect, invest and dispose of any income from, the collateral securing the notes and the guarantees, except, under certain circumstances, cash transferred to accounts controlled by the administrative agent under our asset-based revolving credit facility.

In addition, we will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act of 1939 (the “Trust Indenture Act”) if we determine, in good faith based on advice of counsel, that, under the terms of that Section and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or such portion of Section 314(d) of the Trust Indenture Act is inapplicable to the released collateral. For example, so long as no default or event of default under the indenture would result therefrom and such transaction would not violate the Trust Indenture Act, we may, among other things, without any release or consent by the indenture trustee, conduct ordinary course activities with respect to collateral, such as selling, factoring, abandoning or otherwise disposing of collateral and making ordinary course cash payments (including repayments of indebtedness). See “Description of the Notes.”

There are circumstances other than repayment or discharge of the notes under which the collateral securing the notes and guarantees will be released automatically, without your consent or the consent of the trustee.

Under various circumstances, collateral securing the notes will be released automatically, including:

•	a sale, transfer or other disposal of such collateral in a transaction not prohibited under the indentures;

•	with respect to collateral held by a guarantor, upon the release of such guarantor from its guarantee;

•	with respect to collateral that is capital stock, upon the dissolution of the issuer of such capital stock in accordance with the indentures;

•	with respect to any receivables collateral in which the notes have a second-priority lien, upon any release by the lenders under our asset-based revolving credit facility of their first-priority security interest in such collateral; provided that, if the release occurs in connection with a foreclosure or exercise of remedies by the collateral agent for the lenders under our asset-based revolving credit facility, the lien on that collateral will be automatically released but any proceeds thereof not used to repay the obligations under our asset-based revolving credit facility will be subject to a lien in favor of the collateral agent for the secured noteholders and our cash flow credit facility;

•	with respect to the collateral upon which the notes have a first-priority lien, upon any release by the lenders under the cash flow credit facility (including in connection with a foreclosure or exercise of remedies with respect to that collateral directed by the authorized representative of the lenders under our cash flow credit facility during any period that such authorized representative controls actions with respect to the collateral pursuant to the first lien intercreditor agreement); and

•	the collateral securing the notes will be released once the notes achieve investment grade ratings from Moody’s Investors Service, Inc. and Standard & Poor’s Rating Services, and at such time no default or event of default has occurred and is continuing.

Even though the holders of the notes share ratably with the lenders under our cash flow credit facility, the authorized representative of the lenders under our cash flow credit facility will initially control actions with respect to the collateral, whether or not the holders of the notes agree or disagree with those actions. See “—Even though the holders of the notes will benefit from a first-priority lien on the collateral that secures our cash flow credit facility and our first lien notes, the representative of the lenders under the cash flow credit facility will initially control actions with respect to that collateral.”

In addition, the guarantee of a subsidiary guarantor will be automatically released to the extent it is released under the senior secured credit facilities or in connection with a sale of such subsidiary guarantor in a transaction not prohibited by the indenture.

The indentures will also permit us to designate one or more of our restricted subsidiaries that is a guarantor of the notes as an unrestricted subsidiary. If we designate a subsidiary guarantor as an unrestricted subsidiary for purposes of the indentures governing the notes, all of the liens on any collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the notes by such subsidiary or any of its subsidiaries will be released under the indenture but not necessarily under our senior secured credit facilities. Designation of an unrestricted subsidiary will reduce the aggregate value of the collateral securing the notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a senior claim on the assets of such unrestricted subsidiary and its subsidiaries. See “Description of the Notes.”

The imposition of certain permitted liens will cause the assets on which such liens are imposed to be excluded from the collateral securing the notes and the guarantees. There are also certain other categories of property that are excluded from the collateral.

The indentures will permit liens in favor of third parties to secure additional debt, including purchase money indebtedness and capital lease obligations, and any assets subject to such liens will be automatically excluded from the collateral securing the notes and the guarantees. Our ability to incur purchase money indebtedness and capital lease obligations is subject to the limitations as described in “Description of the Notes.” In addition, certain categories of assets are excluded from the collateral securing the notes and the guarantees. Excluded assets include the assets of our non-guarantor subsidiaries and equity investees, certain capital stock and other securities of our subsidiaries and equity investees, certain properties that do not secure our senior secured credit facilities (including certain European collateral), deposit accounts, other bank or securities accounts, cash, leaseholds and motor vehicles, and the proceeds from any of the foregoing. Also, the lien on properties defined as “principal properties” under our existing indenture dated as of December 16, 1993, so long as that indenture remains in effect, will be limited to securing a portion of the indebtedness under our cash flow credit facility, the first lien notes and the notes offered hereby that, in the aggregate, does not exceed 10% of our consolidated net tangible assets. See “Description of the Notes.” If an event of default occurs and the notes are accelerated, the notes and the guarantees will rank equally with the holders of other unsubordinated and unsecured indebtedness of the relevant entity with respect to such excluded property.

As of December 31, 2013, our non-guarantor subsidiaries accounted for approximately $14.925 billion, or 51.8%, of our total assets and approximately $7.179 billion, or 20.1%, of our total liabilities.

The pledge of the capital stock, other securities and similar items of our subsidiaries that secure the notes will automatically be released from the lien on them and no longer constitute collateral for so long as the pledge of such capital stock or such other securities would require the filing of separate financial statements with the SEC for that subsidiary.

The notes and the guarantees will be secured by a pledge of the stock of some of our subsidiaries. Under the SEC regulations in effect as of the issue date of the notes, if the par value, book value as carried by us or market value (whichever is greatest) of the capital stock, other securities or similar items of a subsidiary pledged as part of the collateral is greater than or equal to 20% of the aggregate principal amount of the notes then outstanding, such subsidiary would be required to provide separate financial statements to the SEC. Therefore, the indenture and the collateral documents provide that any capital stock and other securities of any of our subsidiaries will be excluded from the collateral for so long as the pledge of such capital stock or other securities to secure the notes would cause such subsidiary to be required to file separate financial statements with the SEC pursuant to Rule 3-16 of Regulation S-X (as in effect from time to time).

As a result, holders of the notes could lose a portion or all of their security interest in the capital stock or other securities of those subsidiaries during such period. It may be more difficult, costly and time-consuming for holders of the notes to foreclose on the assets of a subsidiary than to foreclose on its capital stock or other securities, so the proceeds realized upon any such foreclosure could be significantly less than those that would have been received upon any sale of the capital stock or other securities of such subsidiary. See “Description of the Notes—Security.”

Your rights in the collateral may be adversely affected by the failure to perfect security interests in certain collateral in the future.

Applicable law requires that certain property and rights acquired after the grant of a general security interest, such as real property, equipment subject to a certificate and certain proceeds, can only be perfected at the time such property and rights are acquired and identified. The trustee or the collateral agent may not monitor, or we may not inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute collateral, and necessary action may not be taken to properly perfect the security interest in such after-acquired collateral. The collateral agent for the notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest in favor of the notes against third parties. Such failure may result in the loss of the security interest therein or the priority of the security interest in favor of the notes against third parties.

In addition, the documentation related to the notes will provide that the Issuer is obligated to deliver mortgage amendments and related documentation to the collateral agent for the notes within 90 days after the notes are issued in order to provide the holders of such notes a perfected security interest in certain real property we own. Until such time as such mortgage amendments and related documentation are delivered, if at all, such real estate and the value thereof will not constitute collateral securing the notes.

Moreover, in connection with the delivery of the mortgage amendments, we are not required to cause the title insurance policies insuring the existing mortgages to be endorsed in favor of the collateral agent for the benefit of the holders of the notes. Accordingly, there is no independent assurance that no intervening liens exist, which would have priority over the mortgage liens in favor of the collateral agent for the benefit of the holders of the notes.

The collateral is subject to casualty risks.

We intend to maintain insurance or otherwise insure against hazards in a manner appropriate and customary for our business. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. Insurance proceeds may not compensate us fully for our losses. If there is a complete or partial loss of any of the pledged collateral, the insurance proceeds may not be sufficient to satisfy all of the secured obligations, including the notes and the guarantees.

In the event of our bankruptcy, the ability of the holders of the notes to realize upon the collateral will be subject to certain bankruptcy law limitations.

The ability of holders of the notes to realize upon the collateral will be subject to certain bankruptcy law limitations in the event of our bankruptcy. Under applicable U.S. federal bankruptcy laws, secured creditors are prohibited from repossessing their security from a debtor in a bankruptcy case without bankruptcy court approval and may be prohibited from disposing of security repossessed from such a debtor without bankruptcy court approval. Moreover, applicable federal bankruptcy laws generally permit the debtor to continue to retain collateral, including cash collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.”

The meaning of the term “adequate protection” may vary according to the circumstances, but is intended generally to protect the value of the secured creditor’s interest in the collateral at the commencement of the bankruptcy case and may include cash payments or the granting of additional security if and at such times as the court, in its discretion, determines that a diminution in the value of the collateral occurs as a result of the stay of repossession or the disposition of the collateral during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a U.S. bankruptcy court, we cannot predict whether or when the collateral agent for the notes could foreclose upon or sell the collateral or whether or to what extent holders of notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.”

Moreover, the collateral agent may need to evaluate the impact of the potential liabilities before determining to foreclose on collateral consisting of real property, if any, because secured creditors that hold a security interest in real property may be held liable under environmental laws for the costs of remediating or preventing the release or threatened release of hazardous substances at such real property. Consequently, the collateral agent may decline to foreclose on such collateral or exercise remedies available in respect thereof if it does not receive indemnification to its satisfaction from the holders of the notes.

USE OF PROCEEDS

We estimate that our net proceeds from this offering, after deducting underwriter discounts and commissions and estimated offering expenses, will be approximately $1.978 billion.

We intend to use the net proceeds from the notes offered hereby to redeem all of our outstanding $1.400 billion 7 1⁄4% senior secured notes due 2020, to pay related fees and expenses and for general corporate purposes.

Certain of the underwriters and/or their affiliates may be holders of our 7 1⁄4% senior secured notes due 2020 and, accordingly, may receive a portion of the net proceeds of this offering in connection with the redemption of those notes. See “Underwriting.”

CAPITALIZATION

The following table sets forth the capitalization of HCA Holdings, Inc. as of June 30, 2014 on a historical basis and as adjusted to give effect to this offering and the use of proceeds therefrom.

The information in this table should be read in conjunction with “Summary—Summary Financial Data,” included in this prospectus supplement and our consolidated financial statements and related notes and condensed consolidated financial statements and related notes incorporated by reference herein.

	As of June 30, 2014
(dollars in millions) (unaudited)	Actual	As adjusted
Cash and cash equivalents(1)	$658	$1,152

Senior secured credit facilities(2)	$8,338	$8,338
Existing first lien notes(3)	10,491	9,100
Senior secured notes offered hereby	—	2,000
Other secured indebtedness(4)	464	464

Total senior secured indebtedness	19,293	19,902
Unsecured indebtedness(5)	9,695	9,695

Total debt	28,988	29,597

Stockholders’ deficit attributable to HCA Holdings, Inc.	(7,990)	(8,058)
Noncontrolling interests	1,402	1,402

Total stockholders’ deficit	(6,588)	(6,656)

Total capitalization	$22,400	$22,941

(1)	As adjusted reflects an estimated $1.978 billion of net proceeds from this offering calculated after deducting underwriting discounts and commissions and estimated offering expenses and the redemption of all of our outstanding 7 1⁄4% senior secured notes due 2020.

(2)	Consists of (i) a $2.500 billion senior secured asset-based revolving credit facility maturing on March 7, 2019 (the “asset-based revolving credit facility”) ($2.500 billion outstanding at June 30, 2014); (ii) a $2.000 billion senior secured revolving credit facility maturing on February 26, 2019 (the “senior secured revolving credit facility”) ($280 million outstanding at June 30, 2014, without giving effect to outstanding letters of credit); (iii) a $497 million senior secured term loan A-2 facility maturing on May 2, 2016; (iv) a $721 million senior secured term loan A-4 facility maturing on February 2, 2016; (v) a $2.355 billion senior secured term loan B-4 facility maturing on May 1, 2018; and (vi) a $1.985 billion senior secured term loan B-5 facility maturing on March 31, 2017. We refer to the facilities described under (ii) through (vi) above, collectively, as the “cash flow credit facility” and, together with the asset-based revolving credit facility, the “senior secured credit facilities.”

(3)	Consists of (i) $3.000 billion aggregate principal amount of 6.50% first lien notes due 2020 that HCA Inc. issued in August 2011 (the “August 2011 first lien notes”); (ii) $1.350 billion aggregate principal amount of 5.875% first lien notes due 2022 that HCA Inc. issued in February 2012 (the “February 2012 first lien notes”); (iii) $1.250 billion aggregate principal amount of 4.75% first lien notes due 2023 that HCA Inc. issued in October 2012 (the “October 2012 first lien notes”); (iv) $1.500 billion aggregate principal amount of 3.75% first lien notes due 2019 that HCA Inc. issued in March 2014 (the “March 2014 3.75% first lien notes”); and (v) $2.000 billion aggregate principal amount of 5.00% first lien notes due 2024 that HCA Inc. issued in March 2014 (the “March 2014 5.00% first lien notes” and, collectively with the August 2011 first lien notes, the February 2012 first lien notes, the October 2012 first lien notes and the March 2014 3.75% first lien notes, the “first lien notes”). Historical basis includes the senior secured notes being redeemed with the proceeds of this offering. See “Use of Proceeds.”

(4)	Consists of capital leases and other secured debt with a weighted average interest rate of 6.66%.

(5)	Consists of HCA Inc.’s (i) aggregate principal amount of $246 million medium-term notes with maturities ranging from 2014 to 2025 and a weighted average interest rate of 8.28%; (ii) aggregate principal amount of $886 million debentures with maturities ranging from 2015 to 2095 and a weighted average interest rate of 7.55%; (iii) aggregate principal amount of $6.041 billion senior notes with maturities ranging from 2015 to 2033 and a weighted average interest rate of 6.91%; and (iv) $3 million of unamortized debt discounts that reduce the existing indebtedness. Existing unsecured indebtedness also includes HCA Holdings, Inc.’s $1.525 billion aggregate principal amount of 7 3⁄4% senior notes due 2021 and $1.000 billion aggregate principal amount of 6.25% senior notes due 2021. For more information regarding our unsecured and other indebtedness, see “Description of Other Indebtedness.”

DESCRIPTION OF OTHER INDEBTEDNESS

The summaries set forth below are qualified in their entirety by the actual text of the applicable agreements and indentures, each of which has been filed with the SEC and which may be obtained on publicly available websites at the addresses set forth under “Available Information.”

Senior Secured Credit Facilities

The senior secured credit facilities provided senior secured financing of $10.058 billion at June 30, 2014, consisting of:

•	$5.558 billion-equivalent in term loan facilities, comprised of a $497 million senior secured term loan A-2 facility maturing on May 2, 2016, a $721 million senior secured term loan A-4 facility maturing on February 2, 2016, a $2.355 billion senior secured term loan B-4 facility maturing on May 1, 2018, and a $1.985 billion senior secured term loan B-5 facility maturing March 31, 2017; and

•	$4.500 billion in revolving credit facilities, comprised of a $2.500 billion senior secured asset-based revolving credit facility available in dollars maturing on March 7, 2019 and a $2.000 billion senior secured revolving credit facility available in dollars, euros and pounds sterling maturing on February 26, 2019. Availability under the asset-based revolving credit facility is subject to a borrowing base of 85% of eligible accounts receivable less customary reserves.

We refer to these senior secured credit facilities, excluding the asset-based revolving credit facility, as the “cash flow credit facility” and, collectively with the asset-based revolving credit facility, the “senior secured credit facilities.” The asset-based revolving credit facility is documented in a separate loan agreement from the other senior secured credit facilities.

HCA Inc. is the primary borrower under the senior secured credit facilities. The revolving credit facilities include capacity available for the issuance of letters of credit and for borrowings on same-day notice, referred to as the swingline loans. A portion of the letter of credit availability under the cash-flow revolving credit facility is available in euros and pounds sterling. Lenders under the cash flow credit facility are subject to a loss sharing agreement pursuant to which, upon the occurrence of certain events, including a bankruptcy event of default under the cash flow credit facility, each such lender will automatically be deemed to have exchanged its interest in a particular tranche of the cash flow credit facility for a pro rata percentage in all of the tranches of the cash flow credit facility.

On February 26, 2014, the cash flow credit facility was amended and restated to, among other things, extend the maturity date of the revolving credit commitments thereunder to February 26, 2019 and permit debt to be incurred by non-guarantor restricted subsidiaries in an aggregate principal amount at any time outstanding not to exceed $2.0 billion.

On March 7, 2014, the asset-based credit facility was amended and restated to, among other things, extend the maturity date of the revolving credit commitments thereunder to March 7, 2019 and permit debt to be incurred by non-borrower restricted subsidiaries of HCA Inc. in an aggregate principal amount at any time outstanding not to exceed $2.0 billion.

Interest Rate and Fees

Borrowings under the senior secured credit facilities bear interest at a rate equal to, at HCA Inc.’s option, either (a) LIBOR for deposits in the applicable currency plus an applicable margin or (b) the highest of (1) the prime rate of Bank of America, N.A., (2) the federal funds effective rate plus 0.50% and (3) the LIBOR rate plus 1.00%, plus an applicable margin. The applicable margins in effect for borrowings as of June 30, 2014 are (i) under the asset-based revolving credit facility, 0.50% with respect to base rate borrowings and 1.50% with respect to LIBOR borrowings, (ii) under the senior secured revolving credit facility, 0.50% with respect to base rate borrowings and 1.50% with respect to LIBOR borrowings, (iii) under the term loan A-2 facility, 1.50% with respect to base rate borrowings and 2.50% with respect to LIBOR borrowings, (iv) under the term loan A-4 facility, 1.50% with respect to base rate borrowings and 2.50% with respect to LIBOR borrowings, (v) under the term loan B-4 facility, 1.75% with respect to base rate borrowings and 2.75% with respect to LIBOR borrowings, and (vi) under the term loan B-5 facility, 1.75% with respect to base rate borrowings and 2.75% with respect to LIBOR borrowings. The applicable margins with respect to the asset-based revolving credit facility and senior secured revolving facility may be reduced or increased depending on HCA Inc.’s leverage ratios.

In addition to paying interest on outstanding principal under the senior secured credit facilities, HCA Inc. is required to pay a commitment fee to the lenders under the revolving credit facilities in respect of the unutilized commitments thereunder. The commitment fee rate as of June 30, 2014 is 0.375% per annum for the revolving credit facility and 0.25% for the asset-based revolving credit facility. The commitment fee rates for the revolving credit facility may fluctuate due to changes in specified leverage ratios. The commitment fee rates for the asset-based revolving credit facility may fluctuate due to the utilization threshold of the asset-based credit facility. HCA Inc. must also pay customary letter of credit fees.

Prepayments

The cash flow credit facility requires HCA Inc. to prepay outstanding term loans, subject to certain exceptions, with:

•	50% (which percentage will be reduced to 25% if HCA Inc.’s total leverage ratio is 5.50x or less and to 0% if HCA Inc.’s total leverage ratio is 5.00x or less) of HCA Inc.’s annual excess cash flow;

•	100% (which percentage will be reduced to 50% if HCA Inc.’s total leverage ratio is 3.25x or less and to 0% if HCA Inc.’s total leverage ratio is 2.50x or less) of the compensation for any casualty event, proceeds from permitted sale-leasebacks and the net cash proceeds of all non-ordinary course asset sales or other dispositions of property, other than the Receivables Collateral, as defined below, if HCA Inc. does not (1) reinvest or commit to reinvest those proceeds in assets to be used in our business or to make certain other permitted investments within 15 months as long as, in the case of any such commitment to reinvest or make certain other permitted investments, such investment is completed within such 15-month period or, if later, within 180 days after such commitment is made or (2) apply such proceeds within 15 months to repay debt of HCA Inc. that was outstanding on the effective date of HCA Inc.’s 2006 recapitalization transaction scheduled to mature prior to the earliest final maturity of the senior secured credit facilities then outstanding; and

•	100% of the net cash proceeds of any incurrence of debt, other than proceeds from the receivables facilities and other debt permitted under the senior secured credit facilities.

The foregoing mandatory prepayments are applied among the term loan facilities pro rata to such facilities, with amounts allocated to each facility being applied pro rata among the term loan A-2 facility, the term loan A-4 facility, the term loan B-4 facility and the term loan B-5 facility based upon the applicable remaining repayment amounts due thereunder. Notwithstanding the foregoing, HCA Inc. is not required to prepay loans under the term loan A facility or the term loan B facility with net cash proceeds of asset sales or with excess cash flow, in each case attributable to foreign subsidiaries, to the extent that the repatriation of such amounts is prohibited or delayed by applicable local law or would result in material adverse tax consequences.

The asset-based revolving credit facility requires HCA Inc. to prepay outstanding loans if borrowings exceed the borrowing base.

HCA Inc. may voluntarily repay outstanding loans under the senior secured credit facilities at any time without premium or penalty, other than customary “breakage” costs with respect to LIBOR loans.

Amortization

HCA Inc. is required to repay the loans under the term loan facilities as follows:

•	the term loan A-2 facility amortizes in equal quarterly installments that commenced on June 30, 2011 in amounts equal to 1.25% of the amount outstanding, on the effective date of such facility, with the balance being payable on the final maturity date of such term loans;

•	the term loan A-4 facility amortizes in equal quarterly installments that commenced on December 31, 2013 in amounts equal to 0.25% of the amount outstanding, on the effective date of such facility, with the balance being payable on the final maturity date of such term loans;

•	the term loan B-4 facility amortizes in equal quarterly installments that commenced on December 31, 2013 in amounts equal to 0.25% of the amount outstanding, on the effective date of such facility, with the balance being payable on the final maturity date of such term loans; and

•	the term loan B-5 facility amortizes in equal quarterly installments that commenced on December 31, 2013 in amounts equal to $5,000,000, on the effective date of such facility, with the balance being payable on the final maturity date of such term loans.

Principal amounts outstanding under the revolving credit facilities are due and payable in full at maturity.

Guarantee and Security

All obligations under the senior secured credit facilities are unconditionally guaranteed by substantially all existing and future, direct and indirect, wholly owned material domestic subsidiaries that are unrestricted subsidiaries under the 1993 Indenture (except for certain special purpose subsidiaries that only guarantee and pledge their assets under the asset-based revolving credit facility), subject to any applicable legal, regulatory or contractual constraints and to the requirement that such guarantee does not cause adverse tax consequences.

All obligations under the asset-based revolving credit facility, and the guarantees of those obligations, are secured, subject to permitted liens and other exceptions, by a first-priority lien on substantially all of the receivables of the borrowers and each guarantor under such asset-based revolving credit facility (the “Receivables Collateral”).

All obligations under the cash flow credit facility and the guarantees of such obligations, are secured, subject to permitted liens and other exceptions, by:

•	a first-priority lien on the capital stock owned by HCA Inc. or by any guarantor in each of their respective first-tier subsidiaries (limited, in the case of foreign subsidiaries, to 65% of the voting stock of such subsidiaries);

•	a first-priority lien on substantially all present and future assets of HCA Inc. and of each guarantor other than (i) “Principal Properties” (as defined in the 1993 Indenture), except for certain “Principal Properties” the aggregate amount of indebtedness secured thereby in respect of the cash flow credit facility and the first lien notes and any future first lien obligations, taken as a whole, do not exceed 10% of “Consolidated Net Tangible Assets” (as defined under the 1993 Indenture), (ii) certain other real properties and (iii) deposit accounts, other bank or securities accounts, cash, leaseholds, motor-vehicles and certain other exceptions (such collateral under this and the preceding bullet, the “Non-Receivables Collateral”); and

•	a second-priority lien on certain of the Receivables Collateral (such portion of the Receivables Collateral, the “Shared Receivables Collateral”; the Receivables Collateral that does not secure such cash flow credit facility on a second-priority basis is referred to as the “Separate Receivables Collateral”).

Certain Covenants and Events of Default

The senior secured credit facilities contain a number of covenants that, among other things, restrict, subject to certain exceptions, HCA Inc.’s ability and the ability of its restricted subsidiaries to:

•	incur additional indebtedness;

•	create liens;

•	enter into sale and leaseback transactions;

•	engage in mergers or consolidations;

•	sell or transfer assets;

•	pay dividends and distributions or repurchase capital stock;

•	make investments, loans or advances;

•	with respect to the asset-based revolving credit facility, prepay certain subordinated indebtedness, the second lien notes and certain other indebtedness existing on the effective date of HCA Inc.’s 2006 recapitalization transaction (“Retained Indebtedness”), subject to certain exceptions;

•	make certain acquisitions;

•	engage in certain transactions with affiliates;

•	with respect to the asset-based revolving credit facility, make certain material amendments to agreements governing certain subordinated indebtedness, the second lien notes or Retained Indebtedness; and

•	change lines of business.

In addition, the senior secured credit facilities require the following financial covenants to be maintained:

•	in the case of the asset-based revolving credit facility, a minimum interest coverage ratio of 1.50:1.00 (applicable only when excess global availability under such facility is less than the greater of (x) 10% of the lesser of the outstanding commitments and the borrowing base thereunder and (y) $325.0 million); and

•	in the case of the other senior secured credit facilities, a maximum total leverage ratio of no greater than 6.75:1.00.

The senior secured credit facilities also contain certain customary affirmative covenants and events of default, including a change of control.

Senior Secured Notes

Overview of Senior Secured First Lien Notes

As of June 30, 2014, HCA Inc. had $10.500 billion aggregate principal amount of senior secured first lien notes consisting of:

•	$1.400 billion aggregate principal amount of 7 1/4% senior secured first lien notes due 2020 issued on March 10, 2010 at a price of 99.095% of their face value, resulting in $1.387 billion of gross proceeds;

•	$3.000 billion aggregate principal amount of 6.50% senior secured first lien notes due 2020 issued on August 1, 2011 at a price of 100% of their face value, resulting in $3.000 billion of gross proceeds;

•	$1.350 billion aggregate principal amount of 5.875% senior secured first lien notes due 2022 issued on February 16, 2012 at a price of 100% of their face value, resulting in $1.350 billion of gross proceeds;

•	$1.250 billion aggregate principal amount of 4.75% senior secured first lien notes due 2023 issued on October 23, 2012 at a price of 100% of their face value, resulting in $1.250 billion of gross proceeds;

•	$1.500 billion aggregate principal amount of 3.75% senior secured first lien notes due 2019 issued on March 17, 2014 at a price of 100% of their face value, resulting in $1.485 billion of gross proceeds; and

•	$2.000 billion aggregate principal amount of 5.00% senior secured first lien notes due 2024 issued on March 17, 2014 at a price of 100% of their face value, resulting in $1.980 billion of gross proceeds.

We refer to these notes issued on March 10, 2010, August 1, 2011, February 16, 2012, October 23, 2012 and March 17, 2014 as the “secured notes” and the indentures governing the first lien notes as the “indentures governing the secured notes.”

The secured notes and the related guarantees are secured by first-priority liens, subject to permitted liens, on HCA Inc.’s subsidiary guarantors’ assets, subject to certain exceptions, that secure HCA Inc.’s cash flow credit facility on a first-priority basis and are secured by second-priority liens, subject to permitted liens, on HCA Inc.’s subsidiary guarantors’ assets that secure HCA Inc.’s asset-based revolving credit facility on a first-priority basis and HCA Inc.’s cash flow credit facility on a second-priority basis.

Optional Redemption

The indentures governing the secured notes permit HCA Inc. to redeem some or all of the secured notes at any time at redemption prices described or set forth in the respective indenture.

We intend to use the proceeds from this offering to optionally redeem all of our outstanding senior secured notes issued on March 10, 2010. See “Use of Proceeds.”

Change of Control

In addition, the indentures governing the secured notes provide that, upon the occurrence of a change of control as defined therein, each holder of secured notes has the right to require us to repurchase some or all of such holder’s secured notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date.

Covenants

The indentures governing the secured notes contain covenants limiting, among other things, HCA Inc.’s ability and the ability of its restricted subsidiaries to, subject to certain exceptions:

•	create certain liens or encumbrances;

•	sell certain assets; and

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets.

Events of Default

The indentures governing the secured notes also provide for events of default which, if any of them occur, would permit or require the principal of and accrued interest on the secured notes to become or to be declared due and payable.

Other Secured Indebtedness

As of June 30, 2014, HCA Inc. had approximately $464 million of capital leases and other secured debt outstanding.

Under the lease with HRT of Roanoke, Inc., effective December 20, 2005, HCA Inc. makes annual payments for rent and additional expenses for the use of premises in Roanoke and Salem, Virginia. The rent payments will increase each year beginning January 1, 2007 by the lesser of 3% or the change in the Consumer Price Index. The lease is for a fixed term of 12 years with the option to extend the lease for another ten years.

Under the lease with Medical City Dallas Limited, effective March 18, 2004, HCA Inc. makes annual payments for rent for the use of premises that are a part of a complex known as “Medical City Dallas” located in Dallas, Texas. The rent payment is adjusted yearly based on the fair market value of the premises and a capitalization rate. The initial term is 240 months with the option to extend for two more terms of 240 months each.

Unsecured Indebtedness

As of June 30, 2014, HCA Inc. had outstanding an aggregate principal amount of $6.927 billion of senior notes and debentures, consisting of the following series:

•	$150,000,000 aggregate principal amount of 7.19% Debentures due 2015;

•	$750,000,000 aggregate principal amount of 6.375% Senior Notes due 2015;

•	$1,000,000,000 aggregate principal amount of 6.50% Senior Notes due 2016;

•	$500,000,000 aggregate principal amount of 8.00% Senior Notes due 2018;

•	$2,000,000,000 aggregate principal amount of 7.50% Senior Notes due 2022;

•	$135,645,000 aggregate principal amount of 7.50% Debentures due 2023;

•	$1,250,000,000 aggregate principal amount of 5.875% Senior Notes due 2023;

•	$150,000,000 aggregate principal amount of 8.36% Debentures due 2024;

•	$291,436,000 aggregate principal amount of 7.69% Senior Notes due 2025;

•	$150,000,000 aggregate principal amount of 7.05% Debentures due 2027;

•	$250,000,000 aggregate principal amount of 7.50% Senior Notes due 2033;

•	$100,000,000 aggregate principal amount of 7.75% Debentures due 2036; and

•	$200,000,000 aggregate principal amount of 7.50% Debentures due 2095.

As of June 30, 2014, HCA Inc. also had outstanding $121,110,000 aggregate principal amount of 9.00% Medium Term Notes due 2014 and $125,000,000 aggregate principal amount of 7.58% Medium Term Notes due 2025.

All of HCA Inc.’s outstanding series of senior notes, debentures and medium term notes listed above, which we refer to collectively as the “1993 unsecured notes,” were issued under an indenture, which we refer to as the “1993 Indenture,” with the exception of the $1,250,000,000 aggregate principal amount of senior notes due 2023, the $2,000,000,000 aggregate principal amount of 7.50% senior notes due 2022 and the $500,000,000 aggregate principal amount of 8.00% senior notes due 2018, which were issued under a separate indenture (the “new Indenture”) with terms similar to the 1993 Indenture. We refer to the 1993 Indenture and the new indenture as the “Indentures,” collectively.

Optional Redemption

If permitted by the respective supplemental indenture, HCA Inc. is permitted to redeem some or all of that series of unsecured notes at any time at redemption prices described or set forth in such supplemental indenture.

Covenants

The Indentures contain covenants limiting, among other things, HCA Inc.’s ability and/or the ability of HCA Inc.’s restricted subsidiaries to (subject to certain exceptions):

•	assume or guarantee indebtedness or obligation secured by mortgages, liens, pledges or other encumbrances;

•	enter into sale and lease-back transactions with respect to any “Principal Property” (as such term is defined in the 1993 Indenture);

•	create, incur, issue, assume or otherwise become liable with respect to, extend the maturity of, or become responsible for the payment of, any debt or preferred stock; and

•	consolidate, merge, sell or otherwise dispose of all or substantially all of HCA Inc.’s assets.

In addition, the Indentures provide that the aggregate amount of all other indebtedness of HCA Inc. secured by mortgages on “Principal Properties” (as such term is defined in the 1993 Indenture) together with the aggregate principal amount of all indebtedness of restricted subsidiaries (as such term is defined in the 1993 Indenture) and the attributable debt in respect of sale-leasebacks of Principal Properties, may not exceed 15% of the consolidated net tangible assets of HCA Inc. and its consolidated subsidiaries, subject to exceptions for certain permitted mortgages and debt.

Events of Default

The Indentures contain certain events of default, which, if any of them occurs, would permit or require the principal of and accrued interest on such series to become or to be declared due and payable.

Change of Control

In addition, the new Indenture provides that, upon the occurrence of a change of control as defined therein, each holder of the notes has the right to require us to repurchase some or all of such holder’s secured notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date.

Unsecured Indebtedness of HCA Holdings, Inc.

Overview

On November 23, 2010, HCA Holdings, Inc. issued $1.525 billion aggregate principal amount of 7 3/4% senior notes due 2021 at a price of 100% of their face value, resulting in $1.525 billion of gross proceeds. On December 6, 2012, HCA Holdings, Inc. issued $1.000 billion aggregate principal amount of 6.25% senior notes due 2021 at a price of 100% of their face value, resulting in $1.000 billion of gross proceeds. We refer to these notes collectively as the “outstanding 2021 notes” and the indentures governing the outstanding 2021 notes as the “2021 notes indentures.”

Ranking

The outstanding 2021 notes are HCA Holdings, Inc.’s senior unsecured obligations and rank equally in right of payment with all of its future unsecured and unsubordinated indebtedness, rank senior in right of payment to any of its future subordinated indebtedness, and are structurally subordinated in right of payment to indebtedness of HCA Holdings, Inc.’s subsidiaries, including HCA Inc. The outstanding 2021 notes are not guaranteed by any of HCA Holdings, Inc.’s subsidiaries, including HCA Inc. HCA Holdings, Inc.’s future secured indebtedness and other future secured obligations will be effectively senior to the outstanding 2021 notes to the extent of the value of the assets securing such other indebtedness and other obligations.

Optional Redemption

The 2021 notes indentures permit HCA Holdings, Inc. to redeem some or all of the applicable outstanding 2021 notes at any time at redemption prices described or set forth in the respective indenture.

Change of Control

Upon the occurrence of a change of control, which is defined in the 2021 notes indentures, each holder of the outstanding 2021 notes has the right to require HCA Holdings, Inc. to repurchase some or all of such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date.

Covenants

The 2021 notes indentures contain covenants limiting, among other things, HCA Holdings, Inc.’s ability and the ability of its restricted subsidiaries to (subject to certain exceptions):

•	create liens on certain assets to secure debt;

•	enter into certain sale and lease-back transactions; and

•	consolidate, merge, sell or otherwise dispose of all or substantially all of HCA Holdings, Inc.’s assets.

Events of Default

The 2021 notes indentures contain certain events of default, which, if any of them occurs, would permit or require the principal of and accrued interest on the outstanding 2021 notes to become or to be declared due and payable.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the 4.25% Senior Secured Notes due 2019 (the “2019 Notes”) and of the 5.25% Senior Secured Notes due 2025 (the “2025 Notes”), which are collectively referred to in this description as the “Notes,” supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the debt securities set forth under “Description of Debt Securities and Guarantees” in the attached prospectus. In this description of the notes, all references to “we,” “us” or “our” and “the Company” are to HCA Inc. only (the “Issuer”) and not to HCA Holdings, Inc. (“Holdings”) or any of its Subsidiaries. References in this description of the notes to “Holdings” or the “Parent Guarantor” refer only to Holdings and not to its Subsidiaries or the Issuer.

The Issuer will issue each series of Notes under an indenture, dated as of August 1, 2011, among the Issuer, Holdings and Law Debenture Trust Company of New York, as “Trustee” and Deutsche Bank Trust Company Americas, as Paying Agent, Registrar and Transfer Agent, as supplemented by a supplemental indenture. The supplemental indentures will set forth certain specific terms applicable to the respective series of Notes, and references to the “Indenture” in this description mean the Indenture as so amended and supplemented by the applicable supplemental indenture. This description is intended to be an overview of the material provisions of the Notes and the Indenture. This summary is not complete and is qualified in its entirety by reference to the Indenture. You should carefully read the summary below, the description of the general terms and provisions of our debt securities set forth in the accompanying base prospectus under “Description of Debt Securities and Guarantees” and the provisions of the Indenture that may be important to you before investing in the Notes. Capitalized terms defined in the accompanying base prospectus or in the Indenture have the same meanings when used in this description unless updated herein. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. You may request copies of the Indenture at the address set forth under the heading “Summary.” A form of the indenture has been filed as an exhibit to the registration statement of which this prospectus supplement is a part and can be obtained as indicated under “Available Information.”

Brief Description of Notes

The Notes:

•	will be general senior obligations of the Issuer;

•	will be secured on a first-priority basis, equally and ratably with all existing and future obligations of the Issuer and the Guarantors under any existing and future First Lien Obligations, by all of the assets of the Issuer and the Guarantors which secure the General Credit Facility, subject to the Liens securing the Issuer’s and the Guarantors’ ABL Obligations and other Permitted Liens;

•	will be secured on a second-priority basis, equally and ratably with all existing and future obligations of the Issuer and the Guarantors under any existing and future First Lien Obligations, by all of the assets of the Issuer and the Guarantors securing the ABL Facility which also secure the General Credit Facility, subject to the Liens securing the Issuer’s and the Guarantors’ ABL Obligations and other Permitted Liens;

•	will be effectively subordinated to the Issuer’s and the Guarantors’ obligations under the ABL Facility, to the extent of the value of the Shared Receivables Collateral;

•	will be effectively subordinated to any obligations secured by Permitted Liens, to the extent of the value of the assets of the Issuer and the Guarantors subject to those Permitted Liens;

•	will be structurally subordinated to any existing and future indebtedness and liabilities of non-guarantor Subsidiaries, including the ABL Financing Entities and the Issuer’s Foreign Subsidiaries and any Unrestricted Subsidiaries;

•	will rank equally in right of payment with all existing and future senior Indebtedness of the Issuer and the Guarantors but, to the extent of the value of the Collateral, will be effectively senior to all of the Issuer’s and the Guarantors’ unsecured senior Indebtedness (including the Existing Notes) and any future Junior Lien Obligations;

•	will be senior in right of payment to any future Subordinated Indebtedness (as defined with respect to the Notes) of the Issuer; and

•	will be initially unconditionally guaranteed on a joint and several and senior basis by each Restricted Subsidiary that guarantees the General Credit Facility (other than any Foreign Subsidiary).

The Parent Guarantee (as described below) is:

•	the unsecured obligation of Holdings (in such capacity, the “Parent Guarantor”);

•	equal in right of payment to with all of the Parent Guarantor’s existing and future indebtedness that is not subordinated in right of payment to its Parent Guarantee (including the Parent Guarantor’s existing 7 3⁄4% senior notes due 2021 and existing 6.25% senior notes due 2021);

•	senior in right of payment to any future Subordinated Indebtedness of the Parent Guarantor;

•	effectively subordinated in right of payment to all of the Parent Guarantor’s future indebtedness that is secured by Liens on its assets, to the extent of the value of the assets securing such indebtedness; and

•	structurally subordinated in right of payment to all Indebtedness of the Parent Guarantor’s Subsidiaries (other than the Issuer).

Guarantees

The Guarantors, as primary obligors and not merely as sureties, will initially jointly and severally fully and unconditionally guarantee, on a senior basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the Notes, whether for payment of principal of, premium, if any, or interest in respect of the Notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture by executing the Indenture.

The Restricted Subsidiaries which guarantee the General Credit Facility will initially guarantee the Notes. Each of the Guarantees of the Notes will be a general senior obligation of each Guarantor and will be secured by a first-priority lien on all of the assets of each Guarantor which secure the General Credit Facility and by a second-priority lien on all of the assets of each Guarantor which secure the ABL Facility. The Guarantees will rank equally in right of payment with all existing and future senior Indebtedness of the Guarantor but, to the extent of the value of the Collateral, will be effectively senior to all of the Guarantor’s unsecured senior Indebtedness and Junior Lien Obligations and, to the extent of the Shared Receivables Collateral, will be effectively subordinated to the Guarantor’s Obligations under the ABL Facility and any future ABL Obligations. The Guarantees will be senior in right of payment to all existing and future Subordinated Indebtedness of each Guarantor. The Notes will be structurally subordinated to Indebtedness and other liabilities of Subsidiaries of the Issuer that do not Guarantee the Notes.

Not all of the Issuer’s Subsidiaries will Guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Issuer. None of our Subsidiaries which are “Restricted Subsidiaries” for purposes of the Existing Notes Indenture, Foreign Subsidiaries, ABL Financing Entities, non-Wholly Owned Subsidiaries or any Receivables Subsidiaries will guarantee the Notes. As of and for the fiscal year ended December 31, 2013, our non-guarantor Subsidiaries accounted for approximately $16.402 billion, or 48.0%, of our total revenues, and approximately $3.199 billion, or 48.7%, of our total Adjusted EBITDA, and approximately $14.925 billion, or 51.8%, of our total assets, and approximately $7.179 billion, or 20.1%, of our total liabilities.

The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance under applicable law.

Any entity that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

If a Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors—Risks Related to the Notes—Federal and state fraudulent transfer laws may permit a court to void the guarantees, and, if that occurs, you may not receive any payment on the notes.”

Each Guarantee by a Guarantor will provide by its terms that it will be automatically and unconditionally released and discharged upon:

(a)	any sale, exchange or transfer (by merger or otherwise) of the Capital Stock of such Guarantor (including any sale, exchange or transfer), after which the applicable Guarantor is no longer a Restricted Subsidiary or all or substantially all the assets of such Guarantor, which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture;

(b)	the release or discharge of the guarantee by such Guarantor of the Senior Credit Facilities or such other guarantee that resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee;

(c)	the designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of the Indenture;

(d)	the occurrence of an Investment Grade Rating Event (as described below); or

(e)	the exercise by the Issuer of its legal defeasance option or covenant defeasance option as described under “Defeasance” or the discharge of the Issuer’s obligations under the Indenture in accordance with the terms of the Indenture; and

(f)	such Guarantor delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

Holding Company Structure

The Issuer is a holding company for its Subsidiaries, with no material operations of its own and only limited assets. Accordingly, the Issuer is dependent upon the distribution of the earnings of its Subsidiaries, whether in the form of dividends, advances or payments on account of intercompany obligations, to service its debt obligations.

Parent Guarantee

We are a Subsidiary of Holdings. Holdings will, as primary obligor and not merely as surety, irrevocably and fully and unconditionally guarantee (the “Parent Guarantee” and Holdings in such capacity, the “Parent Guarantor”), on an unsecured senior basis, the punctual payment when due, whether at maturity, by acceleration or otherwise, of all monetary obligations of the Issuer under the Indenture and the Notes, whether for principal of or interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by the Parent Guarantor being herein called the “Parent Guaranteed Obligations”).

The Parent Guarantee shall be a continuing guarantee and shall (i) subject to the next two paragraphs, remain in full force and effect until payment in full of the principal amount of all outstanding Notes (whether by payment at maturity, purchase, redemption, defeasance, retirement or other acquisition) and all other applicable Parent Guaranteed Obligations of the Parent Guarantor then due and owing, (ii) be binding upon the Parent Guarantor and (iii) inure to the benefit of and be enforceable by the Trustee, the Holders and their permitted successors, transferees and assigns.

The Parent Guarantor will automatically and unconditionally be released from all obligations under its Parent Guarantee, and its Parent Guarantee will thereupon terminate and be discharged and of no further force of effect, (i) upon any merger or consolidation of such Parent Guarantor with the Issuer, (ii) upon legal or covenant defeasance of the Issuer’s obligations under, or satisfaction and discharge of, the Indenture, or (iii) subject to customary contingent reinstatement provisions, upon payment in full of the aggregate principal amount of all Notes then outstanding and all other applicable Parent Guaranteed Obligations of the Parent Guarantor then due and owing.

Upon any such occurrence specified in the preceding paragraph, the Trustee shall execute upon request by the Issuer, any documents reasonably required in order to evidence such release, discharge and termination in respect of the Parent Guarantee. Neither the Issuer nor the Parent Guarantor shall be required to make a notation on the Notes to reflect the Parent Guarantee or any such release, termination or discharge.

Security General

The Notes and the Guarantees, together with all other First Lien Obligations, will be secured by perfected first-priority security interests in the Non-Receivables Collateral and by perfected second-priority security interests in the Shared Receivables Collateral (second in priority to the first-priority Liens on the Shared Receivables Collateral securing the ABL Obligations), in each case, subject to Permitted Liens. Notwithstanding the foregoing, neither the Notes nor the Guarantees will be secured by the Separate Receivables Collateral. The ABL Secured Parties have rights and remedies with respect to the Shared Receivables Collateral that, if exercised, could adversely affect the value of the Shared Receivables Collateral or the ability of the respective agents under the Intercreditor Agreements to realize or foreclose on the Shared Receivables Collateral on behalf of the First Lien Secured Parties. First Lien Secured Parties other than the Holders of the Notes have rights and remedies with respect to the Collateral that, if exercised, could also adversely affect the value of the Collateral on behalf of the Holders of the Notes, particularly the rights described below under “—First Lien Intercreditor Agreement.” For a description of the Shared Receivables Collateral and the Non-Receivables Collateral, see “Description of Other Indebtedness—Senior Secured Credit Facilities—Guarantee and Security.”

The Security Documents will provide that the Company is obligated to deliver to the First Lien Collateral Agent within 90 days of the Issue Date (a) counterparts of amendments to the Mortgages securing the General Credit Facility and the Existing First Priority Notes, duly executed and delivered by the First Lien Collateral Agent and the record owner of each applicable mortgaged property and otherwise suitable for recording and in form and substance sufficient to grant to the First Lien Collateral Agent for the benefit of the First Lien Secured Parties a valid mortgage lien on such real property and (b) title searches confirming that there are no Liens of record in violation of the applicable Mortgage. In connection with the delivery of the amendments to the Mortgages, the Issuer is not required to cause the title insurance policies insuring the existing Mortgages to be endorsed in favor of the First Lien Collateral Agent for the benefit of the holders of the Notes. Accordingly, there is no independent assurance that no intervening Liens exist which would have priority over the Liens created by the Mortgages in favor of the First Lien Collateral Agent for the benefit of the holders of the Notes.

The Issuer and the Guarantors are and will be able to incur additional Indebtedness in the future which could share in the Collateral, including Additional First Lien Obligations, additional ABL Obligations, additional Junior Lien Obligations and Obligations secured by Permitted Liens. The amount of such additional Obligations is and will be limited by the covenant described under “—Certain Covenants—Liens.” Under certain circumstances, the amount of any such additional Obligations could be significant.

After-acquired Collateral

From and after the Issue Date and subject to certain limitations and exceptions, (a) if the Issuer or any Guarantor creates any additional security interest upon any property or asset that would constitute Collateral to secure any First Lien Obligations (other than Separate Receivables Collateral), it must concurrently grant a first-priority perfected security interest (subject to Permitted Liens) upon such property as security for the Notes and (b) if the Issuer or any Guarantor creates any additional security interest upon any property or asset that would constitute Shared Receivables Collateral to secure any ABL Obligations, it must concurrently grant a second-priority perfected security interest (subject to Permitted Liens) upon such property as security for the Notes.

Liens with Respect to the Collateral

The Issuer, the Guarantors and the First Lien Collateral Agent entered into Security Documents in connection with the General Credit Facility and the Existing First Priority Notes with respect to the Collateral defining the terms of the security interests that secure the General Credit Facility and the Existing First Priority Notes with respect to such Collateral and that will define the terms of the security interests that secure the Notes and the Guarantees with respect to such Collateral. These security interests will secure the payment and performance when due of all of the Obligations of the Issuers and the Guarantors under the Notes, the Indenture, the Guarantees and the Security Documents, as provided in the Security Documents.

First Lien Intercreditor Agreement

The First Lien Collateral Agent has entered into, and the Trustee, as authorized representative for the Holders of the Notes, will consent to, a First Lien Intercreditor Agreement (as the same may be amended from time to time, the “First Lien Intercreditor Agreement”) with the Authorized Representative of the General Credit Facility Obligations with respect to the Collateral, which may be amended from time to time without the consent of the Holders to add other parties holding First Lien Obligations permitted to be incurred under the Indenture, General Credit Facility, the Existing First Priority Notes Indentures and the First Lien Intercreditor Agreement. The First Lien Collateral Agent is initially the collateral agent under the General Credit Facility.

Under the First Lien Intercreditor Agreement, as described below, the “Applicable Authorized Representative” has the right to direct foreclosures and take other actions with respect to the Common Collateral, and the Authorized Representatives of other Series of First Lien Obligations have no right to take actions with respect to the Common Collateral. The Applicable Authorized Representative will initially be the administrative agent under the General Credit Facility, and the Trustee for the Holders, as Authorized Representative in respect of the Notes, will have no rights to take any action under the First Lien Intercreditor Agreement.

The administrative agent under the General Credit Facility will remain the Applicable Authorized Representative until the earlier of (1) the Discharge of General Credit Facility Obligations and (2) the Non-Controlling Authorized Representative Enforcement Date (such date, the “Applicable Authorized Agent Date”).

After the Applicable Authorized Agent Date, the Applicable Authorized Representative will be the Authorized Representative of the Series of Additional First Lien Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of First Lien Obligations, other than the General Credit Facility Obligations, with respect to the Common Collateral (the “Major Non-Controlling Authorized Representative”).

The “Non-Controlling Authorized Representative Enforcement Date” is the date that is 90 days (throughout which 90-day period the applicable Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (a) an event of default, as defined in the Indenture or other applicable indenture for that Series of First Lien Obligations, and (b) the First Lien Collateral Agent’s and each other Authorized Representative’s receipt of written notice from that Authorized Representative certifying that (i) such Authorized Representative is the Major Non-Controlling Authorized Representative and that an event of default, as defined in the Indenture or other applicable indenture for that Series of First Lien Obligations, has occurred and is continuing and (ii) the First Lien Obligations of that Series are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the Indenture or other applicable indenture for that Series of First Lien Obligations; provided that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral (1) at any time the administrative agent under the General Credit Facility or the First Lien Collateral Agent has commenced and is diligently pursuing any enforcement action with respect to such Common Collateral or (2) at any time the Issuer or the Guarantor that has granted a security interest in such Common Collateral is then a debtor under or with respect to (or otherwise subject to) any insolvency or liquidation proceeding.

The Applicable Authorized Representative shall have the sole right to instruct the First Lien Collateral Agent to act or refrain from acting with respect to the Common Collateral, (b) the First Lien Collateral Agent shall not follow any instructions with respect to such Common Collateral from any representative of any Non-Controlling Secured Party or other First Lien Secured Party (other than the Applicable Authorized Representative), and (c) no Authorized Representative of any Non-Controlling Secured Party or other First Lien Secured Party (other than the Applicable Authorized Representative) will instruct the First Lien Collateral Agent to commence any judicial or non-judicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its interests in or realize upon, or take any other action available to it in respect of, the Common Collateral.

Notwithstanding the equal priority of the Liens, the First Lien Collateral Agent, acting on the instructions of the Applicable Authorized Representative, may deal with the Common Collateral as if such Applicable Authorized Representative had a senior Lien on such Collateral. No representative of any Non-Controlling Secured Party may contest, protest or object to any foreclosure proceeding or action brought by the First Lien Collateral Agent, Applicable Authorized Representative or Controlling Secured Party. The Trustee and each other Authorized Representative will agree that it will not accept any Lien on any Collateral for the benefit of the Holders (other than funds deposited for the discharge or defeasance of the Notes) other than pursuant to the First Lien Security Documents. Each of the New First Lien Secured Parties also will agree that it will not contest or support any other person in contesting, in any proceeding (including any insolvency or liquidation proceeding), the perfection, priority, validity or enforceability of a Lien held by or on behalf of any of the New First Lien Secured Parties in all or any part of the Collateral, or the provisions of the First Lien Intercreditor Agreement.

If a First Lien Event of Default has occurred and is continuing and the First Lien Collateral Agent is taking action to enforce rights in respect of any Common Collateral, or any distribution is made with respect to any Common Collateral in any bankruptcy case of the Issuer or any Guarantor, the proceeds of any sale, collection or other liquidation of any such Collateral by the First Lien Collateral Agent or any other First Lien Secured Party (or received pursuant to any other intercreditor agreement), as applicable, and proceeds of any such distribution (subject, in the case of any such distribution, to the paragraph immediately following) to which the First Lien Obligations are entitled under any other intercreditor agreement shall be applied among the First Lien Obligations to the payment in full of the First Lien Obligations on a ratable basis, after payment of all amounts owing to the First Lien Collateral Agent.

Notwithstanding the foregoing, with respect to any Common Collateral for which a third party (other than a First Lien Secured Party) has a lien or security interest that is junior in priority to the security interest of any Series of First Lien Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of First Lien Obligations (such third party, an “Intervening Creditor”), the value of any Common Collateral or proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Common Collateral or proceeds to be distributed in respect of the Series of First Lien Obligations with respect to which such Impairment exists.

None of the First Lien Secured Parties may institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the First Lien Collateral Agent or any other First Lien Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Common Collateral. In addition, none of the First Lien Secured Parties may seek to have any Common Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral. If any First Lien Secured Party obtains possession of any Common Collateral or realizes any proceeds or payment in respect thereof, at any time prior to the discharge of each of the First Lien Obligations, then it must hold such Common Collateral, proceeds or payment in trust for the other First Lien Secured Parties and promptly transfer such Common Collateral, proceeds or payment to the First Lien Collateral Agent to be distributed in accordance with the First Lien Intercreditor Agreement.

If the Issuer or any Guarantor becomes subject to any bankruptcy case, the First Lien Intercreditor Agreement provides that (1) if the Issuer or any Guarantor shall, as debtor(s)-in-possession, move for approval of financing (the “DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or the use of cash collateral under Section 363 of the Bankruptcy Code, each First Lien Secured Party will agree not to object to any such financing or to the Liens on the Common Collateral securing the same (the “DIP Financing Liens”) or to any use of cash collateral that constitutes Common Collateral, unless any Controlling Secured Party, or an Authorized Representative of any Controlling Secured Party, shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Common Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Common Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any First Lien Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Common Collateral granted to secure the First Lien Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Common Collateral as set forth in the First Lien Intercreditor Agreement), in each case so long as:

(A)	the First Lien Secured Parties of each Series retain the benefit of their Liens on all such Common Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-a-vis all the other First Lien Secured Parties (other than any Liens of the First Lien Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the bankruptcy case,

(B)	the First Lien Secured Parties of each Series are granted Liens on any additional collateral pledged to any First Lien Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-a-vis the First Lien Secured Parties as set forth in the First Lien Intercreditor Agreement,

(C)	if any amount of such DIP Financing or cash collateral is applied to repay any of the First Lien Obligations, such amount is applied pursuant to the First Lien Intercreditor Agreement, and

(D)	if any First Lien Secured Parties are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection is applied pursuant to the First Lien Intercreditor Agreement;

provided that the First Lien Secured Parties of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the First Lien Secured Parties of such Series or its representative that shall not constitute Common Collateral; and provided, further, that the First Lien Secured Parties receiving adequate protection shall not object to any other First Lien Secured Party receiving adequate protection comparable to any adequate protection granted to such First Lien Secured Parties in connection with a DIP Financing or use of cash collateral.

The First Lien Secured Parties acknowledge that the First Lien Obligations of any Series may, subject to the limitations set forth in the other First Lien Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in the First Lien Intercreditor Agreement defining the relative rights of the First Lien Secured Parties of any Series.

Additional General Intercreditor Agreement

If the Issuer or the Guarantors were to incur Indebtedness constituting Junior Lien Obligations, the First Lien Collateral Agent will enter into an Additional General Intercreditor Agreement (as the same may be amended from time to time, the “Additional General Intercreditor Agreement”), by and among the First Lien Collateral Agent, the Junior Lien Collateral Agent and the trustees under the Existing First Priority Notes Indentures. Pursuant to the terms of the Additional General Intercreditor Agreement and subject to the First Lien Intercreditor Agreement, prior to the Discharge of New First Lien Obligations, the First Lien Collateral Agent, acting on behalf of the New First Lien Secured Parties, will determine the time and method by which the security interests in the Collateral will be enforced and will have the sole and exclusive right to manage, perform and enforce the terms of the Security Documents relating to the Collateral and to exercise and enforce all privileges, rights and remedies thereunder according to its direction, including to take or retake control or possession of such Collateral and to hold, prepare for sale, marshall, process, sell, lease, dispose of or liquidate such Collateral, including, without limitation, following the occurrence of a Default or Event of Default under the Indenture. The Junior Lien Collateral Agent will not be permitted to enforce the security interests even if any event of default under any indenture governing Junior Lien Obligations has occurred and any such second priority notes issued thereunder have been accelerated except (a) in any insolvency or liquidation proceeding, solely as necessary to file a proof of claim or statement of interest with respect to the Junior Lien Obligations or (b) as necessary to take any action in order to prove, preserve, perfect or protect (but not enforce) its security interest and rights in, and the perfection and priority of its Lien on, the Collateral.

The Junior Lien Collateral Agent, for itself and on behalf of each Junior Lien Secured Party, will agree pursuant to the Additional General Intercreditor Agreement that (a) it will not (and thereby waives any right to) take any action to challenge, contest or support any other Person in contesting or challenging, directly or indirectly, in any proceeding (including any insolvency or liquidation proceeding), the validity, perfection, priority or enforceability of a Lien securing any New First Lien Obligations held (or purported to be held) by or on behalf of the First Lien Collateral Agent or any of the New First Lien Secured Parties or any agent or trustee therefor in any Collateral or other collateral securing both the New First Lien Obligations and any Junior Lien Obligations and (b) it will not oppose or otherwise contest (or support any other Person contesting) any request for judicial relief made in any court by the First Lien Collateral Agent or any New First Lien Secured Parties relating to the lawful enforcement of any First Priority Lien on Collateral or other collateral securing both the New First Lien Obligations and any Junior Lien Obligations.

In addition, the Security Documents provide that, subject to the First Lien Intercreditor Agreement, prior to the Discharge of New First Lien Obligations, the First Lien Collateral Agent may take actions with respect to the Collateral (including the release of Collateral and the manner of realization (subject to the provisions described under “—Release of Collateral”)) without the consent of the Junior Lien Collateral Agent or other Junior Lien Secured Parties.

The Collateral or proceeds thereof received in connection with the sale or other disposition of, or collection on, such Non-Receivables Collateral upon the exercise of remedies will be applied to the First Lien Obligations to be distributed in accordance with the First Lien Intercreditor Agreement prior to application to any Junior Lien Obligations in such order as specified in the relevant First Lien Documents until the Discharge of New First Lien Obligations has occurred.

In addition, so long as the Discharge of New First Lien Obligations has not occurred, neither the Junior Lien Collateral Agent nor any Junior Lien Representative shall acquire or hold any Lien on any assets of the Issuer or any Subsidiary (and neither the Issuer nor any Subsidiary shall grant such Lien) securing any Junior Lien Obligations that are not also subject to the First Priority Lien in respect of the New First Lien Obligations under the New First Lien Documents.

The Junior Lien Collateral Agent and each other Junior Lien Secured Party will agree that any Lien purported to be granted on any collateral as security for New First Lien Obligations shall be deemed to be and shall be deemed to remain senior in all respects and prior to all Liens on such collateral securing any Junior Lien Obligations for all purposes regardless of whether the Lien purported to be granted is found to be improperly granted, improperly perfected, preferential, a fraudulent conveyance or legally or otherwise deficient in any manner.

If any New First Lien Secured Party is required in any insolvency or liquidation proceeding or otherwise to turn over or otherwise pay to the estate of the Issuer or any other Guarantor (or any trustee, receiver or similar person therefor), because the payment of such amount was declared to be fraudulent or preferential in any respect or for any other reason, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of setoff or otherwise, then as among the parties hereto, the New First Lien Obligations shall be deemed to be reinstated to the extent of such Recovery and to be outstanding as if such payment had not occurred and such New First Lien Secured Party shall be entitled to a reinstatement of New First Lien Obligations with respect to all such recovered amounts and shall have all rights hereunder. If the Additional General Intercreditor Agreement shall have been terminated prior to such Recovery, the Additional General Intercreditor Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties thereto.

The Additional General Intercreditor Agreement will provide that so long as the Discharge of New First Lien Obligations has not occurred, whether or not any insolvency or liquidation proceeding has been commenced by or against the Issuer or any Guarantor, (i) neither the Junior Lien Collateral Agent, any Junior Lien Representative nor any Junior Lien Secured Party will (x) exercise or seek to exercise any rights or remedies (including setoff or the right to credit bid debt (except under limited circumstances)) with respect to any collateral securing both the New First Lien Obligations and any Junior Lien Obligations in respect of any applicable Junior Lien Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), (y) contest, protest or otherwise object to any foreclosure or enforcement proceeding or action brought with respect to the Collateral or any other collateral by the First Lien Collateral Agent or any New First Lien Secured Party in respect of the New First Lien Obligations, the exercise of any right by the First Lien Collateral Agent or any New First Lien Secured Party (or any agent or sub-agent on their behalf) in respect of the New First Lien Obligations under any control agreement, lockbox agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which the Junior Lien Collateral Agent, any Junior Lien Representative or any Junior Lien Secured Party either is a party or may have rights as a third-party beneficiary, or any other exercise by any such party of any rights and remedies as a secured party relating to such collateral or any other collateral under the New First Lien Documents or otherwise in respect of New First Lien Obligations, or (z) object to any waiver or forbearance by the First Lien Secured Parties from or in respect of bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to such collateral or any other collateral in respect of New First Lien Obligations and (ii) except as otherwise provided in the Additional General Intercreditor Agreement, the First Lien Collateral Agent and the New First Lien Secured Parties shall have the sole and exclusive right to enforce rights, exercise remedies (including setoff and the right to credit bid their debt), marshal, process and make determinations regarding the release, disposition or restrictions, or waiver or forbearance of rights or remedies with respect to such collateral without any consultation with or the consent of the Junior Lien Collateral Agent, any Junior Lien Representative or any Junior Lien Secured Party.

In addition, the Junior Lien Collateral Agent, each Junior Lien Representative and each other Junior Lien Secured Party will agree, among other things, that if the Issuer or any Guarantor is subject to any insolvency or liquidation proceeding if the First Lien Collateral Agent, subject to the First Lien Intercreditor Agreement, desires to permit the use of cash collateral or to permit the Issuer or any Guarantor to obtain DIP Financing, including if such DIP Financing is secured by Liens senior in priority to the Liens securing the Junior Lien Obligations, then the Junior Lien Collateral Agent and each Junior Lien Representative, on behalf of itself and each applicable Junior Lien Secured Party, agrees not to object to such use of cash collateral or DIP Financing and will not request adequate protection or any other relief in connection therewith (except to the extent permitted by the Additional General Intercreditor Agreement) and, to the extent the Liens securing the new First Lien Obligations are subordinated or pari passu with such DIP Financing, will subordinate its Liens in the Collateral and any other collateral to such DIP Financing (and all Obligations relating thereto) on the same basis as they are subordinated to the New First Lien Obligations.

Subject to the terms of the Security Documents, the Issuer and the Guarantors have the right to remain in possession and retain exclusive control of the Collateral securing the Notes and the Notes Obligations (other than securities, instruments and chattel paper constituting part of the Collateral and deposited with the First Lien Collateral Agent in accordance with the provisions of the First Lien Security Documents and any Shared Receivables Collateral subject to a control agreement under the circumstances described in the First Lien Security Documents), to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

Release of Collateral

Under the First Lien Intercreditor Agreement, if at any time the Applicable Authorized Representative forecloses upon or otherwise exercises remedies against any Common Collateral, then (whether or not any insolvency or liquidation proceeding is pending at the time) the Liens in favor of the First Lien Collateral Agent for the benefit of the Trustee and the Holders of the Notes and each other Series of First Lien Secured Parties upon such Common Collateral will automatically be released and discharged. However, any proceeds of any Common Collateral realized therefrom will be applied as described under “—First Lien Intercreditor Agreement.”

Under the Additional Receivables Intercreditor Agreement, if at any time the Issuer or any Guarantor or any ABL Secured Party delivers notice that any Shared Receivables Collateral is sold, transferred or otherwise disposed of by the owner of that Collateral in a transaction permitted under the ABL Facility, the General Credit Facility and the Indenture or the ABL Secured Parties are releasing or have released their Liens on such Shared Receivables Collateral in connection with a disposition in connection with an exercise of remedies with respect to such Collateral, then the Liens on such Shared Receivables Collateral securing New First Lien Obligations or Junior Lien Obligations will automatically be released and discharged as and when, but only to the extent, such Liens on such Shared Receivables Collateral securing ABL Obligations are released and discharged, provided that in the case of a disposition in connection with an exercise of remedies, any proceeds thereof not applied to repay ABL Obligations shall be subject to the Liens securing the First Lien Obligations and the Junior Lien Obligations and shall be applied pursuant to the Additional Receivables Intercreditor Agreement and the First Lien Intercreditor Agreement.

The Issuer and the Guarantors will be entitled to the release of property and other assets constituting Collateral from the Liens securing the Notes and the Notes Obligations under any one or more of the following circumstances:

(1)	to enable us to consummate the sale, transfer or other disposition of such property or assets to the extent not prohibited under the covenant described under “—Repurchase at the Option of Holders—Asset Sales”;

(2)	the release of Excess Proceeds or Collateral Excess Proceeds that remain unexpended after the conclusion of an Asset Sale Offer or a Collateral Asset Sale Offer conducted in accordance with the Indenture;

(3)	in the case of a Guarantor that is released from its Guarantee with respect to the Notes pursuant to the terms of the Indenture, the release of the property and assets of such Guarantor;

(4)	with the consent of the Holders of at least 75% of the aggregate principal amount of the Notes then outstanding and affected thereby and a majority of all Junior Lien Obligations then outstanding and affected thereby (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, Junior Lien Obligations);

(5)	to the extent that such Collateral is released or no longer required to be pledged pursuant to the terms of the Credit Facilities; or

(6)	as described under “—Modification and Waiver” below.

To the extent necessary and for so long as required for such Subsidiary not to be subject to any requirement pursuant to Rule 3-16 of Regulation S-X under the Securities Act to file separate financial statements with the SEC (or any other governmental agency), the Capital Stock of any Subsidiary of the Company (excluding Healthtrust, Inc.—The Hospital Company, a Delaware corporation and its successors and assigns) shall not be included in the Collateral with respect to the Notes (as described under “—Certain Limitations on the Collateral”) and shall not be subject to the Liens securing the Notes and the Notes Obligations.

The Liens on the Collateral securing the Notes and the Guarantees also will be released upon (i) payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Obligations under the Indenture, the Guarantees and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid or (ii) a defeasance under the Indenture as described below under “Defeasance.”

Any certificate or opinion required by Section 314(d) of the Trust Indenture Act may be made by an Officer of the Company, except in cases where Section 314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert.

Notwithstanding anything to the contrary herein, the Issuer and its Subsidiaries will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act if they determine, in good faith based on advice of counsel, that under the terms of that section and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) of the Trust Indenture Act is inapplicable to the released Collateral.

Without limiting the generality of the foregoing, certain no action letters issued by the SEC have permitted an indenture qualified under the Trust Indenture Act to contain provisions permitting the release of collateral from Liens under such indenture in the ordinary course of the issuer’s business without requiring the issuer to provide certificates and other documents under Section 314(d) of the Trust Indenture Act. The Issuer and the Guarantors may, subject to the provisions of the Indenture, among other things, without any release or consent by the First Lien Collateral Agent, conduct ordinary course activities with respect to the Collateral, including, without limitation:

•	selling or otherwise disposing of, in any transaction or series of related transactions, any property subject to the Lien of the Security Documents that has become worn out, defective, obsolete or not used or useful in the business;

•	abandoning, terminating, canceling, releasing or making alterations in or substitutions of any leases or contracts subject to the Lien of the Indenture or any of the Security Documents;

•	surrendering or modifying any franchise, license or permit subject to the Lien of the Security Documents that it may own or under which it may be operating;

•	altering, repairing, replacing, changing the location or position of and adding to its structures, machinery, systems, equipment, fixtures and appurtenances;

•	granting a license of any intellectual property;

•	selling, transferring or otherwise disposing of inventory in the ordinary course of business;

•	collecting accounts receivable in the ordinary course of business as permitted by the covenant described under “—Repurchase at the Option of Holders—Asset Sales”;

•	making cash payments (including for the repayment of Indebtedness or interest) from cash that is at any time part of the Collateral in the ordinary course of business that are not otherwise prohibited by the Indenture and the Security Documents; and

•	abandoning any intellectual property that is no longer used or useful in the Issuer’s business.

Additional Receivables Intercreditor Agreement

In addition, the First Lien Collateral Agent will be a party to an Additional Receivables Intercreditor Agreement, to be dated the Issue Date (as the same may be amended from time to time, the “Additional Receivables Intercreditor Agreement”), by and between the First Lien Collateral Agent and the collateral agent under the ABL Facility (the “ABL Collateral Agent”), by which the Notes will be given the same ranking and rights with respect to the Shared Receivables Collateral as provided to the General Credit Facility under the Receivables Intercreditor Agreement dated as of November 17, 2006 by and among the Junior Lien Collateral Agent, the First Lien Collateral Agent and the ABL Collateral Agent. The Additional Receivables Intercreditor Agreement will contain provisions with respect to the Shared Receivables Collateral and the relative rights, privileges and obligations relating thereto as between (a) the First Lien Collateral Agent and the New First Lien Secured Parties and (b) the ABL Collateral Agent and the ABL Secured Parties. The Additional Receivables Intercreditor Agreement will provide for first-priority Liens in the Shared Receivables Collateral in favor of the ABL Secured Parties and junior priority Liens in the Shared Receivables Collateral in favor of the New First Lien Secured Parties, subject to Permitted Liens. The relative rights, privileges and obligations with respect to the Shared Receivables Collateral of the ABL Secured Parties, on the one hand, and the New First Lien Secured Parties, on the other, are substantially similar to the relative rights, privileges and obligations with respect to the Non-Receivables Collateral of the New First Lien Secured Parties, on the one hand, and the Junior Lien Secured Parties, on the other, respectively, except that the Liens of the New First Lien Secured Parties in the Shared Receivables Collateral are second-priority Liens and the Liens of the ABL Secured Parties in the Shared Receivables Collateral are first-priority liens and except to the extent customary or necessary with respect to collateral of the type that constitutes Shared Receivables Collateral.

The relative rights, privileges and obligations with respect to the Shared Receivables Collateral (a) as between the First Lien Collateral Agent and the New First Lien Secured Parties, on the one hand, and the Junior Lien Collateral Agent and the Junior Lien Secured Parties, on the other, are governed by the Additional General Intercreditor Agreement described above and (b) as among the First Lien Secured Parties, are governed by the First Lien Intercreditor Agreement described above.

Certain Limitations on the Collateral

The Collateral securing the Notes will not include any of the following assets:

(1)	the property or assets owned by any Subsidiary of the Issuer that is not a Guarantor, including each ABL Financing Entity;

(2)	any rights or interests of the Issuer or any Guarantor in, to or under any agreement, contract, license, instrument, document or other general intangible (referred to solely for purposes of this clause (2) as a “Contract”), any intellectual property or any security or other investment property (i) to the extent the security interest in such Collateral is prohibited by any applicable contract, agreement or other instrument without the consent of any other party thereto (other than a party to the General Credit Facility or the Indenture or, in the case of investment property, a Wholly Owned Subsidiary), (ii) to the extent the security interest in such Contract would give any other party (other than a party to the General Credit Facility or the Indenture or, in the case of investment property, a Wholly Owned Subsidiary) to such Collateral the right to terminate its obligations thereunder or (iii) to the extent all necessary consents to such grant of a security interest have not been obtained from the other parties thereto (other than to the extent that any such prohibition referred to in clauses (i), (ii) and (iii) would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law); provided that this limitation shall not affect, limit, restrict or impair the grant by the Issuer or such Guarantor of a security interest in any account receivable or any money or other amounts due or to become due under any Contract;

(3)	any equipment of the Issuer or any Guarantor that is subject to, or secured by, a Capitalized Lease Obligation or Purchase Money Obligations and any equipment that constitutes an asset of an entity acquired in a transaction permitted by the Indenture to the extent that such equipment subject to a Lien permitted by the Indenture and the terms of the Indebtedness secured by such Lien prohibit assignment of, or granting of a security interest in, the Issuer’s or such Guarantor’s rights and interests therein (other than to the extent that any such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law); provided that immediately upon the repayment of all Indebtedness secured by such Lien, the Issuer or the Guarantor, as the case may be, shall be deemed to have granted a security interest in all the rights and interests with respect to such equipment;

(4)	any Voting Stock that is issued by any Foreign Subsidiary, if and to the extent that the inclusion of such Voting Stock in the Collateral would cause the Collateral pledged by the Issuer or the applicable Guarantor, as the case may be, to include in the aggregate more than 65% of the total combined voting power of all classes of Voting Stock of such Foreign Subsidiary;

(5)	any Capital Stock that is issued by a Subsidiary that is not owned directly by the Issuer or a Guarantor;

(6)

any Capital Stock and other securities of a Subsidiary (excluding Healthtrust, Inc.—The Hospital Company, a Delaware corporation and its successors and assigns) to the extent that the pledge of such Capital Stock and other securities results in the Company’s being required to file separate financial statements of such Subsidiary with the SEC, but only to the extent necessary to not be subject to such requirement and only for so long as such requirement is in existence and only with respect to the relevant Notes affected; provided that neither the Issuer nor any Subsidiary shall take any action in the form of a reorganization, merger or other restructuring a principal purpose of which is to provide for the release of the Lien on any Capital Stock pursuant to this clause (6). In addition, in the event that Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Subsidiary of the Company (excluding Healthtrust, Inc.—The Hospital Company, a Delaware corporation and its successors and assigns) due to the fact that such Subsidiary’s Capital Stock secures the Notes affected thereby, then the Capital Stock of such Subsidiary will automatically be deemed not to be part of the Collateral securing the relevant Notes affected thereby but only to the extent necessary to not be subject to such requirement and only for so long as required to not be subject to such requirement. In such event, the Security Documents may be amended or modified, without the consent of any Holder of such Notes, to the extent necessary to release the security interests in favor of the First Lien Collateral Agent on the shares of Capital Stock that are so deemed to no longer constitute part of the Collateral for the relevant Notes. In the event that Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Subsidiary’s Capital Stock to secure the Notes in excess of the amount then pledged without the filing with the SEC (or any other governmental agency) of separate financial statements of such Subsidiary, then the Capital Stock of such Subsidiary will automatically be deemed to be a part of the Collateral for the relevant Notes;

(7)	certain non-Principal Properties that do not constitute Non-Receivables Collateral;

(8)	any deposit accounts, other bank or securities accounts or cash of the Issuer or any Guarantor;

(9)	any leaseholds and motor vehicles of the Issuer or any Guarantor;

(10)	any Capital Stock or securities convertible into or exchangeable for Capital Stock (i) if, in the reasonable judgment of the Issuer, the cost or other consequences of pledging such Collateral shall be excessive in view of the benefits to be obtained by the First Lien Secured Parties therefrom or (ii) the pledge of such Collateral would result in adverse tax consequences to the Issuer or any of its Subsidiaries as reasonably determined by the Issuer and identified in writing to the First Lien Collateral Agent;

(11)	any collateral to the extent the grant of the security interest therein would violate any requirement of law; and

(12)	proceeds and products from any and all of the foregoing excluded collateral described in clauses (1) through (11), unless such proceeds or products would otherwise constitute Collateral securing the Notes.

Sufficiency of Collateral

The fair market value of the Collateral is subject to fluctuations based on factors that include, among others, the condition of the health care industry, the ability to sell the Collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. The amount to be received upon a sale of the Collateral would also be dependent on numerous factors, including, but not limited to, the actual fair market value of the Collateral at such time and the timing and the manner of the sale. By their nature, portions of the

Collateral may be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time or in an orderly manner. In addition, in the event of a bankruptcy, the ability of the Holders to realize upon any of the Collateral may be subject to certain bankruptcy law limitations as described below.

Certain Bankruptcy Limitations

The right of the Trustee to repossess and dispose of the Collateral upon the occurrence of an Event of Default would be significantly impaired by any Bankruptcy Law in the event that a bankruptcy case were to be commenced by or against the Company or any Guarantor prior to the Trustee’s having repossessed and disposed of the Collateral. Upon the commencement of a case for relief under the Bankruptcy Code, a secured creditor such as the Trustee is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security without bankruptcy court approval.

In view of the broad equitable powers of a U.S. bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the Trustee could repossess or dispose of the Collateral, the value of the Collateral at any time during a bankruptcy case or whether or to what extent Holders of the Notes would be compensated for any delay in payment or loss of value of the Collateral. The Bankruptcy Code permits only the payment and/or accrual of post-petition interest, costs and attorneys’ fees to a secured creditor during a debtor’s bankruptcy case to the extent the value of such creditor’s interest in the Collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the Collateral.

Furthermore, in the event a domestic or foreign bankruptcy court determines that the value of the Collateral is not sufficient to repay all amounts due on the Notes, the Holders of the Notes would hold secured claims only to the extent of the value of the Collateral to which the Holders of the Notes are entitled, and unsecured claims with respect to such shortfall.

Principal, Maturity and Interest

The Issuer will issue $600,000,000 and $1,400,000,000 of the 2019 Notes and the 2025 Notes, respectively, in this offering. The 2019 Notes will mature on October 15, 2019, and the 2025 Notes will mature on April 15, 2025. The 2019 Notes will bear interest at the rate of 4.25% per annum, computed on the basis of a 360-day year of twelve 30-day months, commencing on the Issue Date. Interest on the 2019 Notes will be payable twice a year on April 15 and October 15, beginning on April 15, 2015. Interest payable on any 2019 Note that is punctually paid or duly provided for on any interest payment date shall be paid to the person in whose name such 2019 Note is registered at the close of business on April 1 and October 1, as the case may be, preceding such interest payment date. The 2025 Notes will bear interest at the rate of 5.25% per annum, computed on the basis of a 360-day year of twelve 30-day months, commencing on the Issue Date. Interest on the 2025 Notes will be payable twice a year on April 15 and October 15, beginning on April 15, 2015. Interest payable on any 2025 Note that is punctually paid or duly provided for on any interest payment date shall be paid to the person in whose name such 2025 Note is registered at the close of business on April 1 and October 1, as the case may be, preceding such interest payment date.

The Issuer may issue additional 2019 Notes or additional 2025 Notes, from time to time after this offering under the Indenture (any such Notes, “Additional Notes”). The Notes offered by the Issuer and any Additional Notes of such series subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “Notes” for all purposes of the Indenture and this “Description of the Notes” include any Additional Notes that are actually issued.

The Notes will be issued in book-entry form only.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuer will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Notes as described under the caption “—Repurchase at the Option of Holders.” The Issuer may at any time and from time to time purchase Notes in the open market or otherwise.

Optional Redemption

Each series of Notes will be redeemable, at our option, at any time in whole or from time to time in part, at a redemption, or “make-whole,” price equal to the greater of:

•	100% of the aggregate principal amount of the Notes to be redeemed, and

•	an amount equal to sum of the present value of the remaining scheduled payments of principal of and interest on the Notes to be redeemed (excluding accrued and unpaid interest to the redemption date and subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date) discounted from their scheduled date of payment to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus 50 basis points

•	plus, in each of the above cases, accrued and unpaid interest, if any, to such redemption date.

Any notice of any redemption may be given prior to the redemption thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an equity offering or other corporate transaction. Notes called for redemption will become due on the date fixed for redemption. Notices of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder of the Notes to be redeemed at its registered address. The notice of redemption for the Notes will state, among other things, the amount of Notes to be redeemed, if less than all of the outstanding series of Notes are to be redeemed, the redemption date, the redemption price (or the method of calculating it) and each place that payment will be made upon presentation and surrender of Notes to be redeemed.

Unless we default in payment of the redemption price, interest will cease to accrue on any Notes that have been called for redemption on the redemption date. If the Issuer redeems less than all of the outstanding series of Notes, the Registrar and Paying Agent shall select the Notes to be redeemed in the manner described under “—Repurchase at the Option of Holders—Selection and Notice.”

For purposes of determining the optional redemption price, the following definitions are applicable:

“Comparable Treasury Issue” means, the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of a Note being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life of such Notes.

“Comparable Treasury Price” means, with respect to any redemption date for any Note: (1) the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of four such Reference Treasury Dealer Quotations; or (2) if the Independent Investment Banker is given fewer than four Reference Treasury Dealer Quotations, the average of all quotations obtained by the Independent Investment Banker.

“Independent Investment Banker” means one of the Reference Treasury Dealers, to be appointed by the Issuer.

“Reference Treasury Dealer” means (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, RBC Capital Markets, LLC, SunTrust Robinson Humphrey, Inc., UBS Securities LLC and Wells Fargo Securities, LLC (or their respective affiliates that are Primary Treasury Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Issuer will substitute therefor another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealer selected by the Issuer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date for any Note, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“Treasury Rate” means, at the time of computation, (1) the semi-annual equivalent yield to maturity of the United States Treasury Securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the redemption date or, if such Statistical Release is no longer published, any publicly available source of similar market data) for the maturity corresponding to the Comparable Treasury Issue; provided, however, that if no maturity is within three months before or after the maturity date for the Notes being redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (2) if that release, or any successor release, is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date. The Treasury Rate will be calculated on the third Business Day preceding the redemption date.

Except as set forth above, the Notes will not be redeemable by us prior to maturity.

Denominations, Registration and Transfer

The Issuer will issue the Notes in registered form and in denominations of $2,000 or any integral multiple of $1,000 in excess thereof. We have appointed Deutsche Bank Trust Company Americas as security registrar.

Repurchase at the Option of Holders

Change of control

The Notes will provide that if a Change of Control occurs, unless the Issuer has previously or concurrently mailed a redemption notice with respect to all the outstanding Notes as described under “Optional Redemption,” the Issuer will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will send notice of such Change of Control Offer by first-class mail, with a copy to the Trustee and the Registrar, to each Holder of Notes to the address of such Holder appearing in the security register with a copy to the Trustee and the Registrar or otherwise in accordance with the procedures of DTC, with the following information:

(1)	that a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control” and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(2)	the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3)	that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4)	that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5)	that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6)	that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes; provided that the paying agent receives, not later than the close of business on the 30th day following the date of the Change of Control notice, a telegram, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7)	that Holders tendering less than all of their Notes will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to $2,000 or an integral multiple of $1,000 in excess thereof; and

(8)	the other instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,

(1)	accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3)	deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.

The Senior Credit Facilities provide, and future credit agreements or other agreements relating to Senior Indebtedness to which the Issuer becomes a party may provide, that certain change of control events with respect to the Issuer would constitute a default thereunder (including a Change of Control under the Indenture). If we experience a change of control that triggers a default under our Senior Credit Facilities, we could seek a waiver of such default or seek to refinance our Senior Credit Facilities. In the event we do not obtain such a waiver or refinance the Senior Credit Facilities, such default could result in amounts outstanding under our Senior Credit Facilities being declared due and payable and could cause a Receivables Facility to be wound down.

The Issuer’s ability to pay cash to the Holders of the Notes following the occurrence of a Change of Control may be limited by its then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Underwriters and us. After the Issue Date, we have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

The Issuer will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Issuer to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Issuer to make an offer to repurchase the Notes as described above.

The provisions under the Indenture relating to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Asset sales

The Indenture will provide that the Issuer will not, and will not permit any of its Restricted Subsidiaries to consummate, directly or indirectly, an Asset Sale, unless:

(1)	the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of; and

(2)	except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(a)	any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Issuer or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes, that are assumed by the transferee of any such assets and for which the Issuer and all of its Restricted Subsidiaries have been validly released by all creditors in writing,

(b)	any securities received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale, and

(c)	any Designated Non-cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed 5% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose.

Within 450 days after the receipt of any Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

(1)	to permanently reduce:

(a)	Obligations constituting First Lien Obligations (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto) (provided that (x) to the extent that the terms of First Lien Obligations other than Obligations under the Notes require that such First Lien Obligations are repaid with the Net Proceeds of Asset Sales prior to repayment of other Indebtedness, the Issuer and its Restricted Subsidiaries shall be entitled to repay such other First Lien Obligations prior to repaying the Obligations under the Notes and (y) subject to the foregoing clause (x), if the Issuer or any Guarantor shall so reduce First Lien Obligations, the Issuer will equally and ratably reduce Obligations under the Notes through open-market purchases (provided that such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, on the pro rata principal amount of Notes);

(b)	Obligations under the Existing Notes which have a final maturity date (as in effect on the Issue Date) on or prior to the maturity date of the Notes; provided that, at the time of, and after giving effect to, such repurchase, redemption or defeasance, the aggregate amount of Net Proceeds used to repurchase, redeem or defease Existing Notes pursuant to this subclause (b) following the Issue Date shall not exceed 5% of the consolidated total assets of the Issuer and is subsidiaries at such time; or

(c)	Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Issuer or another Restricted Subsidiary (or any affiliate thereof);

(2)	to make (a) an Investment in any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or another of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other assets, in each of (a), (b) and (c), used or useful in a Similar Business; or

(3)	to make an investment in (a) any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or another of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) properties or (c) acquisitions of other assets that, in each of (a), (b) and (c), replace the businesses, properties and/or assets that are the subject of such Asset Sale;

provided that, in the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Issuer, or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, the Issuer or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided, further, that if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds.

Any Net Proceeds from Asset Sales of Collateral that are not invested or applied as set forth in the first sentence of the preceding paragraph will be deemed to constitute “Collateral Excess Proceeds.” When the aggregate amount of Collateral Excess Proceeds exceeds $200.0 million, the Issuer shall make an offer to all Holders of the Notes and, if required by the terms of any First Lien Obligations or Obligations secured by a Lien permitted under the Indenture (which Lien is not subordinate to the Lien of the Notes with respect to the Collateral), to the holders of such First Lien Obligations or such other Obligations (a “Collateral Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Notes and such First Lien Obligations or such other Obligations that is a minimum of $2,000 or an integral multiple of $1,000 in excess thereof that may be purchased out of the Collateral Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence a Collateral Asset Sale Offer with respect to Collateral Excess Proceeds within ten Business Days after the date that Collateral Excess Proceeds exceed $200.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee.

Any Net Proceeds from Asset Sales of non-Collateral that are not invested or applied as provided and within the time period set forth in the first sentence of the second preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $200.0 million, the Issuer shall make an offer to all Holders of the Notes and, if required or permitted by the terms of any Senior Indebtedness, to the holders of such Senior Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Notes and such Senior Indebtedness that is a minimum of $2,000 or an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $200.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee.

To the extent that the aggregate amount of Notes and such other First Lien Obligations or Obligations secured by a Lien permitted by the Indenture (which Lien is not subordinate to the Lien of the Notes with respect to the Collateral) tendered pursuant to a Collateral Asset Sale Offer is less than the Collateral Excess Proceeds, the Issuer may use any remaining Collateral Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. To the extent that the aggregate amount of Notes and such Senior Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of Notes or other First Lien Obligations or such other Obligations surrendered by such holders thereof exceeds the amount of Collateral Excess Proceeds, the Trustee shall select the Notes and such other First Lien Obligations or such other Obligations to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such other First Lien Obligations or such other Obligations tendered. If the aggregate principal amount of Notes or the Senior Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such Senior Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Senior Indebtedness tendered. Upon completion of any such Collateral Asset Sale Offer or Asset Sale Offer, the amount of Collateral Excess Proceeds or Excess Proceeds, as the case may be, shall be reset at zero. Additionally, the Issuer may, at its option, make a Collateral Asset Sale Offer or an Asset Sale Offer using proceeds from any Asset Sale at any time after consummation of such Asset Sale; provided that such Collateral Asset Sale Offer or Asset Sale Offer shall be in an aggregate amount of not less than $50.0 million. Upon consummation of such Collateral Asset Sale Offer or Asset Sale Offer, any Net Proceeds not required to be used to purchase Notes shall not be deemed Excess Proceeds.

Pending the final application of any Net Proceeds pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to a Collateral Asset Sale Offer or an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

Selection and Notice

If the Issuer is redeeming less than all of the Notes issued by it at any time, the Registrar and Paying Agent will select the Notes to be redeemed (a) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed, (b) on a pro rata basis to the extent practicable or (c) by lot or such other similar method in accordance with the procedures of DTC.

Notices of purchase or redemption shall be mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or redemption date to each Holder of Notes at such Holder’s registered address or otherwise in accordance with the procedures of DTC, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. If any Note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

The Issuer will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions thereof called for redemption.

Certain Covenants

Set forth below are summaries of certain covenants contained in the Indenture.

Covenant suspension

If on any date following the Issue Date (i) the Notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Investment Grade Rating Event”), the Issuer and the Subsidiaries will not be subject to the “—Repurchase at the Option of Holders—Change of Control” covenant (the “Suspended Covenant”).

In the event that the Issuer and the Subsidiaries are not subject to the Suspended Covenant under the Indenture for any period of time as a result of the foregoing, and on any subsequent date one or both of the Rating Agencies (a) withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating and/or (b) the Issuer or any of its Affiliates enters into an agreement to effect a transaction that would result in a Change of Control and one or more of the Rating Agencies indicate that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause such Rating Agency to withdraw its Investment Grade Rating or downgrade the ratings assigned to the Notes below an Investment Grade Rating, then the Issuer and the Subsidiaries will thereafter again be subject to the Suspended Covenant under the Indenture with respect to future events, including, without limitation, a proposed transaction described in clause (b) above.

In the event of any such reinstatement, no action taken or omitted to be taken by the Issuer or any of its Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default under the Indenture with respect to Notes.

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

Covenant termination and release of collateral

If on any date following the Issue Date, an Investment Grade Rating Event has occurred:

(A)	all Collateral securing the Notes shall be released in accordance with the terms set forth in the Indenture and the Security Documents;

(B)	the Issuer and the Subsidiaries will not be subject to covenants described under “—Repurchase at the Option of Holders—Asset Sales” and “—Liens”; and

(C)	only the covenants described below under the caption “—Investment Grade Covenants” will apply to the Issuer and become effective upon the occurrence of such an Investment Grade Rating Event.

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

In addition, if on any date following the Issue Date, substantially all of the Collateral has been released pursuant to clause (5) described under “—Collateral—Release of Collateral”:

(A)	the Issuer and the Subsidiaries will not be subject to covenants described under “—Repurchase at the Option of Holders—Asset Sales” and “—Liens”; and

(B)	only the covenants described below under the caption “—Investment Grade Covenants” will apply to the Issuer and become effective upon the occurrence of such an event.

Liens

The Issuer will not, and will not permit any Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Indebtedness or any related guarantee, on any asset or property of the Issuer or any Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, other than Liens securing Indebtedness that are junior in priority to the Liens on such property, assets or proceeds securing the Notes and related Guarantees.

The foregoing shall not apply to (a) Liens securing the Notes and the related Guarantees, (b) Liens securing Indebtedness permitted to be incurred under Credit Facilities, including any letter of credit relating thereto, that was permitted to be incurred pursuant to clause (1) of the second paragraph under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” set forth in the 7 1⁄4% First Priority Notes Indenture as in effect on the Issue Date; provided that, with respect to Liens securing Obligations permitted under this subclause (b), the Notes and the related Guarantees are secured by Liens on the assets subject to such Liens to the extent, with the priority and subject to intercreditor arrangements, in each case no less favorable to the Holders of the Notes than those described under “Security” above and (c) Liens which are pari passu in priority to the Liens securing the Notes and related Guarantees and are incurred to secure Obligations in respect of any Indebtedness permitted to be incurred pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” set forth in the 7 1⁄4% First Priority Notes Indenture as in effect on the Issue Date; provided that, with respect to Liens securing Obligations permitted under this subclause (c), at the time of incurrence and after giving pro forma effect thereto, the ratio of (1) the aggregate amount of Indebtedness secured by property, assets or proceeds that secure the Notes and related Guarantees that are subject to a Lien that is pari passu or senior in priority to the Liens securing the Notes and the related Guarantees incurred pursuant to subclause (b) above, this subclause (c) and clause (6) of the definition of “Permitted Liens” (other than Liens securing Indebtedness incurred pursuant to clauses (4) and (18) of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” set forth in the 7 1⁄4% First Priority Notes Indenture as in effect on the Issue Date) to (2) the Issuer’s EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio would be no greater than 4.25 to 1.0; provided that, with respect to Liens securing Obligations permitted under this subclause (c), the Notes and the related Guarantees are secured by Liens on the assets subject to such Liens to the extent, with the priority and subject to intercreditor arrangements, in each case no less favorable to the Holders of the Notes than those described under “—Security” above.

Investment grade covenants

The following covenants will be applicable to the Issuer and its Restricted Subsidiaries upon the occurrence of the events described above under “—Certain Covenants—Covenant Termination and Release of Collateral.”

Limitations on Mortgages

Nothing in the Indenture or in the Notes shall in any way restrict or prevent the Issuer, the Parent Guarantor or any Subsidiary from incurring any Indebtedness, provided, however, that the Indenture will provide that neither the Issuer nor any of its Subsidiaries will issue, assume or guarantee any indebtedness or obligation secured by Mortgages upon any Principal Property, unless the Notes shall be secured equally and ratably with (or prior to) such Indebtedness. This restriction will not apply to:

(a)	Mortgages securing all or any part of the purchase price of property acquired or cost of construction of property or cost of additions, substantial repairs, alterations or improvements or property, if the Indebtedness and the related Mortgages are incurred within 18 months of the later of the acquisition or completion of construction and full operation or additions, repairs, alterations or improvements;

(b)	Mortgages existing on property at the time of its acquisition by the Issuer or a Subsidiary or on the property of a Person at the time of the acquisition of such Person by the Issuer or a Subsidiary (including acquisitions through merger or consolidation);

(c)	Mortgages to secure Indebtedness on which the interest payments to holders of the related indebtedness are excludable from gross income for federal income tax purposes under Section 103 of the Code;

(d)	Mortgages in favor of the Issuer or any Subsidiary;

(e)	Mortgages existing on the date of the Indenture;

(f)	Mortgages in favor of a government or governmental entity that (i) secure Indebtedness which is guaranteed by the government or governmental entity, (ii) secure Indebtedness incurred to finance all or some of the purchase price or cost of construction of goods, products or facilities produced under contract or subcontract for the government or governmental entity, or (iii) secure Indebtedness incurred to finance all or some of the purchase price or cost of construction of the property subject to the Mortgage;

(g)	Mortgages incurred in connection with the borrowing of funds where such funds are used to repay within 120 days after entering into such Mortgage, Indebtedness in the same principal amount secured by other Mortgages on Principal Property with at least the same appraised fair market value; and

(h)	any extension, renewal or replacement of any Mortgage referred to in clauses (a) through (g) above, provided the amount secured is not increased and such extension, renewal or replacement Mortgage relates to the same property.

Limitations on sale and lease-back

The Indenture will provide that neither the Issuer nor any Subsidiary will enter into any Sale and Lease-Back Transaction with respect to any Principal Property with another person (other than with the Issuer or a Subsidiary) unless either:

(a)	the Issuer or such Subsidiary could incur indebtedness secured by a mortgage on the property to be leased without equally and ratably securing the Notes; or

(b)	within 120 days, the Issuer applies the greater of the net proceeds of the sale of the leased property or the fair value of the leased property, net of all Notes delivered under the Indenture, to the voluntary retirement of our Funded Debt and/or the acquisition or construction of a Principal Property.

Exempted transactions

Notwithstanding the foregoing provisions described above under “—Limitation on Mortgages” and “—Limitations on Sale and Lease-Back” if the aggregate outstanding principal amount of all Indebtedness of the Issuer and its Subsidiaries that is subject to and not otherwise permitted under these restrictions does not exceed 15% of the Consolidated Net Tangible Assets of the Issuer and its Subsidiaries, then:

(a)	the Issuer or any of its Subsidiaries may issue, assume or guarantee Indebtedness secured by Mortgages; and

(b)	the Issuer or any of its Subsidiaries may enter into any Sale and Lease-Back Transaction.

Events of Default

Under the Indenture, an “Event of Default” applicable to the Notes of any series means:

•	failure to pay the principal or any premium on the Notes when due;

•	failure to pay any interest on the Notes when due, and such default continues for a period of 30 days;

•	failure to deposit any sinking fund payment in respect of the Notes when due;

•	failure to perform, or the breach of, any of our other applicable covenants or warranties in the Indenture, and such default continues for a period of 60 days after written notice by Holders of at least 10% in principal amount of the outstanding Notes of such series;

•	events in bankruptcy, insolvency or reorganization;

•	the Guarantee of any Significant Subsidiary shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary, as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture; or

•	to the extent applicable, with respect to any Collateral having a fair market value in excess of $200 million, individually or in the aggregate, (a) the security interest under the Security Documents, at any time, ceases to be in full force and effect for any reason other than in accordance with the terms of the Indenture, the Security Documents and the Intercreditor Agreements, (b) any security interest created thereunder or under the Indenture is declared invalid or unenforceable by a court of competent jurisdiction or (c) the Issuer or any Guarantor asserts, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable.

If any Event of Default with respect to the Notes occurs and is continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes may declare the principal amount of all the Notes to be due and payable immediately. The Holders may, under certain circumstances, rescind and annul this acceleration prior to obtaining a judgment or decree.

Other than the duties of the Trustee during a default to act with the required standard of care, the Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders unless the Holders shall have offered to the Trustee indemnity reasonably satisfactory to it. Subject to these indemnification provisions, the Holders of a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Notes.

We will furnish the Trustee annually with a statement as to our performance of certain obligations under the Indenture and as to any default in our performance.

Modification and Waiver

Without holder consent

Without the consent of any Holders of any series of Notes, the Issuer, any Guarantor (with respect to a Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement the Indenture, any Security Document and any Guarantee or Notes for any of the following purposes:

(1)	to evidence the succession of another corporation to the Issuer and the assumption by such successor of the covenants of the Issuer in compliance with the requirements set forth in the Indenture; or

(2)	to add to the covenants for the benefit of the Holders or to surrender any right or power herein conferred upon the Issuer; or

(3)	to add any additional Events of Default; or

(4)	to change or eliminate any of the provisions of the Indenture, provided that any such change or elimination shall become effective only when there are no outstanding Notes of any series created prior to the execution of such supplemental indenture that is entitled to the benefit of such provision and as to which such supplemental indenture would apply; or

(5)	to add a Guarantor to the Notes; or

(6)	to supplement any of the provisions of the Indenture to such extent necessary to permit or facilitate the defeasance and discharge of the Notes, provided that any such action does not adversely affect the interests of the Holders of the Notes in any material respect; or

(7)	to evidence and provide for the acceptance of appointment hereunder by a successor Trustee and to add to or change any of the provisions of the Indenture necessary to provide for or facilitate the administration of the trusts by more than one Trustee; or

(8)	to cure any ambiguity, to correct or supplement any provision of the Indenture which may be defective or inconsistent with any other provision; or

(9)	to change any place or places where the principal of and premium, if any, and interest, if any, on the Notes shall be payable, the Notes may be surrendered for registration or transfer, the Notes may be surrendered for exchange, and notices and demands to or upon the Issuer may be served; or

(10)	to mortgage, pledge, hypothecate or grant any other Lien in favor of the Trustee for the benefit of the Holders of the Notes, as additional security for the payment and performance of all or any portion of the Obligations, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee or the Collateral Agent pursuant to the Indenture, any of the Security Documents or otherwise; or

(11)	to release Collateral from the Lien of the Indenture and the Security Documents when permitted or required by the Security Documents or the Indenture; or

(12)	to add Additional First Lien Secured Parties or additional ABL Secured Parties, to any Security Documents in accordance with such Security Documents.

With holder consent

For any series of Notes, the Issuer and the Trustee may modify and amend the Indenture, any Guarantee or any Security Document with the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes of such series; however, we must have the consent of the Holder of each outstanding Note of such series affected to:

(1)	change the stated maturity of the principal of, or installment of interest, if any, on, such Notes, or reduce the principal amount thereof or the interest thereon or any premium payable upon redemption thereof;

(2)	change the currency in which the principal of (and premium, if any) or interest on such Notes are denominated or payable, or reduce the amount of the principal of a Discount Security that would be due and payable upon a declaration of acceleration of the maturity thereof;

(3)	adversely affect the right of repayment or repurchase, if any, at the option of the Holder after such obligation arises, or reduce the amount of, or postpone the date fixed for, any payment under any sinking fund or impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date);

(4)	reduce the percentage of Holders whose consent is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or certain defaults;

(5)	modify the provisions that require Holder consent to modify or amend the Indenture or that permit Holders to waive compliance with certain provisions of the Indenture or certain defaults;

(6)	make any change to or modify the ranking of such Notes or the subordination of the Liens with respect to such Notes that would adversely affect the Holders; or

(7)	except as expressly permitted by the Indenture, modify the Guarantees of any Significant Subsidiary in any manner adverse to the Holders of the Notes.

In addition, without the consent of at least 75% in aggregate principal amount of Notes of such series then outstanding, an amendment, supplement or waiver may not:

(1)	modify any Security Document or the provisions of the Indenture dealing with the Security Documents or application of trust moneys, or otherwise release any Collateral, in any manner materially adverse to the Holders other than in accordance with the Indenture, the Security Documents and the Intercreditor Agreements; or

(2)	modify any Intercreditor Agreement in any manner materially adverse to the Holders other than in accordance with the Indenture, the Security Documents and the Intercreditor Agreements.

The Holders of a majority in aggregate principal amount of the outstanding Notes may, on behalf of all Holders, waive any past default under the Indenture with respect to Notes. However, such Holders may not waive a past default in the payment of principal, premium or interest, or any sinking fund installment with respect to the Notes, or waive a covenant or provision that cannot be modified or amended, without the consent of the Holders of each outstanding Note affected.

Consolidation, Merger, Sale or Lease of Assets

The Issuer may consolidate with or merge into, or transfer or lease all or substantially all of its assets to another Person (whether or not the Issuer is the surviving corporation) without the consent of the Holders of any series of Notes under the Indenture if:

•	the successor entity assumes the Issuer’s obligations on the Notes and under the Indenture, as if such successor were an original party to the Indenture;

•	after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing;

•	if, as a result of any such consolidation or merger or such conveyance, transfer or lease, properties or assets of the Issuer would become subject to a mortgage, pledge, lien, security interest or other encumbrance that would not be permitted by the Indenture, the Issuer or such successor corporation or Person, as the case may be, shall take such steps as shall be necessary effectively to secure all the Notes equally and ratably with (or prior to) all indebtedness secured thereby;

•	each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture and the Notes;

•	the Collateral owned by the successor entity will (a) continue to constitute Collateral under the Indenture and the Security Documents, (b) be subject to a Lien in favor of the First Lien Collateral Agent for the benefit of the Trustee and the Holders of the Notes and (c) not be subject to any other Lien, other than Permitted Liens and other Liens permitted under the covenant described under “—Liens”;

•	to the extent any assets of the Person which is merged or consolidated with or into the successor entity are assets of the type which would constitute Collateral under the Security Documents, the successor entity will take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in the Indenture or any of the Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the Security Documents; and

•	the Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel each stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture comply with this covenant and that all conditions precedent provided for relating to such transaction have been complied with.

Subject to certain limitations described in the Indenture governing release of a Guarantee upon the sale, disposition or transfer of a Guarantor, neither the Parent Guarantor nor any Guarantor (each, a “guarantor”) will, and the Issuer will not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not the Issuer or such guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1)

(a) such guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor, as the case may be, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(b)	the Successor Person, if other than such guarantor, expressly assumes all the obligations of such guarantor under the Indenture and such guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(c)	immediately after such transaction, no Default exists; and

(d)	the Issuer shall have delivered to the Trustee an Officer’s Certificate, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; or

(2)	the transaction is made in compliance with the covenant described under “—Repurchase at the Option of Holders—Asset Sales.”

Subject to certain limitations described in the Indenture, the Successor Person will succeed to, and be substituted for, such guarantor under the Indenture and such guarantor’s guarantee. Notwithstanding the foregoing, any guarantor may (i) merge into or transfer all or part of its properties and assets to another guarantor or the Issuer, (ii) merge with an Affiliate of the Company solely for the purpose of reincorporating the guarantor in the United States, any state thereof, the District of Columbia or any territory thereof or (iii) convert into a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of such guarantor.

Defeasance

We may be discharged from our obligations under the Notes, and we will not be subject to the limitations in the Indenture discussed in the above sections, if we deposit with the Trustee trust money or U.S. government obligations that are sufficient to pay all principal, premium and interest on the Notes. We would deliver to the Trustee an opinion of counsel to the effect that the deposit and related defeasance would not (1) cause the Holders of the Notes to recognize income, gain or loss for United States income tax purposes or (2) result in the delisting of the Notes from any national securities exchange (if so listed).

Notices

Notices to Holders will be mailed to the addresses of the holders listed in the security register.

Governing Law

We will construe the Indenture and the Notes in accordance with the laws of the State of New York.

Concerning the Trustee

The Trustee has normal banking relationships with us.

Certain Definitions

“7 1⁄4% First Priority Notes Indenture” means that certain Indenture, dated as of March 10, 2010, among the Issuer, the guarantors named on Schedule I thereto, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as paying agent, registrar and transfer agent.

“ABL Facility” means the Credit Agreement, dated as of September 30, 2011, as amended and restated as of March 7, 2014, by and among the Issuer, the lenders party thereto in their capacities as lenders thereunder and Bank of America, N.A., as Administrative Agent, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof.

“ABL Financing Entity” means the Issuer and certain of its subsidiaries from time to time named as borrowers or guarantors under the ABL Facility.

“ABL Obligations” means Obligations under the ABL Facility.

“ABL Secured Parties” means each of (i) the ABL Collateral Agent on behalf of itself and the lenders under the ABL Facility and lenders or their affiliates counterparty to related Hedging Obligations and (ii) each other holder of ABL Obligations.

“Additional First Lien Obligations” shall have the meaning given such term by the Security Agreement and shall include the Notes Obligations.

“Additional First Lien Secured Party” means the holders of any Additional First Lien Obligations, including the Holders, and any Authorized Representative with respect thereto, including the Trustee.

“Additional General Intercreditor Agreement” has the meaning set forth under “—Security—Additional General Intercreditor Agreement.”

“Additional Receivables Intercreditor Agreement” has the meaning set forth under “—Security—Additional Receivables Intercreditor Agreement.”

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “Control” (including, with correlative meanings, the terms “Controlling,” “Controlled By” and “Under Common Control With”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliated Entity” means any Person which (i) does not transact any substantial portion of its business or regularly maintain any substantial portion of its operating assets within the continental limits of the United States of America, (ii) is principally engaged in the business of financing (including, without limitation, the purchase, holding, sale or discounting of or lending upon any notes, contracts, leases or other forms of obligations) the sale or lease of merchandise, equipment or services (1) by the Issuer, (2) by a Subsidiary (whether such sales or leases have been made before or after the date which such Person became a Subsidiary), (3) by another Affiliated Entity or (4) by any Person prior to the time which substantially all its assets have heretofore been or shall hereafter have been acquired by the Issuer, (iii) is principally engaged in the business of owning, leasing, dealing in or developing real property, (iv) is principally engaged in the holding of stock in, and/or the financing of operations of, an Affiliated Entity, or (v) is principally engaged in the business of (1) offering health benefit products or (2) insuring against professional and general liability risks of the Issuer.

“Applicable Authorized Representative” means, with respect to any Common Collateral, (i) until the earlier of (x) the Discharge of General Credit Facility Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the administrative agent under the General Credit Facility and (ii) from and after the earlier of (x) the Discharge of General Credit Facility Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative.

“Asset Sale” means:

(1)	the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Issuer or any of its Restricted Subsidiaries (each referred to in this definition as a “Disposition”); or

(2)	the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions (other than Preferred Stock of Restricted Subsidiaries issued in compliance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” set forth in the 7 1⁄4% First Priority Notes Indenture as in effect on the Issue Date);

in each case, other than:

(a)	any disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale in the ordinary course of business;

(b)	the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under “—Certain Covenants—Consolidation, Merger, Sale or Lease of Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(c)	the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described under “—Limitation on Restricted Payments” set forth in the 7 1⁄4% First Priority Notes Indenture as in effect on the Issue Date;

(d)	any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than $100.0 million;

(e)	any disposition of property or assets or issuance of securities by a Restricted Subsidiary of the Issuer to the Issuer or by the Issuer or a Restricted Subsidiary of the Issuer to another Restricted Subsidiary of the Issuer;

(f)	to the extent allowable under Section 1031 of the Code or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g)	the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(h)	any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i)	foreclosures on assets;

(j)	sales of accounts receivable, or participations therein, in connection with the ABL Facility or any Receivables Facility;

(k)	any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after November 17, 2006, including Sale and Lease-Back Transactions and asset securitizations permitted by the Indenture;

(l)	dispositions in the ordinary course of business by any Restricted Subsidiary (including, without limitation, HCI) engaged in the insurance business in order to provide insurance to the Issuer and its Subsidiaries;

(m)	sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(n)	any issuance or sale of Equity Interests or dispositions in connection with ordinary course syndications of Subsidiaries or joint ventures owning or operating one or more health care facilities, including, without limitation, hospitals, ambulatory surgery centers, outpatient diagnostic centers or imaging centers in any transaction or series of related transactions with an aggregate fair market value of less than $100.0 million; and

(o)	any issuance or sale of Equity Interests of any Restricted Subsidiary (including, without limitation, HealthTrust Purchasing Group, L.P.) to any Person operating in a Similar Business for which such Restricted Subsidiary provides shared purchasing, billing, collection or similar services in the ordinary course of business.

“Asset Sale Offer” has the meaning set forth in the fourth paragraph under “—Repurchase at the Option of Holders—Asset Sales.”

“Authorized Representative” means (i) in the case of any General Credit Facility Obligations or the General Credit Facility Secured Parties, the administrative agent under the General Credit Facility,

(ii) in the case of the Existing First Priority Notes Obligations or the Existing First Priority Notes, Law Debenture Trust Company of New York, as trustee for the holders of the Existing First Priority Notes,

(iii) in the case of the Notes Obligations or the Holders, the Trustee, and

(iv) in the case of any Series of Additional First Lien Obligations or Additional First Lien Secured Parties that become subject to the First Lien Intercreditor Agreement, the Authorized Representative named for such Series in the applicable joinder agreement.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Business Day” means each day which is not a Legal Holiday.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1)	United States dollars;

(2)	euros or any national currency of any participating member state of the EMU or such local currencies held by the Company and its Restricted Subsidiaries from time to time in the ordinary course of business;

(3)	securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government (or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of the U.S. government) with maturities of 24 months or less from the date of acquisition;

(4)	certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5)	repurchase obligations for underlying securities of the types described in clauses (3) and (4) entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6)	commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 24 months after the date of creation thereof;

(7)	marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(8)	investment funds investing 95% of their assets in securities of the types described in clauses (1) through (7) above;

(9)	readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(10)	Indebtedness or Preferred Stock issued by Persons with a rating of A or higher from S&P or A2 or higher from Moody’s with maturities of 24 months or less from the date of acquisition; and

(11)	Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above; provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Change of Control” means the occurrence of any of the following:

(1)	the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or

(2)	the Issuer becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies holding directly or indirectly 100% of the total voting power of the Voting Stock of the Issuer.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

“Collateral” means, collectively, the Shared Receivables Collateral and Non-Receivables Collateral.

“Collateral Asset Sale Offer” has the meaning set forth in the third paragraph under “—Repurchase at the Option of Holders—Asset Sales.”

“Collateral Excess Proceeds” has the meaning set forth in the third paragraph under “—Repurchase at the Option of Holders—Asset Sales.”

“Common Collateral” means, at any time, Collateral in which the holders of two or more Series of First Lien Obligations (or their respective Authorized Representatives) hold a valid and perfected security interest at such time. If more than two Series of First Lien Obligations are outstanding at any time and the holders of less than all Series of First Lien Obligations hold a valid and perfected security interest in any Collateral at such time then such Collateral shall constitute Common Collateral for those Series of First Lien Obligations that hold a valid security interest in such Collateral at such time and shall not constitute Common Collateral for any Series which does not have a valid and perfected security interest in such Collateral at such time.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and Capitalized Software Expenditures, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (u) accretion or accrual of discounted liabilities not constituting Indebtedness, (v) any expense resulting from the discounting of the Existing Notes or other Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting, (w) any “Additional Interest” with respect to other securities, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility); plus

(2)	consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3)	interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(1)	any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses, severance, relocation costs, consolidation and closing costs, integration and facilities opening costs, business optimization costs, transition costs, restructuring costs, signing, retention or completion bonuses, and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded,

(2)	the cumulative effect of a change in accounting principles during such period shall be excluded,

(3)	any after-tax effect of income (loss) from disposed, abandoned or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded,

(4)	any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or abandonments other than in the ordinary course of business, as determined in good faith by the Issuer, shall be excluded,

(5)	the Net Income for such period of any Person that is an Unrestricted Subsidiary shall be excluded; provided that Consolidated Net Income of the Issuer shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period,

(6)	[Reserved]

(7)	effects of adjustments (including the effects of such adjustments pushed down to the Issuer and its Restricted Subsidiaries) in the property, equipment, inventory, software and other intangible assets, deferred revenues and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of recapitalization accounting or, if applicable, purchase accounting in relation to the Issuer’s 2006 recapitalization transaction or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(8)	any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded,

(9)	any impairment charge or asset write-off, including, without limitation, impairment charges or asset write-offs related to intangible assets, long-lived assets or investments in debt and equity securities, in each case, pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(10)	any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, and any cash charges associated with the rollover, acceleration or payout of Equity Interests by management of the Company or any of its direct or indirect parent companies in connection with the Issuer’s 2006 recapitalization transaction, shall be excluded,

(11)	any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, asset sale, issuance or repayment of any Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,

(12)	accruals and reserves that are established or adjusted within twelve months after November 17, 2006 that are so required to be established as a result of the Issuer’s 2006 recapitalization transaction in accordance with GAAP, or changes as a result of adoption or modification of accounting policies, shall be excluded, and

(13)	to the extent covered by insurance and actually reimbursed, or, so long as the Issuer has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded.

“Consolidated Net Tangible Assets” means, with respect to any Person, the total amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities as disclosed on the consolidated balance sheet of such Person (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed and further excluding any deferred income taxes that are included in current liabilities) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as set forth on the most recent consolidated balance sheet of the Issuer and computed in accordance with generally accepted accounting principles.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“Primary

Obligations”) of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2)	to advance or supply funds

(a)	for the purchase or payment of any such primary obligation, or

(b)	to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Controlling Secured Parties” means, with respect to any Common Collateral, the Series of First Lien Secured Parties whose Authorized Representative is the Applicable Authorized Representative for such Common Collateral.

“Credit Facilities” means, with respect to the Issuer or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Issuer, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any parent corporation thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of the Issuer or the applicable parent corporation thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph under the covenant described under “—Limitation on Restricted Payments” set forth in the 7 1⁄4% First Priority Notes Indenture as in effect on the Issue Date.

“Discharge of General Credit Facility Obligations” means, with respect to any Common Collateral, the date on which the General Credit Facility Obligations are no longer secured by such Common Collateral; provided that the Discharge of General Credit Facility Obligations shall not be deemed to have occurred in connection with a refinancing of such General Credit Facility Obligations with additional First Lien Obligations secured by such Common Collateral under an agreement relating to Additional First Lien Obligations which has been designated in writing by the administrative agent under the General Credit Facility so refinanced to the First Lien Collateral Agent and each other Authorized Representative as the General Credit Facility for purposes of the First Lien Intercreditor Agreement.

“Discharge of New First Lien Obligations” means, except to the extent any such New First Lien Obligations are reinstated pursuant to the Additional General Intercreditor Agreement, the discharge or legal defeasance or covenant defeasance of the Indenture in accordance with its terms; provided that the Discharge of New First Lien Obligations shall not be deemed to have occurred if such payments are made with proceeds of other New First Lien Obligations that constitute an exchange or replacement for or a refinancing, in whole or in part, of such New First Lien Obligations. In the event the New First Lien Obligations are modified and such Obligations are paid over time or otherwise modified pursuant to Section 1129 of the Bankruptcy Code, the New First Lien Obligations shall be deemed to be discharged when the final payment is made, in cash, in respect of such indebtedness and any obligations pursuant to such new indebtedness shall have been satisfied.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(1)	increased (without duplication) by:

(a)	provision for taxes based on income or profits or capital gains, including, without limitation, foreign, federal, state, franchise and similar taxes (such as the Pennsylvania capital tax) and foreign withholding taxes (including penalties and interest related to such taxes or arising from tax examinations) of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

(b)	Fixed Charges of such Person for such period (including (x) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges), together with items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (1)(u), (v), (w), (x), (y) and (z) of the definition thereof, and, in each such case, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(c)	Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same was deducted (and not added back) in computing Consolidated Net Income; plus

(d)	any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to any offering of debt securities or bank financing and (ii) any amendment or other modification of such financing, and, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(e)	the amount of any restructuring charge or reserve deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after November 17, 2006 and costs related to the closure and/or consolidation of facilities; plus

(f)	any other non-cash charges, including any write-offs or write-downs, reducing Consolidated Net Income for such period (that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(g)	the amount of any minority interest expense consisting of income attributable to minority equity interests of third parties deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(h)	the amount of management, monitoring, consulting and advisory fees and related expenses paid in such period to the Investors and the Frist Entities; plus

(i)	the amount of net cost savings projected by the Issuer in good faith to be realized as a result of specified actions taken or to be taken (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; that (w) such cost savings are reasonably identifiable and factually supportable, (x) such actions have been taken or are to be taken within 15 months after the date of determination to take such action, (y) no cost savings shall be added pursuant to this clause (i) to the extent duplicative of any expenses or charges relating to such cost savings that are included in clause (e) above with respect to such period and (z) the aggregate amount of cost savings added pursuant to this clause (i) shall not exceed $150.0 million for any four consecutive quarter period (which adjustments may be incremental to pro forma adjustments made pursuant to the second paragraph of the definition of “Fixed Charge Coverage Ratio”); plus

(j)	the amount of loss on sales of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Facility; plus

(k)	any costs or expense incurred by the Issuer or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Issuer or net cash proceeds of an issuance of Equity Interests of the Issuer (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph under the covenant described under “—Limitation on Restricted Payments” set forth in the 7 1⁄4% First Priority Notes Indenture as in effect on the Issue Date;

(2)	decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period; and

(3)	increased or decreased by (without duplication):

(a)	any net gain or loss resulting in such period from Hedging Obligations and the application of Accounting Standards Codification 815; plus or minus, as applicable, and

(b)	any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency exchange risk).

“EMU” means the economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Issuer or any of its direct or indirect parent companies (excluding Disqualified Stock), other than:

(1)	public offerings with respect to the Issuer’s or any direct or indirect parent company’s common stock registered on Form S-8;

(2)	issuances to any Subsidiary of the Issuer; and

(3)	any such public or private sale that constitutes an Excluded Contribution.

“Excess Proceeds” has the meaning set forth in the fourth paragraph under “—Repurchase at the Option of Holders—Asset Sales.”

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Issuer after the Issue Date from

(1)	contributions to its common equity capital, and

(2)	the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by the principal financial officer of the Issuer on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph under the covenant described under “—Limitation on Restricted Payments” set forth in the 7 1⁄4% First Priority Notes Indenture as in effect on the Issue Date.

“Existing 3.75% First Priority Notes” means the $1.500 billion aggregate principal amount of 3.75% Senior Secured Notes due 2019, issued by the Issuer under the Existing 3.75% First Priority Notes Indenture.

“Existing 3.75% First Priority Notes Indenture” means that certain Indenture, dated as of March 17, 2014, among the Issuer, HCA Holdings, Inc., the subsidiary guarantors named therein, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as paying agent, registrar and transfer agent.

“Existing 4.75% First Priority Notes” means the $1.250 billion aggregate principal amount of 4.75% Senior Secured Notes due 2023, issued by the Issuer under the Existing 4.75% First Priority Notes Indenture.

“Existing 4.75% First Priority Notes Indenture” means that certain Indenture, dated as of October 23, 2012, among the Issuer, HCA Holdings, Inc., the subsidiary guarantors named therein, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as paying agent, registrar and transfer agent.

“Existing 5.00% First Priority Notes” means the $2.000 billion aggregate principal amount of 5.00% Senior Secured Notes due 2024, issued by the Issuer under the Existing 5.00% First Priority Notes Indenture.

“Existing 5.00% First Priority Notes Indenture” means that certain Indenture, dated as of March 17, 2014, among the Issuer, HCA Holdings, Inc., the subsidiary guarantors named therein, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as paying agent, registrar and transfer agent.

“Existing 5.875% First Priority Notes” means the $1.350 billion aggregate principal amount of 5.875% Senior Secured Notes due 2022, issued by the Issuer under the Existing 5.875% First Priority Notes Indenture.

“Existing 5.875% First Priority Notes Indenture” means that certain Indenture, dated as of February 16, 2012, among the Issuer, HCA Holdings, Inc., the subsidiary guarantors named therein, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as paying agent, registrar and transfer agent.

“Existing 6.50% First Priority Notes” means the $3.000 billion aggregate principal amount of 6.50% Senior Secured Notes due 2020, issued by the Issuer under the Existing 6.50% First Priority Notes Indenture.

“Existing 6.50% First Priority Notes Indenture” means that certain Indenture, dated as of August 1, 2011, among the Issuer, HCA Holdings, Inc., the subsidiary guarantors named therein, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as paying agent, registrar and transfer agent.

“Existing First Priority Notes” means the Existing 3.75% First Priority Notes, the Existing 4.75% First Priority Notes, the Existing 5.00% First Priority Notes, the Existing 5.875% First Priority Notes and the Existing 6.50% First Priority Notes.

“Existing First Priority Notes Indentures” means the Existing 3.75% First Priority Notes Indenture, the Existing 4.75% First Priority Notes Indenture, the Existing 5.00% First Priority Notes Indenture, the Existing 5.875% First Priority Notes Indenture and the Existing 6.50% First Priority Notes Indenture.

“Existing First Priority Notes Obligations” means Obligations in respect of the Existing First Priority Notes, the Existing First Priority Notes Indentures or the other First Lien Documents as they relate to the Existing First Priority Notes, including, for the avoidance of doubt, obligations in respect of exchange notes and guarantees thereof.

“Existing Notes” means the $121.1 million aggregate principal amount of 9.000% medium term notes due 2014, $750.0 million aggregate principal amount of 6.375% notes due 2015, $150.0 million aggregate principal amount of 7.190% debentures due 2015, $1,000.0 million aggregate principal amount of 6.500% notes due 2016, $500.0 million aggregate principal amount of 8.00% notes due 2018, $2,000.0 million aggregate principal amount of 7.50% notes due 2022, $135.6 million aggregate principal amount of 7.500% debentures due 2023, $1,250.0 million aggregate principal amount of 5.875% notes due 2023, $150.0 million aggregate principal amount of 8.360% debentures due 2024, $291.4 million aggregate principal amount of 7.690% notes due 2025,

$125.0 million aggregate principal amount of 7.580% medium term notes due 2025, $150.0 million aggregate principal amount of 7.050% debentures due 2027, $250.0 million aggregate principal amount of 7.500% notes due 2033, $100.0 million aggregate principal amount of 7.750% debentures due 2036 and $200.0 million aggregate principal amount of 7.500% debentures due 2095, each issued by the Issuer and outstanding on the Issue Date.

“Existing Notes Indenture” means that certain Indenture, dated as of December 16, 1993, between Columbia Healthcare Corporation and The First National Bank of Chicago, as Trustee, as amended by the First Supplemental Indenture, dated as of May 25, 2000, between the Issuer and Bank One Trust Company, N.A., as Trustee, the Second Supplemental Indenture, dated as of July 1, 2001, between the Issuer and Bank One Trust Company, N.A., as Trustee, and the Third Supplemental Indenture, dated as of December 5, 2001, between the Issuer and The Bank of New York Mellon, as Trustee.

“First Lien Collateral Agent” shall mean Bank of America, N.A., in its capacity as administrative agent and collateral agent for the lenders and other secured parties under the General Credit Facility, the Existing First Priority Notes Indentures and the other First Lien Documents and in its capacity as collateral agent for the New First Lien Secured Parties, together with its successors and permitted assigns under the General Credit Facility, the Existing First Priority Notes Indentures, the Indenture and the First Lien Documents exercising substantially the same rights and powers; and in each case provided that if such First Lien Collateral Agent is not Bank of America, N.A., such First Lien Collateral Agent shall have become a party to the Additional General Intercreditor Agreement, the General Intercreditor Agreement, dated as of November 17, 2006, among the First Lien Collateral Agent and the Junior Lien Collateral Agent, and the other applicable First Lien Security Documents.

“First Lien Documents” means the credit, guarantee and security documents governing the First Lien Obligations, including, without limitation, the Indenture and the First Lien Security Documents.

“First Lien Event of Default” means an “Event of Default” under and as defined in the General Credit Facility, the Existing First Priority Notes Indentures, the Indenture or any other First Lien Documents governing First Lien Obligations.

“First Lien Obligations” means, collectively, (a) all General Credit Facility Obligations, (b) the Existing First Priority Notes Obligations, (c) the Notes Obligations and (d) any Series of Additional First Lien Obligations. For the avoidance of doubt, Obligations with respect to the ABL Facility will not constitute First Lien Obligations.

“First Lien Secured Parties” means (a) the “Secured Parties,” as defined in the General Credit Facility, (b) the holders of the Existing First Priority Notes Obligations and Law Debenture Trust Company of New York, as authorized representative for such holders, (c) the New First Lien Secured Parties and (d) any Additional First Lien Secured Parties.

“First Lien Security Documents” means the Security Documents (as defined in the Indenture) and any other agreement, document or instrument pursuant to which a Lien is granted or purported to be granted securing New First Lien Obligations or under which rights or remedies with respect to such Liens are governed, in each case to the extent relating to the collateral securing both the New First Lien Obligations and any Junior Lien Obligations.

“First Priority Liens” means the first priority Liens securing the New First Lien Obligations.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Issuer or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If, since the beginning of such period, any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate or other rate shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1)	Consolidated Interest Expense of such Person for such period;

(2)	all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(3)	all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia and any Restricted Subsidiary of such Foreign Subsidiary.

“Frist Entities” means Dr. Thomas F. Frist, Jr., any Person controlled by Dr. Frist and any charitable organization selected by Dr. Frist that holds Equity Interests of the Issuer on November 17, 2006.

“Funded Debt” means any Indebtedness for money borrowed, created, issued, incurred, assumed or guaranteed that would, in accordance with generally accepted accounting principles, be classified as long-term debt, but in any event including all Indebtedness for money borrowed, whether secured or unsecured, maturing more than one year, or extendible at the option of the obligor to a date more than one year, after the date of determination thereof (excluding any amount thereof included in current liabilities).

“GAAP” means generally accepted accounting principles in the United States which were in effect on November 17, 2006.

“General Credit Facility” means the credit agreement entered into as of November 17, 2006, as amended and restated as of May 4, 2011 and as further amended and restated as of February 26, 2014 by and among the Issuer, the lenders party thereto in their capacities as lenders thereunder and Bank of America, N.A., as Administrative Agent including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof.

“General Credit Facility Obligations” means “Obligations” as defined in the General Credit Facility.

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under the Indenture.

“Guarantor” means each Restricted Subsidiary that Guarantees the Notes in accordance with the terms of the Indenture.

“HCI” means Health Care Indemnity, Inc., an insurance company formed under the laws of the State of Colorado and a Wholly Owned Subsidiary of the Issuer.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies.

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“Holdings” means HCA Holdings, Inc.

“Impairment” means, with respect to any Series of First Lien Obligations, (i) any determination by a court of competent jurisdiction that (x) any of the First Lien Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of First Lien Obligations), (y) any of the First Lien Obligations of such Series do not have an enforceable security interest in any of the Collateral securing any other Series of First Lien Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of First Lien Obligations) on a basis ranking prior to the security interest of such Series of First Lien Obligations but junior to the security interest of any other Series of First Lien Obligations or (ii) the existence of any Collateral for any other Series of First Lien Obligations that is not Common Collateral.

“Indebtedness” means, with respect to any Person, without duplication:

(1)	any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a)	in respect of borrowed money;

(b)	evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c)	representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP; or

(d)	representing any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2)	to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise on, the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3)	to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business or (b) obligations under or in respect of Receivables Facilities.

“Insolvency or Liquidation Proceeding” means:

(1)	any case commenced by or against the Issuer or any Guarantor under any Bankruptcy Law for the relief of debtors, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Issuer or any Guarantor, any receivership or assignment for the benefit of creditors relating to the Issuer or any Guarantor or any similar case or proceeding relative to the Issuer or any Guarantor or its creditors, as such, in each case whether or not voluntary;

(2)	any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Issuer or any Guarantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3)	any other proceeding of any type or nature in which substantially all claims of creditors of the Issuer or any Guarantor are determined and any payment or distribution is or may be made on account of such claims.

“Intercreditor Agreements” means, collectively, the First Lien Intercreditor Agreement, the Additional Receivables Intercreditor Agreement and the Additional General Intercreditor Agreement.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)	debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries;

(3)	investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4)	corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commissions, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.

“Investors” means Bain Capital Partners, LLC, Kohlberg Kravis Roberts & Co. L.P. and each of their respective Affiliates but not including, however, any portfolio companies of any of the foregoing.

“Issue Date” means October 17, 2014.

“Junior Lien Collateral Agent” shall mean initially the Junior Lien Representative for the holders of any initial Junior Lien Obligations, and thereafter such other agent or trustee as is designated “Junior Lien Collateral Agent” by Junior Lien Secured Parties holding a majority in principal amount of the Junior Lien Obligations then outstanding or pursuant to such other arrangements as agreed to among the holders of the Junior Lien Obligations.

“Junior Lien Obligations” means the Obligations with respect to Indebtedness permitted to be incurred under the Indenture which is by its terms intended to be secured on a basis junior to the Liens securing the Existing First Priority Notes; provided such Lien is permitted to be incurred under the Indenture; provided, further, that the holders of such Indebtedness or their Junior Lien Representative is a party to the applicable security documents in accordance with the terms thereof and has appointed the Junior Lien Collateral Agent as collateral agent for such holders of Junior Lien Obligations with respect to all or a portion of the Collateral.

“Junior Lien Representative” means any duly authorized representative of any holders of Junior Lien Obligations, which representative is party to the applicable security documents.

“Junior Lien Secured Parties” means (i) the Junior Lien Collateral Agent and (ii) the holders from time to time of any Junior Lien Obligations and each Junior Lien Representative.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; that in no event shall an operating lease be deemed to constitute a Lien.

“Major Non-Controlling Authorized Representative” has the meaning set forth under “Security—First Lien Intercreditor Agreement.”

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgages” means mortgages, liens, pledges or other encumbrances.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness required (other than required by clause (1) of the second paragraph of “—Repurchase at the Option of Holders—Asset Sales”) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Issuer or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“New First Lien Documents” means the First Lien Documents relating to the New First Lien Obligations.

“New First Lien Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Issuer or any Guarantor arising under the Indenture and any other New First Lien Documents, whether or not direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Issuer, any Guarantor or any Affiliate thereof of any proceeding in bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“New First Lien Secured Parties” means, at any relevant time, the holders of New First Lien Obligations at such time, including without limitation the Trustee, the Registrar, Paying Agent and Transfer Agent, and the Holders (including the Holders of any Additional Notes subsequently issued under and in compliance with the terms of the Indenture).

“Non-Controlling Authorized Representative Enforcement Date” has the meaning set forth under “—Security—First Lien Intercreditor Agreement.”

“Non-Controlling Secured Parties” means, with respect to any Common Collateral, the First Lien Secured Parties which are not Controlling Secured Parties with respect to such Common Collateral.

“Non-Receivables Collateral” has the meaning set forth under “Description of Other Indebtedness—Senior Secured Credit Facilities—Guarantee and Security,” subject to the provisions of the second sentence of the first paragraph under “—Security—General.”

“Notes Obligations” means Obligations in respect of the Notes, the Indenture or the Security Documents, including, for the avoidance of doubt, obligations in respect of exchange notes and guarantees thereof.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer or a Guarantor, as applicable.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer or on behalf of a Guarantor by an Officer of such Guarantor, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer or Guarantor, as applicable, that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided, that any cash or Cash Equivalents received must be applied in accordance with the covenant described under “—Repurchase at the Option of Holders—Asset Sales.”

“Permitted Holders” means each of the Investors, the Frist Entities, members of management of the Issuer (or its direct or indirect parent), and each of their respective Affiliates or successors, that are holders of Equity Interests of the Issuer (or any of its direct or indirect parent companies) and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; that, in the case of such group and without giving effect to the existence of such group or any other group, such Investors, Frist Entities, members of management and assignees of the equity commitments of the Investors, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies.

“Permitted Liens” means, with respect to any Person:

(1)	pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2)	Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3)	Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4)	Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5)	minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)	Liens securing Indebtedness permitted to be incurred pursuant to clause (4), (12), (13), (18) or (19) of the second paragraph under the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” set forth in the 7 1⁄4% First Priority Notes Indenture as in effect on the Issue Date; provided that (a) Liens securing Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to clause (13) relate only to Refinancing Indebtedness that serves to refund or refinance Indebtedness, Disqualified Stock or Preferred Stock incurred under clause (4) or (12) of the second paragraph under the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” set forth in the 7 1⁄4% First Priority Notes Indenture as in effect on the Issue Date, (b) Liens securing Indebtedness permitted to be incurred pursuant to clause (18) extend only to the assets of Foreign Subsidiaries, (c) Liens securing Indebtedness permitted to be incurred pursuant to clause (19) are solely on acquired property or the assets of the acquired entity, as the case may be and (d) Liens securing Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to clause (4) of the second paragraph under the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” set forth in the 7 1⁄4% First Priority Notes Indenture as in effect on the Issue Date extend only to the assets so financed, purchased, constructed or improved;

(7)	Liens existing on the Issue Date (other than Liens in favor of (i) the lenders under the Senior Credit Facilities, and (ii) the holders of the Existing First Priority Notes);

(8)	Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries;

(9)	Liens on property at the time the Issuer or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Issuer or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries;

(10)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” set forth in the 7 1⁄4% First Priority Notes Indenture as in effect on the Issue Date;

(11)	Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;

(12)	Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13)	leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(14)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(15)	Liens in favor of the Issuer or any Guarantor;

(16)	Liens on equipment of the Issuer or any of its Restricted Subsidiaries granted in the ordinary course of business;

(17)	Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(18)	Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8) and (9); provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8) and (9) at the time the original Lien became a Permitted Lien under the Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(19)	deposits made in the ordinary course of business to secure liability to insurance carriers;

(20)	other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $100.0 million at any one time outstanding;

(21)	Liens securing judgments for the payment of money not constituting an Event of Default so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(22)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(23)	Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(24)	Liens deemed to exist in connection with Investments in repurchase agreements permitted under the covenant described “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” set forth in the 7 1⁄4% First Priority Notes Indenture as in effect on the Issue Date; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreements;

(25)	Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(26)	Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Issuer or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(27)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business; and

(28)	Liens that rank junior to the Liens securing the Notes securing the Junior Lien Obligations.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution or winding up.

“Principal Property” means each acute care hospital providing general medical and surgical services (excluding equipment, personal property and hospitals that primarily provide specialty medical services, such as psychiatric and obstetrical and gynecological services) owned solely by the Issuer and/or one or more of its Subsidiaries and located in the United States of America.

“Purchase Money Obligations” means any Indebtedness incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (other than Capital Stock), and whether acquired through the direct acquisition of such property or assets, or otherwise.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Issuer in good faith.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivables Facility” means any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Issuer or any of its Restricted Subsidiaries purports to sell its accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn funds such purchase by purporting to sell its accounts receivable to a Person that is not a Restricted Subsidiary or by borrowing from such a Person or from another Receivables Subsidiary that in turn funds itself by borrowing from such a Person.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of facilitating or entering into one or more Receivables Facilities, and in each case engages only in activities reasonably related or incidental thereto.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary will not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Issuer that is not then an Unrestricted Subsidiary; provided, however, that upon an Unrestricted Subsidiary’s ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“S&P” means Standard & Poor’s Ratings Services and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Issuer or any of its Restricted Subsidiaries for a period of more than three years of any Principal Property, which property has been or is to be sold or transferred by the Issuer or such Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” means the amended and restated Security Agreement, dated as of March 2, 2009, by and among the Issuer, the subsidiary grantors named therein and the First Lien Collateral Agent, as the same may be further amended, restated or modified from time to time, to which the Trustee, as Authorized Representative for the Holders, will be joined on the Issue Date.

“Security Documents” means, collectively, the Intercreditor Agreements, the Security Agreement, other security agreements relating to the Collateral and the mortgages and instruments filed and recorded in appropriate jurisdictions to preserve and protect the Liens on the Collateral (including, without limitation, financing statements under the Uniform Commercial Code of the relevant states) applicable to the Collateral, each as in effect on the Issue Date and as amended, amended and restated, modified, renewed or replaced from time to time.

“Senior Credit Facilities” means the ABL Facility and the General Credit Facility.

“Senior Indebtedness” means:

(1)	all Indebtedness of the Issuer or any Guarantor outstanding under the Senior Credit Facilities, the Existing First Priority Notes and the Notes and related Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Issuer or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of the Issuer or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2)	all Hedging Obligations (and guarantees thereof) owing to a Lender (as defined in the Senior Credit Facilities) or any Affiliate of such Lender (or any Person that was a Lender or an Affiliate of such Lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into); provided that such Hedging Obligations are permitted to be incurred under the terms of the Indenture;

(3)	any other Indebtedness of the Issuer or any Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any related Guarantee; and

(4)	all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3);

provided, however, that Senior Indebtedness shall not include:

(a)	any obligation of such Person to the Issuer or any of its Subsidiaries;

(b)	any liability for federal, state, local or other taxes owed or owing by such Person;

(c)	any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d)	any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(e)	that portion of any Indebtedness which at the time of incurrence is incurred in violation of the Indenture.

“Separate Receivables Collateral” has the meaning set forth under “Description of Other Indebtedness—Senior Secured Credit Facilities—Guarantee and Security.”

“Series” means (a) with respect to the First Lien Secured Parties, each of (i) the General Credit Facility Secured Parties (in their capacities as such), (ii) the holders of the Existing First Priority Notes Obligations and Law Debenture Trust Company of New York, as authorized representative for such holders (each in their capacity as such), (iii) the Holders and the Trustee (each in their capacity as such) and (iv) the Additional First Lien Secured Parties that become subject to the First Lien Intercreditor Agreement after the date hereof that are represented by a common Authorized Representative (in its capacity as such for such Additional First Lien Secured Parties) and (b) with respect to any First Lien Obligations, each of (i) the General Credit Facility Obligations, (ii) the Existing First Priority Notes Obligations, (iii) the Notes Obligations and (iv) the Additional First Lien Obligations incurred pursuant to any applicable agreement, which, pursuant to any joinder agreement, are to be represented under the First Lien Intercreditor Agreement by a common Authorized Representative (in its capacity as such for such Additional First Lien Obligations).

“Shared Receivables Collateral” has the meaning set forth under “Description of Other Indebtedness—Senior Secured Credit Facilities—Guarantee and Security.”

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means any business conducted or proposed to be conducted by the Issuer and its Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Subordinated Indebtedness” means, with respect to the Notes,

(1)	any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes, and

(2)	any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes.

“Subsidiary” means, with respect to any Person:

(1)	any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or is consolidated under GAAP with such Person at such time; and

(2)	any partnership, joint venture, limited liability company or similar entity of which more than 50% of the equity ownership, whether in the form of membership, general, special or limited partnership interests or otherwise, is owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or is consolidated under GAAP with such Person at such time;

provided, however, that for purposes of “—Certain Covenants—Liens,” “—Certain Covenants—Limitation on Sale and Lease-Back” and “—Certain Covenants—Exempted Transactions,” any Person that is an Affiliated Entity shall not be considered a Subsidiary.

“Total Assets” means the total assets of the Issuer and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of the Issuer or such other Person as may be expressly stated.

“Underwriters” means Merrill Lynch, Pierce, Fenner & Smith Incorporated and the other underwriters party to the underwriting agreement related to the Notes.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer, as provided below); and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Subsidiary of the Issuer (other than solely any Subsidiary of the Subsidiary to be so designated); provided that

(1)	any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Issuer; and

(2)	each of:

(a)	the Subsidiary to be so designated; and

(b)	its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary.

The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1)	the Issuer and its Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00; or

(2)	the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the resolution of the board of directors of the Issuer or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES

The following is a summary of certain United States federal income and, in the case of non-U.S. holders (as defined below), estate tax consequences of the purchase, ownership and disposition of the notes as of the date of this prospectus supplement. Unless otherwise stated, this summary deals only with notes held as capital assets by persons who purchase the notes for cash upon original issuance at their “issue price,” which will be the first price at which a substantial amount of the notes of that series are sold to the investors (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriter, placement agent or wholesaler).

As used herein, a “U.S. holder” means a beneficial owner of the notes that is for United States federal income tax purposes any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

As used herein, and except as modified for estate tax purposes, the term “non-U.S. holder” means a beneficial owner of the notes (other than an entity treated as a partnership for United States federal income tax purposes) that is not a U.S. holder.

If any entity classified as a partnership for United States federal income tax purposes holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership considering an investment in the notes, you should consult your own tax advisors.

This summary does not represent a detailed description of the United States federal income tax consequences applicable to you if you are a person subject to special tax treatment under the United States federal income tax laws, including, without limitation:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt entity;

•	an insurance company;

•	a person holding the notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a partnership or other pass-through entity for United States federal income tax purposes (or an investor in such entities);

•	a U.S. holder whose “functional currency” is not the U.S. dollar;

•	a “controlled foreign corporation”;

•	a “passive foreign investment company”; or

•	a United States expatriate.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury regulations, administrative rulings and judicial decisions as of the date hereof. Those authorities may be changed, possibly on a retroactive basis, so as to result in United States federal income and estate tax consequences different from those summarized below. We have not and will not seek any rulings from the Internal Revenue Service (“IRS”) regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the notes that are different from those discussed below.

This summary does not represent a detailed description of the United States federal income and estate tax consequences to you in light of your particular circumstances and does not address the effects of any state, local or non-United States tax laws. It is not intended to be, and should not be construed to be, legal or tax advice to any particular purchaser of notes. If you are considering the purchase of notes, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the notes, as well as the consequences to you arising under other United States federal tax laws (including the gift tax and the Medicare tax on certain investment income) and under the laws of any other taxing jurisdiction.

Certain Tax Consequences to U.S. Holders

The following is a summary of certain United States federal income tax consequences that will apply to U.S. holders of the notes.

Stated interest. Stated interest on the notes generally will be taxable to a U.S. holder as ordinary income at the time it is received or accrued, depending on the holder’s method of accounting for United States federal income tax purposes.

Sale, exchange, retirement, redemption or other taxable disposition of notes. Upon the sale, exchange, retirement, redemption, or other taxable disposition of a note, you generally will recognize gain or loss equal to the difference, if any, between the amount realized upon the sale, exchange, retirement, redemption or other disposition (less an amount equal to any accrued and unpaid stated interest, which will be taxable as interest income as discussed above) and the adjusted tax basis of the note. Your adjusted tax basis in a note will, in general, be your cost for that note. Any gain or loss will be capital gain or loss. Capital gains of noncorporate holders derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Certain Tax Consequences to Non-U.S. Holders

The following is a summary of certain United States federal income and estate tax consequences that will apply to non-U.S. holders of the notes.

United States federal withholding tax. The 30% United States federal withholding tax will not apply to any payment of interest on the notes under the “portfolio interest rule,” provided that:

•	interest paid on the notes is not effectively connected with your conduct of a trade or business in the United States;

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;

•	you are not a controlled foreign corporation that is related to us actually or constructively through stock ownership;

•	you are not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and

•	either (a) you provide your name and address on an applicable IRS Form W-8 and certify, under penalties of perjury, that you are not a United States person as defined under the Code or (b) you hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations. Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed:

•	IRS Form W-8BEN or W-8BEN-E, as appropriate (or other applicable form) certifying an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•	IRS Form W-8ECI (or other applicable form) certifying interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under “—United States federal income tax”).

The 30% United States federal withholding tax generally will not apply to any payment of principal or gain that you realize on the sale, exchange, retirement, redemption or other disposition of a note.

United States federal income tax. If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), then you will be subject to United States federal income tax on that interest on a net income basis in generally the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or a lower applicable income tax treaty rate) of your effectively connected earnings and profits, subject to adjustments. If interest received with respect to the notes is effectively connected income (whether or not a treaty applies), the 30% withholding tax described above will not apply, provided the certification requirements discussed above in “—United States federal withholding tax” are satisfied.

Subject to the discussion of backup withholding below, any gain realized on the disposition of a note generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), in which case you will be taxed in the same manner as discussed above with respect to effectively connected interest; or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, in which case you will be subject to a flat 30% United States federal income tax on any gain recognized (except as otherwise provided by an applicable income tax treaty), which may be offset by certain United States source losses.

United States federal estate tax. If you are an individual who is neither a citizen nor a resident of the United States (as specifically defined for estate tax purposes), your estate will not be subject to United States federal estate tax on notes beneficially owned by you (or treated as so owned) at the time of your death, provided that any interest payment to you on the notes would be eligible for exemption from the 30% United States federal withholding tax under the “portfolio interest rule” described above under “—United States federal withholding tax” without regard to the statement requirement described in the fifth bullet point of that section.

Information Reporting and Backup Withholding

U.S. holders. In general, information reporting requirements will apply to certain payments of interest on the notes and the proceeds of the sale or other disposition (including a retirement or redemption) of a note paid to you (unless you are an exempt recipient such as a corporation). Backup withholding (currently at a rate of 28%) may apply to such payments if you fail to provide a taxpayer identification number or a certification that you are not subject to backup withholding or if you are subject to backup withholding because you previously failed to report in full dividend and interest income.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. holders. Generally, we must report to the IRS and to you the amount of interest paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments of interest on the notes that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person as defined under the Code, and we have received from you the required certification that you are a non-U.S. holder described above in the fifth bullet point under “—Certain Tax Consequences to Non-U.S. Holders—United States federal withholding tax.”

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition (including a retirement or redemption) of notes within the United States or conducted through certain United States-related financial intermediaries, unless you certify to the payer under penalties of perjury that you are a non-U.S. holder (and the payer does not have actual knowledge or reason to know that you are a United States person as defined under the Code), or you otherwise establish an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any interest income paid on the notes and, for a disposition of a note occurring after December 31, 2016, the gross proceeds from such disposition, in each case paid to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If an interest payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Certain Tax Consequences to Non-U.S. Holders—United States federal withholding tax,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your own tax advisor regarding these rules and whether they may be relevant to your ownership and disposition of notes.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or plans, individual retirement accounts or other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws, rules or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), or entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Part 4 of Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code and any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which we or the underwriters are considered a party in interest or disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the United States Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14, respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting insurance company pooled separate accounts, PTCE 91-38, respecting bank collective investment funds, PTCE 95-60, respecting life insurance company general accounts and PTCE 96-23, respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

In addition to the foregoing, the Pension Protection Act of 2006 provides a statutory exemption (Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code) for transactions between an ERISA Plan and a person that is a party in interest and/or a disqualified person (other than a fiduciary or an affiliate that, directly or indirectly, has or exercises discretionary authority or control or renders investment advice with respect to the assets involved in the transaction) solely by reason of providing services to the Plan or by relationship to a service provider, provided that the ERISA Plan fiduciary has made a determination that there is adequate consideration for the transaction.

Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a note, or any interest therein, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the notes constitutes assets of any Plan or (ii) the acquisition and holding of the notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive, nor should it be construed as legal advice. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering acquiring the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, RBC Capital Markets, LLC, SunTrust Robinson Humphrey, Inc., UBS Securities LLC and Wells Fargo Securities, LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriters	Principal amount of 2019 notes	Principal amount of 2025 notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$48,000,000	$112,000,000
Barclays Capital Inc.	48,000,000	112,000,000
Citigroup Global Markets Inc.	48,000,000	112,000,000
Credit Suisse Securities (USA) LLC	48,000,000	112,000,000
Deutsche Bank Securities Inc.	48,000,000	112,000,000
Goldman, Sachs & Co.	48,000,000	112,000,000
J.P. Morgan Securities LLC	48,000,000	112,000,000
Morgan Stanley & Co. LLC	48,000,000	112,000,000
RBC Capital Markets, LLC	48,000,000	112,000,000
SunTrust Robinson Humphrey, Inc.	48,000,000	112,000,000
UBS Securities LLC	48,000,000	112,000,000
Wells Fargo Securities, LLC	48,000,000	112,000,000
Credit Agricole Securities (USA) Inc.	6,900,000	16,100,000
Mizuho Securities USA Inc.	6,900,000	16,100,000
Fifth Third Securities, Inc.	5,100,000	11,900,000
SMBC Nikko Securities America, Inc.	5,100,000	11,900,000

Total	$600,000,000	$1,400,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes of a series sold under the underwriting agreement if any of the notes of that series are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments the underwriters may be required to make in respect of those liabilities.

Commissions and Discounts

Each series of notes sold by the underwriters to the public will initially be offered at the applicable initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.375% of the principal amount of notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.250% of the principal amount of notes. If all the notes are not sold at the initial offering prices, the underwriters may change the offering prices and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. The underwriters may offer and sell notes through certain of their affiliates.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $2 million.

New Issues of Notes

The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

Settlement

We expect that delivery of the notes will be made to investors on or about October 17, 2014, which will be the seventh business day following the date of this prospectus supplement (such settlement being referred to as “T+7”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+7, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

No Sales of Similar Securities

We have agreed that we will not, for a period of 30 days after the date of this prospectus supplement, without first obtaining the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, directly or indirectly, issue, sell, offer to contract or grant any option to sell, pledge, transfer or otherwise dispose of, any debt securities or securities exchangeable for or convertible into debt securities, except for the notes sold to the underwriters pursuant to the underwriting agreement.

Short Positions

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

These activities by the underwriters, as well as other purchases by the underwriters for their own account, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

Other Relationships

The underwriters and each of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and each of their affiliates have, from time-to-time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, certain of those underwriters or their affiliates hedge and are likely in the future to continue to hedge and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. Affiliates of certain of the underwriters that are lenders and/or agents under our asset-based revolving credit facility may receive fees in connection with the proposed amendment to the asset-based revolving credit facility. Certain of the underwriters also acted as underwriters or initial purchasers in connection with the issuance of our outstanding notes or our initial public offering and received customary placement fees in connection therewith. Certain of the underwriters and/or their affiliates may be holders of our 7 1⁄4% senior secured notes due 2020 and, accordingly, may receive a portion of the net proceeds of the offering in connection with the redemption of those notes.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (Iceland, Norway and Liechtenstein in addition to member states of the European Union) which has implemented the Prospectus Directive (each, a Relevant Member State), the underwriters have represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) they have not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require us or any underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

The underwriters have represented and agreed that:

(a)	they have only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by they in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	they have complied and will comply with all applicable provisions of the FSMA with respect to anything done by them in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and the underwriters have agreed that they will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Notice to Prospective Investors in Switzerland

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

LEGAL MATTERS

Certain legal matters in connection with the offering will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York, and Robert A. Waterman, Senior Vice President, General Counsel and Chief Labor Relations Officer of HCA Holdings, Inc. Certain regulatory matters will be passed upon for us by Bass, Berry & Sims PLC, Nashville, Tennessee. Certain legal matters in connection with the offering will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York. An investment vehicle comprised of several partners of Simpson Thacher & Bartlett LLP, members of their families, related persons and others own interests representing less than 1% of the capital commitments of the KKR Millennium Fund, L.P. and KKR 2006 Fund L.P.

EXPERTS

The consolidated financial statements of HCA Holdings, Inc. appearing in HCA Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013, and the effectiveness of HCA Holdings, Inc.’s internal control over financial reporting as of December 31, 2013, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and HCA Holdings, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

AVAILABLE INFORMATION

HCA Holdings, Inc. files certain reports with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. You may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. HCA Holdings, Inc. is an electronic filer, and the SEC maintains an Internet site at http://www.sec.gov that contains the reports and other information filed electronically. Our website address is www.hcahealthcare.com. Please note that our website address is provided as an inactive textual reference only. We make available free of charge, through our website, HCA Holdings, Inc.’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports, together with all other materials HCA Holdings, Inc. files with or furnish to the SEC, as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on or accessible through our website is not part of this prospectus supplement, and is therefore not incorporated by reference unless such information is specifically referenced elsewhere in this prospectus supplement.

You should rely only upon the information provided or incorporated by reference in this prospectus supplement. We have not authorized anyone to provide you with different information. You should not assume that the information provided or incorporated by reference in this prospectus supplement is accurate as of any date other than the date of this prospectus supplement.

This prospectus supplement contains or incorporates by reference summaries of certain agreements, including the indentures governing the notes offered hereby, HCA Inc.’s senior secured credit facilities and certain other agreements. The descriptions of these agreements contained or incorporated by reference in this prospectus supplement do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you in response to a written or oral request to us.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement and before the date that the offering of the notes by means of this prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement or the accompanying prospectus or incorporated by reference in this prospectus supplement or the accompanying prospectus.

This prospectus supplement incorporates by reference the documents listed below that HCA Holdings, Inc. has previously filed with the SEC. These documents contain important information about us. Any information referred to in this way is considered part of this prospectus supplement from the date HCA Holdings, Inc. filed that document.

We incorporate by reference the documents listed below:

•	HCA Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013 (SEC File No. 001-11239);

•	HCA Holdings, Inc.’s Quarterly Report on Form 10-Q for the period ended March 31, 2014 (SEC File No. 001-11239);

•	HCA Holdings, Inc.’s Quarterly Report on Form 10-Q for the period ended June 30, 2014 (SEC File No. 001-11239);

•	HCA Holdings, Inc.’s Current Reports on Form 8-K, filed on February 6, 2014, February 28, 2014, March 4, 2014, March 5, 2014, March 11, 2014, March 21, 2014, April 4, 2014, April 25, 2014, May 20, 2014, May 23, 2014 and June 26, 2014 (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein); and

•	All documents filed by HCA Holdings, Inc. under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination of the offering to which this prospectus supplement relates (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein).

In reviewing any agreements incorporated by reference, please remember that they are included to provide you with information regarding the terms of such agreements and are not intended to provide any other factual or disclosure information about HCA Inc. or HCA Holdings, Inc. The agreements may contain representations and warranties by HCA Inc. or HCA Holdings, Inc. which should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate. The representations and warranties were made only as of the date of the relevant agreement or such other date or dates as may be specified in such agreement and are subject to more recent developments. Accordingly, these representations and warranties alone may not describe the actual state of affairs as of the date they were made or at any other time.

We will provide without charge to each person, including a beneficial owner, to whom this prospectus supplement is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus supplement, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request copies of those documents, at no cost, by writing or calling us at the following address or telephone number:

Corporate Secretary

HCA Holdings, Inc.

One Park Plaza

Nashville, Tennessee 37203

(615) 344-9551

Prospectus

HCA Holdings, Inc.

HCA Inc.

Common Stock

Preferred Stock

Debt Securities

HCA Holdings, Inc. and/or one or more selling stockholders may offer and sell shares of our common stock from time to time in amounts, at prices and on terms that will be determined at the time of any such offering.

HCA Holdings, Inc. may, from time to time, offer to sell preferred stock in amounts, at prices and on terms that will be determined at the time of any such offering.

HCA Holdings, Inc. may, from time to time, offer to sell debt securities, which may or may not be guaranteed by one or more of the subsidiaries identified in this prospectus.

HCA Inc. may, from time to time, offer to sell debt securities, which would be guaranteed by HCA Holdings, Inc. and may or may not be guaranteed by one or more of the subsidiaries identified in this prospectus.

This prospectus describes some of the general terms that may apply to these securities. We will provide the specific terms of these securities, including their offering prices, in prospectus supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should carefully read both this prospectus and any prospectus supplement before you invest.

HCA Holdings, Inc. common stock is listed on the New York Stock Exchange under the symbol “HCA.” On December 7, 2012, the reported last sale price on the New York Stock Exchange for our common stock was $33.76 per share.

These securities may be offered and sold to or through one or more underwriters, dealers and agents or directly to purchasers or through a combination of these methods, on a continuous or delayed basis. You can find additional information about our plan of distribution for the securities under the heading “Plan of Distribution” beginning on page 27 of this prospectus. We will also describe the plan of distribution for any particular offering of these securities in the prospectus supplement. This prospectus may not be used to sell our securities unless it is accompanied by a prospectus supplement.

Investing in our securities involves risks. You should consider the risk factors described in any accompanying prospectus supplement or any documents we incorporate by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated December 10, 2012

You should rely only on the information contained or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus filed by us with the Securities and Exchange Commission (the “SEC”). We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained or incorporated by reference in this prospectus and any prospectus supplement or in any such free writing prospectus is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), utilizing a “shelf” registration process. Under this shelf registration process, we and/or one or more selling stockholders may, from time to time, sell in one or more offerings any of our securities described in this prospectus.

This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus.

You should carefully read both this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information” and “Incorporation By Reference.”

As used herein, unless otherwise stated or indicated by context, references to (i) “HCA Holdings, Inc.” refer to HCA Holdings, Inc., parent of HCA Inc., and its affiliates and (ii) the “Company,” “HCA,” “we,” “our” or “us” refer to HCA Inc. and its affiliates prior to the Corporate Reorganization (as defined herein) and to HCA Holdings, Inc. and its affiliates upon the consummation of the Corporate Reorganization. The term “affiliates” means direct and indirect subsidiaries and partnerships and joint ventures in which such subsidiaries are partners. The terms “facilities” or “hospitals” refer to entities owned and operated by affiliates of HCA and the term “employees” refers to employees of affiliates of HCA. With respect to debt securities, the term “issuer” means either HCA Holdings, Inc. or HCA Inc. depending on which registrant is offering the debt securities. The term “issuers” is a collective reference to HCA Holdings, Inc. and HCA Inc.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The public may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains an Internet web site that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents that we file electronically with the SEC at http://www.sec.gov.

We also make available, free of charge, on or through our Internet web site (http://www.hcahealthcare.com) our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements on Schedule 14A and, if applicable amendments to those reports filed or furnished pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Please note, however, that we have not incorporated any other information by reference from our Internet web site, other than the documents listed under the heading “Incorporation by Reference.”

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement and the documents incorporated by reference herein at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s Internet web site referenced above.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

This prospectus incorporates by reference the documents listed below that HCA Holdings, Inc. has previously filed with the SEC. These documents contain important information about us. Any information referred to in this way is considered part of this prospectus from the date HCA Holdings, Inc. filed that document.

We incorporate by reference the documents listed below:

•	HCA Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011 (SEC File No. 001-11239);

•	HCA Holdings, Inc.’s Quarterly Reports on Form 10-Q for the period ended March 31, 2012, June 30, 2012 and September 30, 2012 (SEC File No. 001-11239);

•

HCA Holdings, Inc.’s Current Reports on Form 8-K, filed on February 6, 2012, February 13, 2012, February 14, 2012, February 16, 2012, April 4, 2012, April 26, 2012, April 30, 2012, May 18, 2012, October 22, 2012, October 23, 2012, October 26, 2012 and December 6, 2012 (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein); and

•

All documents filed by HCA Holdings, Inc. under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination of the offering to which this prospectus supplement relates (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein).

In reviewing any agreements incorporated by reference, please remember that they are included to provide you with information regarding the terms of such agreements and are not intended to provide any other factual or disclosure information about HCA Inc. or HCA Holdings, Inc. The agreements may contain representations and warranties by HCA Inc. or HCA Holdings, Inc. which should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate. The representations and warranties were made only as of the date of the relevant agreement or such other date or dates as may be specified in such agreement and are subject to more recent developments. Accordingly, these representations and warranties alone may not describe the actual state of affairs as of the date they were made or at any other time.

We will provide without charge to each person to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request copies of those documents, at no cost, by writing or calling us at the following address or telephone number:

Corporate Secretary

HCA Holdings, Inc.

One Park Plaza

Nashville, Tennessee 37203

(615) 344-9551

FORWARD-LOOKING STATEMENTS

Some of the information included or incorporated by reference in this prospectus and the applicable prospectus supplement contain “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include statements regarding estimated electronic health record (“EHR”) incentive income and related EHR operating expenses, expected capital expenditures and expected net claim payments and all other statements that do not relate solely to historical or current facts and can be identified by the use of words like “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “initiative” or “continue.” These forward-looking statements are based on our current plans and expectations and are subject to a number of known and unknown uncertainties and risks, many of which are beyond our control, which could significantly affect current plans and expectations and our future financial position and results of operations. These factors include, but are not limited to, (1) the impact of our substantial indebtedness and the ability to refinance such indebtedness on acceptable terms, (2) the effects related to the enactment and implementation of the Budget Control Act of 2011 (“BCA”) and the outcome of pending government negotiations related to avoiding the “fiscal cliff” which would result from the BCA’s automatic spending reductions that include cuts to Medicare payments and tax increases beginning in federal fiscal year 2013, and the effects related to cuts to physicians’ Medicare reimbursement if Congress does not override the scheduled reductions related to the Medicare Sustainable Growth Rate, (3) the effects related to the enactment and implementation of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, the “Health Reform Law”), the possible enactment of additional federal or state health care reforms and possible changes to the Health Reform Law and other federal, state or local laws or regulations affecting the health care industry, (4) increases in the amount and risk of collectibility of uninsured accounts and deductibles and copayment amounts for insured accounts, (5) the ability to achieve operating and financial targets, and attain expected levels of patient volumes and control the costs of providing services, (6) possible changes in the Medicare, Medicaid and other state programs, including Medicaid upper payment limit programs or waiver programs, that may impact reimbursements to health care providers and insurers, (7) the highly competitive nature of the health care business, (8) changes in service mix, revenue mix and surgical volumes, including potential declines in the population covered under managed care agreements, the ability to enter into and renew managed care provider agreements on acceptable terms and the impact of consumer driven health plans and physician utilization trends and practices, (9) the efforts of insurers, health care providers and others to contain health care costs, (10) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures, (11) increases in wages and the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical and technical support personnel, (12) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, (13) changes in accounting practices, (14) changes in general economic conditions nationally and regionally in our markets, (15) future divestitures which may result in charges and possible impairments of long-lived assets, (16) changes in business strategy or development plans, (17) delays in receiving payments for services provided, (18) the outcome of pending and any future tax audits, appeals and litigation associated with our tax positions, (19) potential adverse impact of known and unknown government investigations, litigation and other claims that may be made against us, (20) our ongoing ability to demonstrate meaningful use of certified electronic health record technology and recognize income for the related Medicare or Medicaid incentive payments, and (21) other risk factors disclosed under “Risk Factors” and elsewhere in or incorporated by reference in this prospectus and the applicable prospectus supplement. As a consequence, current plans, anticipated actions and future financial position and results of operations may differ from those expressed in any forward-looking statements made by us or on our behalf. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this prospectus and the applicable prospectus supplement, which forward-looking statements reflect management’s views only as of the date of this prospectus. We do not undertake any obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

OUR COMPANY

We are the largest non-governmental hospital operator in the U.S. and a leading comprehensive, integrated provider of health care and related services. We provide these services through a network of acute care hospitals, outpatient facilities, clinics and other patient care delivery settings. As of September 30, 2012, we operated a diversified portfolio of 162 hospitals (with approximately 41,900 beds) and 112 freestanding surgery centers across 20 states throughout the U.S. and in England. As a result of our efforts to establish significant market share in large and growing urban markets with attractive demographic and economic profiles, we currently have a substantial market presence in 14 of the top 25 fastest growing markets with populations greater than 500,000 in the U.S. and currently maintain the first or second position, based on inpatient admissions, in many of our key markets. We believe our ability to successfully position and grow our assets in attractive markets and execute our operating plan has contributed to the strength of our financial performance over the last several years. For the nine months ended September 30, 2012, we generated revenues of $24.579 billion, net income attributable to HCA Holdings, Inc. of $1.291 billion and Adjusted EBITDA of $4.925 billion.

Our patient-first strategy is to provide high quality health care services in a cost-efficient manner. We intend to build upon our history of profitable growth by maintaining our dedication to quality care, increasing our presence in key markets through organic expansion and strategic acquisitions and joint ventures, leveraging our scale and infrastructure, and further developing our physician and employee relationships. We believe pursuing these core elements of our strategy helps us develop a faster-growing, more stable and more profitable business and increases our relevance to patients, physicians, payers and employers.

Using our scale, significant resources and over 40 years of operating experience, we have developed a significant management and support infrastructure. Some of the key components of our support infrastructure include a revenue cycle management organization, a health care group purchasing organization, an information technology and services provider, a nurse staffing agency and a medical malpractice insurance underwriter. These shared services have helped us to maximize our cash collection efficiency, achieve savings in purchasing through our scale, more rapidly deploy information technology upgrades, more effectively manage our labor pool and achieve greater stability in malpractice insurance premiums. Collectively, these components have helped us to further enhance our operating effectiveness, cost efficiency and overall financial results. We have also created a subsidiary, Parallon Business Solutions, that offers certain of these component services to other health care companies.

Since the founding of our business in 1968 as a single-facility hospital company, we have demonstrated an ability to consistently innovate and sustain growth during varying economic and regulatory climates. Under the leadership of an experienced senior management team, whose tenure at HCA averages approximately 20 years, we have established an extensive record of providing high quality care, profitably growing our business, making and integrating strategic acquisitions and efficiently and strategically allocating capital spending.

On November 17, 2006, HCA Inc. was acquired by a private investor group, including affiliates of or funds sponsored by Bain Capital Partners, LLC (“Bain Capital”), Kohlberg Kravis Roberts & Co. (“KKR”) and HCA founder Dr. Thomas F. Frist, Jr., a group we collectively refer to as the “Investors,” and by members of management and certain other investors. We refer to the merger, the financing transactions related to the merger and other related transactions collectively as the “Recapitalization.”

On November 22, 2010, HCA Inc. reorganized by creating a new holding company structure (the “Corporate Reorganization”), pursuant to which HCA Holdings, Inc. became the parent company of HCA Inc., and HCA Inc. became HCA Holdings, Inc.’s wholly-owned direct subsidiary. As part of the Corporate Reorganization, HCA Inc.’s outstanding shares of capital stock were automatically converted, on a share for share basis, into identical shares of HCA Holdings, Inc.’s common stock, and HCA Holdings, Inc. became a guarantor but did not assume the debt of HCA Inc.’s outstanding secured notes and is not subject to the covenants contained in the indentures governing such secured notes.

RISK FACTORS

Our business is subject to numerous risks, including those that are generally associated with operating in the health care industry. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2011, as well as any risk factors we may describe in any subsequent periodic reports or information we file with the SEC. It is possible that our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks.

USE OF PROCEEDS

Except as otherwise set forth in a prospectus supplement, we intend to use the net proceeds from sales of the securities for general corporate purposes, which may include the following: refunding, repurchasing, retiring upon maturity or redeeming existing debt; funding for working capital; capital expenditures; repurchases of our capital stock; and strategic investments and acquisitions. We will not receive any proceeds from sales of securities by selling stockholders.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the historical ratio of our earnings to our fixed charges for the periods indicated.

The following table sets forth our historical ratios of earnings available for fixed charges to fixed charges for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus.

	Nine Months Ended		Year Ended December 31,
	September 30, 2012	September 30, 2011	2011	2010	2009	2008	2007
Ratio of earnings to fixed charges(1)	2.57	1.64	2.59	1.97	1.91	1.52	1.57

(1)	For purposes of calculating the ratio of earnings to fixed charges, earnings represents earnings before income tax expense, and net income attributable to noncontrolling interests, plus fixed charges; and fixed charges include: (a) interest expense; (b) amortization of capitalized expenses related to debt; and (c) the portion of rental expense which management believes is representative of the interest component of rent expense.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our amended and restated certificate of incorporation and amended and restated bylaws as currently in effect. We also refer you to our amended and restated certificate of incorporation and amended and restated bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

Authorized Capital

As of November 30, 2012 our authorized capital stock consisted of 1,800,000,000 shares of common stock, par value $.01 per share, of which 442,917,300 shares were issued and outstanding, and 200,000,000 shares of preferred stock, of which no shares are issued and outstanding. As of November 30, there were 1,021 holders of record of our common stock.

Common Stock

Voting Rights.    Under the terms of the Amended and Restated Certificate of Incorporation, each holder of the common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights. Because of this, the holders of a majority of the shares of common stock entitled to vote and present in person or by proxy at any annual meeting of stockholders are able to elect all of the directors standing for election, if they should so choose.

Dividends.    Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the Board of Directors out of legally available assets or funds.

Liquidation.    In the event of our liquidation, dissolution, or winding up, holders of common stock are entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Rights and Preferences.    Holders of common stock have no preemptive or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences, and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock, which we may designate in the future.

Preferred Stock

The Amended and Restated Certificate of Incorporation authorizes our Board of Directors, without further action by the stockholders, to issue up to 200,000,000 shares of preferred stock, par value $.01 per share, in one or more classes or series, to establish from time to time the number of shares to be included in each such class or series, to fix the rights, powers and preferences of the shares of each such class or series and any qualifications, limitations, or restrictions thereon.

Board of Directors

The Amended and Restated Certificate of Incorporation provides for a Board of Directors of not less than three members, the exact number to be determined from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors then in office. The Amended and Restated Certificate of Incorporation provides that directors will be elected to hold office for a term expiring at the next annual meeting of stockholders and until a successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. Newly created directorships and vacancies may be filled, so long as there is at least one remaining director, only by the Board of Directors.

Amendment to Bylaws

The Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the Board of Directors is expressly authorized to make, alter, amend, change, add to or repeal the Bylaws of the Company by the affirmative vote of a majority of the total number of directors then in office. Prior to the Trigger Date (as defined below), any amendment, alteration, change, addition or repeal of the Bylaws of the Company by the stockholders of the Company will require the affirmative vote of the holders of a majority of the outstanding shares of the Company entitled to vote on such amendment, alteration, change, addition or repeal. On or following the Trigger Date, any amendment, alteration, change, addition or repeal of the Bylaws of the Company by the stockholders of the Company shall require the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of the Company, voting together as a class, entitled to vote on such amendment, alteration, change, addition or repeal.

For purposes of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, (i) “Trigger Date” is defined as the first date on which Hercules Holding II, LLC (“Hercules Holding”) (or its successor) ceases, or in the event of a liquidation, or other distribution of shares of common stock by, of Hercules Holding, the Equity Sponsors (as defined below) and their affiliates, collectively, cease, to beneficially own (directly or indirectly) shares representing a majority of the then issued and outstanding common stock of the Company (it being understood that the retention of either direct or indirect beneficial ownership of a majority of the then issued and outstanding shares of common stock by Hercules Holding (or its successor) or the Equity Sponsors and their affiliates, as applicable, shall mean that the Trigger Date has not occurred) and (ii) the “Equity Sponsors” shall mean each of Bain Capital, KKR, BAML Capital Partners, Citigroup, Bank of America Corporation, and Dr. Thomas F. Frist Jr. and their respective affiliates, subsidiaries, successors and assignees (other than the Company and its subsidiaries).

Special Meetings of Stockholders

The Amended and Restated Certificate of Incorporation provides that special meetings of stockholders of the Company may be called only by either the Board of Directors, pursuant to a resolution adopted by the affirmative vote of the majority of the total number of directors then in office, or by the Chairman of the Board or the Chief Executive Officer of the Company; provided that, prior to the Trigger Date, special meetings of stockholders of the Company may also be called by the secretary of the Company at the request of the holders of a majority of the outstanding shares of common stock.

Action on Written Consent

Pursuant to the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, prior to the Trigger Date, stockholders are able to take action by written consent; however, following the Trigger Date, any action required or permitted to be taken at an annual or special meeting of stockholders of the Company may be taken only upon the vote of the stockholders at an annual or special meeting duly called and may not be taken by written consent of the stockholders.

Corporate Opportunities

The Amended and Restated Certificate of Incorporation provides that we renounce any interest or expectancy of the Company in the business opportunities of the Investors and of their officers, directors, agents, shareholders, members, partners, affiliates and subsidiaries and each such party shall not have any obligation to offer us those opportunities unless presented to a director or officer of the Company in his or her capacity as a director or officer of the Company.

Amendment to Amended and Restated Certificate of Incorporation

The Amended and Restated Certificate of Incorporation provides that on or following the Trigger Date, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all outstanding shares of the Company entitled to vote generally in the election of directors, voting together in a single class, is required to adopt any provision inconsistent with, to amend or repeal any provision of, or to adopt a bylaw inconsistent with certain specified provisions of the Amended and Restated Certificate of Incorporation.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Amended and Restated Bylaws provides that stockholders seeking to nominate candidates for election as directors or to bring business before an annual or special meeting of stockholders must provide timely notice of their proposal in writing to the secretary of the Company. Generally, to be timely, a stockholder’s notice must be delivered to, mailed or received at our principal executive offices, addressed to the secretary of the Company, and within the following time periods:

•

in the case of an annual meeting, no earlier than 120 days and no later than 90 days prior to the first anniversary of the date of the preceding year’s annual meeting; provided, however, that if (A) the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, or (B) no annual meeting was held during the preceding year, to be timely the stockholder notice must be received no earlier than 120 days before such annual meeting and no later than the later of 90 days before such annual meeting or the tenth day after the day on which public disclosure of the date of such meeting is first made; and

•

in the case of a nomination of a person or persons for election to the Board of Directors at a special meeting of the stockholders called for the purpose of electing directors, no earlier than 120 days before such special meeting and no later than the later of 90 days before such annual or special meeting or the tenth day after the day on which public disclosure of the date of such meeting is first made.

In no event shall an adjournment, postponement or deferral, or public disclosure of an adjournment, postponement or deferral, of a meeting of the stockholders commence a new time period (or extend any time period) for the giving of the stockholder notice.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the New York Stock Exchange, which would apply as long as our common stock is listed on the New York Stock Exchange, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our Board of Directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholder of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Limitation on Directors’ Liability and Indemnification

Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) grants each corporation organized thereunder the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL grants each corporation organized thereunder the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made pursuant to Section 145(b) of the DGCL in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation, or an amendment thereto, to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the directors’ fiduciary duty of care as a director, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

Our Amended and Restated Certificate of Incorporation indemnifies the directors and officers to the full extent of the DGCL and also allows the Board of Directors to indemnify all other employees. Such right of indemnification is not exclusive of any right to which such officer or director may be entitled as a matter of law and shall extend and apply to the estates of deceased officers and directors.

We maintain a directors’ and officers’ insurance policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses us for those losses for which we have lawfully indemnified the directors and officers. The policy contains various exclusions that are normal and customary for policies of this type.

On November 1, 2009, we entered into an indemnification priority and information sharing agreement with the Equity Sponsors and certain of their affiliated funds to clarify the priority of advancement and indemnification obligations among us and any of our directors appointed by the Equity Sponsors and other related matters.

The foregoing summaries are subject to the complete text of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and the DGCL and are qualified in their entirety by reference thereto.

We believe that our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and insurance are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required or allowed by these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions or any other provisions described in this prospectus, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Delaware Anti-Takeover Statutes

Certain Delaware law provisions may make it more difficult for someone to acquire us through a tender offer, proxy contest or otherwise.

Section 203 of the DGCL, provides that, subject to certain stated exceptions, an “interested stockholder” is any person (other than the corporation and any direct or indirect majority-owned subsidiary) who owns 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date of determination, and the affiliates and associates of such person. A corporation may not engage in a business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder unless:

•	prior to such time the board of directors of the corporation approved either the business combination or transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

The effect of these provisions may make a change in control of our business more difficult by delaying, deferring or preventing a tender offer or other takeover attempt that a stockholder might consider in its best interest. This includes attempts that might result in the payment of a premium to stockholders over the market price for their shares. These provisions also may promote the continuity of our management by making it more difficult for a person to remove or change the incumbent members of the board of directors.

Transfer Agent and Registrar

Wells Fargo Shareowner Services is the transfer agent and registrar for our common stock.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “HCA.”

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

Please note that in this section entitled “Description of Debt Securities and Guarantees,” references to HCA Holdings, Inc. refer only to HCA Holdings, Inc. and not to any of its subsidiaries. References to HCA Inc. refer only to HCA Inc. and not to any of its subsidiaries. The term “issuer” means either HCA Holdings, Inc. or HCA Inc., depending on which registrant is offering the debt securities and the term “issuers” is a collective reference to HCA Holdings, Inc. and HCA Inc.

HCA Holdings, Inc. may issue debt securities. The debt securities will be HCA Holdings, Inc.’s unsubordinated and, unless otherwise expressly stated in the applicable prospectus supplement, unsecured obligations and may be issued in one or more series. HCA Inc. may also issue debt securities. The debt securities will be HCA Inc.’s unsubordinated and, unless otherwise expressly stated in the applicable prospectus supplement, unsecured obligations and may be issued in one or more series. The debt securities of any series of the applicable issuer may have the benefit of guarantees (each, a “Guarantee”), by one or more of its subsidiaries (each, a “Guarantor”). In the case of HCA Inc., the debt securities will be guaranteed by HCA Holdings, Inc., its direct parent. The Guarantees will be the unsubordinated and, unless otherwise expressly stated in the applicable prospectus supplement, unsecured obligations of the respective Guarantors. If so indicated in the applicable prospectus supplement, the issuers may issue debt securities that are secured by specified collateral or that have the benefit of one or more Guarantees that are secured by specified collateral. Unless otherwise expressly stated or the context otherwise requires, as used in this section, the term “guaranteed debt securities” means any debt securities that, as described in the prospectus supplement relating thereto, are guaranteed by one or more Guarantors pursuant to the applicable indenture (as defined below); the term “secured debt securities” means any debt securities that, as described in the prospectus supplement relating thereto, are secured by collateral; the term “unsecured debt securities” means any debt securities that are not secured debt securities; and the term “debt securities” includes both unsecured debt securities and secured debt securities and both guaranteed and unguaranteed debt securities.

The debt securities issued by HCA Holdings, Inc. will be issued under one or more indentures, each to be entered into by HCA Holdings, Inc., one or more Guarantors, a trustee, registrar, paying agent and transfer agent and/or a collateral agent, as applicable. The debt securities issued by HCA Inc. will be issued under one or more indentures, each to be entered into by HCA Inc., HCA Holdings, Inc., one or more Guarantors, a trustee, registrar, paying agent and transfer agent and/or a collateral agent, as applicable. The trustee registrar, paying agent, transfer agent, collateral agent, calculation agent and/or foreign currency agent (collectively, the “agents”), as applicable, shall be named in the applicable prospectus supplement. Unless otherwise expressly stated in the applicable prospectus supplement, the issuers may issue both secured and unsecured debt securities under their respective indentures. Unless otherwise expressly stated or the context otherwise requires, references in this section to the “indenture” and the “trustee” refer to the applicable indenture pursuant to which any particular series of debt securities is issued and to the trustee under that indenture. The terms of any series of debt securities and, if applicable, any Guarantees of the debt securities of such series will be those specified in or pursuant to the applicable indenture and in the certificates evidencing that series of debt securities and those made part of the indenture by the Trust Indenture Act of 1939, as amended, or the “Trust Indenture Act of 1939.”

The following summary of selected provisions of the indentures, the debt securities and the Guarantees is not complete, and the summary of selected terms of a particular series of debt securities and, if applicable, the Guarantees of the debt securities of that series included in the applicable prospectus supplement also will not be complete. You should review the form of applicable indenture, the form of any applicable supplemental indenture and the form of certificate evidencing the applicable debt securities, which forms have been or will be filed as exhibits to the registration statement of which this prospectus is a part or as exhibits to documents which have been or will be incorporated by reference in this prospectus. To obtain a copy of the form of indenture, the form of any such supplemental indenture or the form of certificate for any debt securities, see “Where You Can Find More Information” in this prospectus. The following summary and the summary in the applicable prospectus supplement are qualified in their entirety by reference to all of the provisions of the applicable indenture, any supplemental indenture and the certificates evidencing the applicable debt securities, which provisions, including defined terms, are incorporated by reference in this prospectus. Capitalized terms used in this section and not defined have the meanings assigned to those terms in the indenture.

The following description of debt securities describes general terms and provisions of a series of debt securities and, if applicable, the Guarantees of the debt securities of that series to which any prospectus supplement may relate. The debt securities may be issued from time to time in one or more series. The particular terms of each series that is offered by a prospectus supplement, including the issuer of the debt securities, will be described in the applicable prospectus supplement. If any particular terms of the debt securities or, if applicable, any Guarantees of the debt securities of that series or the applicable indenture described in a prospectus supplement differ from any of the terms described in this prospectus, the terms described in the applicable prospectus supplement will supersede the terms described in this prospectus.

General

The indentures provide that the debt securities may be issued without limit as to aggregate principal amount, in one or more series, and in any currency or currency units, in each case as established from time to time in or under the authority granted by a resolution of the applicable Board of Directors or as established in one or more supplemental indentures. All debt securities of one series need not be issued at the same time, and may vary as to interest rate, maturity and other provisions and, unless otherwise provided, a series may be “reopened,” without the consent of the holders of the debt securities of that series, for issuance of additional debt securities of that series ranking equally with debt securities of that series and otherwise similar in all respects except for issue date and issue price. Please read the applicable prospectus supplement relating to the series of debt securities being offered for specific terms including, where applicable:

•	the title of the series of debt securities;

•	any limit on the aggregate principal amount of debt securities of the series;

•	the price or prices at which debt securities of the series will be issued;

•	the person to whom any interest on a debt security of the series shall be payable, if other than the person in whose name that debt security is registered on the applicable record date;

•	the date or dates on which the applicable issuer will pay the principal of and premium, if any, on debt securities of the series, or the method or methods, if any, used to determine those dates;

•	the rate or rates, which may be fixed or variable, at which debt securities of the series will bear interest, if any, or the method or methods, if any, used to determine those rates;

•	the basis used to calculate interest, if any, on the debt securities of the series if other than a 360-day year of twelve 30-day months;

•	the date or dates, if any, from which interest on the debt securities of the series will begin to accrue, or the method or methods, if any, used to determine those dates;

•	the dates on which the interest, if any, on the debt securities of the series will be payable and the record dates for the payment of interest;

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the place or places where amounts due on the debt securities of the series will be payable and where the debt securities of the series may be surrendered for registration of transfer and exchange, if other than the corporate trust office of the applicable trustee;

•	the terms and conditions, if any, upon which the applicable issuer may, at its option, redeem debt securities of the series;

•	the terms and conditions, if any, upon which the applicable issuer will repurchase or repay debt securities of the series at the option of the holders of debt securities of the series;

•	the terms of any sinking fund or analogous provision;

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if other than U.S. dollars, the currency in which the purchase price for the debt securities of the series will be payable, the currency in which payments on the debt securities of the series will be payable, and the ability, if any, of the applicable issuer or the holders of debt securities of the series to have payments made in any other currency or currencies;

•	any addition to, or modification or deletion of, any covenant or Event of Default with respect to debt securities of the series;

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whether any debt securities of the series will be issued in temporary or permanent global form (“global debt securities”) and, if so, the identity of the depositary for the global debt securities if other than The Depository Trust Company (“DTC”);

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if and under what circumstances the applicable issuer will pay additional amounts (“Additional Amounts”) on the debt securities of the series in respect of specified taxes, assessments or other governmental charges and, if so, whether the applicable issuer will have the option to redeem the debt securities of the series rather than pay the Additional Amounts;

•	the extent to which, or the manner in which, any interest payable on a temporary global debt security will be paid, if other than in the manner provided in the indenture;

•	the portion of the principal amount of the debt securities of the series which will be payable upon acceleration if other than the full principal amount;

•	the authorized denominations in which the debt securities of the series will be issued, if other than denominations of $2,000 and any integral multiples of $1,000;

•	the terms, if any, upon which debt securities of the series may be exchangeable for other property;

•	if the amount of payments on the debt securities of the series may be determined with reference to an index, formula or other method or methods and the method used to determine those amounts;

•	whether the debt securities of the series will be guaranteed by any Guarantors and, if so, the names of the Guarantors of the debt securities of the series and a description of the Guarantees;

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if the debt securities of the series or, if applicable, any Guarantees of those debt securities will be secured by any collateral and, if so, a general description of the collateral and of some of the terms of any related security, pledge or other agreements;

•	any listing of the debt securities on any securities exchange;

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any other terms of the debt securities of the series and, if applicable, any Guarantees of the debt securities (whether or not such other terms are consistent or inconsistent with any other terms of the indenture); and

•	the appointment of any agents, if other than the applicable trustee.

As used in this prospectus and any prospectus supplement relating to the offering of debt securities of any series, references to the principal of and premium, if any, and interest, if any, on the debt securities of the series include the payment of Additional Amounts, if any, required by the debt securities of the series to be paid in that context.

Debt securities may be issued as original issue discount securities to be sold at a substantial discount below their principal amount. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder upon acceleration will be determined in the manner described in the applicable prospectus supplement. Certain U.S. federal income tax considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

If the purchase price of any debt securities is payable in a foreign currency or if the principal of, or premium, if any, or interest, if any, on any debt securities is payable in a foreign currency, the specific terms of those debt securities and the applicable foreign currency will be specified in the prospectus supplement relating to those debt securities.

The terms of the debt securities of any series may differ from the terms of the debt securities of any other series, and the terms of particular debt securities within any series may differ from each other. Unless otherwise expressly provided in the prospectus supplement relating to any series of debt securities, the applicable issuer may, without the consent of the holders of the debt securities of any series, reopen an existing series of debt securities and issue additional debt securities of that series.

Unless otherwise described in a prospectus supplement relating to any series of debt securities and except to the limited extent set forth below under “— Merger, Consolidation and Sale of Assets,” the indentures do not contain any provisions that would limit the issuers’ ability or the ability of any of the respective issuer’s subsidiaries to incur indebtedness or other liabilities or that would afford holders of debt securities protection in the event of a business combination, takeover, recapitalization or highly leveraged or similar transaction involving the applicable issuer. Accordingly, an issuer and its subsidiaries may in the future enter into transactions that could increase the amount of its consolidated indebtedness and other liabilities or otherwise adversely affect its capital structure or credit rating without the consent of the holders of the debt securities of any series.

Registration, Transfer and Payment

Unless otherwise indicated in the applicable prospectus supplement, each series of debt securities will be issued in registered form only, without coupons.

Unless otherwise indicated in the applicable prospectus supplement, registered debt securities will be issued in denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be payable and may be surrendered for registration of transfer or exchange and, if applicable, for conversion into or exchange for other securities or property, at an office or agency maintained by HCA Holdings, Inc. or HCA Inc., as applicable, in the United States of America. However, the applicable issuer, at its option, may make payments of interest on any registered debt security by check mailed to the address of the person entitled to receive that payment or by wire transfer to an account maintained by the payee with a bank located in the United States of America. Unless otherwise indicated in the applicable prospectus supplement, no service charge shall be made for any registration of transfer or exchange, redemption or repayment of debt securities, or for any conversion or exchange of debt securities for other securities or property, but the applicable issuer may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with that transaction.

Unless otherwise indicated in the applicable prospectus supplement, the issuer will not be required to:

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issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series of like tenor and terms to be redeemed and ending at the close of business on the day of that selection;

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register the transfer of or exchange any registered debt security, or portion of any registered debt security, selected for redemption, except the unredeemed portion of any registered debt security being redeemed in part; or

•	issue, register the transfer of or exchange a debt security which has been surrendered for repayment at the option of the holder, except the portion, if any, of the debt security not to be repaid.

Ranking of Debt Securities

The unsecured debt securities of each series of each issuer will be unsecured, unsubordinated obligations of the applicable issuer and will rank on a parity in right of payment with all of such issuer’s other unsecured and unsubordinated indebtedness. The secured debt securities of each series of each issuer will be unsubordinated obligations of the applicable issuer and will rank on a parity in right of payment with all other unsecured and unsubordinated indebtedness of the applicable issuer, except that the secured debt securities of any series will effectively rank senior to unsecured and unsubordinated indebtedness of the applicable issuer in respect of claims against the collateral that is pledged to secure those secured debt securities.

The debt securities will be the exclusive obligations of the applicable issuer. Each issuer is a holding company, and substantially all of its respective consolidated assets are held and substantially all of its respective consolidated revenues are generated by its subsidiaries. Accordingly, the issuers’ cash flow and ability to service its indebtedness, including the debt securities, depend on the results of operations of its respective subsidiaries and upon the ability of its respective subsidiaries to provide cash to the applicable issuer, whether in the form of dividends, loans or otherwise, to pay amounts due on such issuer’s obligations, including the debt securities. The subsidiaries of each issuer are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the debt securities (except, in the case of any subsidiary that has guaranteed any debt securities, its obligations under its Guarantee of those debt securities for so long as that Guarantee remains in effect) or to make any funds available to the applicable issuer. Certain debt and security agreements entered into by certain of the issuers’ subsidiaries contain various restrictions, including restrictions on payments and loans by subsidiaries to the applicable issuer and the transfer by the subsidiaries to the applicable issuer of assets pledged as collateral under such agreements. In addition, dividends, loans or other distributions from subsidiaries to the applicable issuer may be subject to additional contractual and other restrictions, are dependent upon the results of operations of such subsidiaries and are subject to other business considerations.

The unsecured debt securities of the applicable issuer will be effectively subordinated to all of the existing and future secured indebtedness of such issuer to the extent of the value of the collateral securing that indebtedness. Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to the applicable issuer, the holders of such issuer’s secured indebtedness will be entitled to proceed directly against the collateral that secures that secured indebtedness, and such collateral will not be available for satisfaction of any amounts owed by the applicable issuer under its unsecured indebtedness, including the unsecured debt securities, until that secured indebtedness is satisfied in full. Unless otherwise provided in the applicable prospectus supplement, the indentures will not limit the issuers’ ability to incur secured indebtedness.

The unsecured debt securities of the issuers (other than any unsecured debt securities that have been guaranteed by any of such issuer’s subsidiaries for so long as the Guarantees of those debt securities remain in effect) will be effectively subordinated to all existing and future liabilities and preferred equity of the applicable issuer’s subsidiaries. These liabilities may include indebtedness, trade payables, other guarantees, lease obligations, swaps and letter of credit obligations. Therefore, the issuers’ rights and the rights of the issuers’ creditors, including the holders of unsecured debt securities, to participate in the assets of any subsidiary upon that subsidiary’s bankruptcy, liquidation, dissolution, reorganization or similar circumstances will be subject (except in the case of any subsidiary that has guaranteed any unsecured debt securities for so long as its Guarantee of those debt securities remains in effect) to the prior claims of the subsidiary’s creditors, except to the extent that an issuer may itself be a creditor with recognized claims against the subsidiary. However, even if an issuer is a creditor of one or more of its subsidiaries, its claims would still be effectively subordinate to any security interest in, or mortgages or other liens on, the assets of the subsidiary and would be subordinate to any indebtedness of the subsidiary senior to that held by the applicable issuer. Unless otherwise provided in the applicable prospectus supplement, the indentures will not limit the ability of any of the respective issuer’s subsidiaries to incur additional secured or unsecured indebtedness, guarantees or other liabilities.

Guarantees

The debt securities of any series of each issuer may be guaranteed by one or more of its subsidiaries and, in the case of HCA Inc., the debt securities will be guaranteed by HCA Holdings, Inc. The Guarantors of any series of guaranteed debt securities of each issuer may differ from the Guarantors of any other series of guaranteed debt securities of each issuer. In the event HCA Holdings, Inc. or HCA Inc., as applicable, issues a series of guaranteed debt securities, the specific Guarantors of the debt securities of that series will be identified in the applicable prospectus supplement.

If HCA Holdings, Inc. or HCA Inc., as applicable, issues a series of guaranteed debt securities, a description of some of the terms of Guarantees of those debt securities will be set forth in the applicable prospectus supplement. Unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, each Guarantor of the debt securities of such series will unconditionally guarantee the due and punctual payment of the principal of, and premium, if any, and interest, if any, on and any other amounts payable with respect to, each debt security of such series and the due and punctual performance of all of the applicable issuer’s other obligations under the applicable indenture with respect to the debt securities of such series, all in accordance with the terms of such debt securities and the applicable indenture.

Notwithstanding the foregoing, unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, the applicable indenture will contain provisions to the effect that the obligations of each Guarantor under its Guarantees and such indenture shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor, result in the obligations of such Guarantor under such Guarantees and such indenture not constituting a fraudulent conveyance or fraudulent transfer under applicable law. However, there can be no assurance that, notwithstanding such limitation, a court would not determine that a Guarantee constituted a fraudulent conveyance or fraudulent transfer under applicable law. If that were to occur, the court could void the applicable Guarantor’s obligations under that Guarantee, subordinate that Guarantee to other debt and other liabilities of that Guarantor or take other action detrimental to holders of the debt securities of the applicable series, including directing the holders to return any payments received from the applicable Guarantor.

The applicable prospectus supplement relating to any series of guaranteed debt securities will specify other terms of the applicable Guarantees, which may include provisions that allow a Guarantor to be released from its obligations under its Guarantee under specified circumstances or that provide for one or more Guarantees to be secured by specified collateral.

Unless otherwise expressly stated in the applicable prospectus supplement, each Guarantee will be the unsubordinated and unsecured obligation of the applicable Guarantor and will rank on a parity in right of payment with all other unsecured and unsubordinated indebtedness and guarantees of such Guarantor. Each Guarantee (other than a secured Guarantee) will be effectively subordinated to all existing and future secured indebtedness and secured guarantees of the applicable Guarantor to the extent of the value of the collateral securing that indebtedness and those guarantees. Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to any Guarantor that has provided an unsecured Guarantee of any debt securities, the holders of that Guarantor’s secured indebtedness and secured guarantees will be entitled to proceed directly against the collateral that secures that secured indebtedness or those secured guarantees, as the case may be, and such collateral will not be available for satisfaction of any amount owed by such Guarantor under its unsecured indebtedness and unsecured guarantees, including its unsecured Guarantees of any debt securities, until that secured debt and those secured guarantees are satisfied in full. Unless otherwise provided in the applicable prospectus supplement, the indentures will not limit the ability of any Guarantor to incur secured indebtedness or issue secured guarantees.

Unless otherwise expressly stated in the applicable prospectus supplement, each secured Guarantee will be an unsubordinated obligation of the applicable Guarantor and will rank on a parity in right of payment with all other unsecured and unsubordinated indebtedness and guarantees of such Guarantor, except that such secured Guarantee will effectively rank senior to such Guarantor’s unsecured and unsubordinated indebtedness and guarantees in respect of claims against the collateral securing that secured Guarantee.

Book-entry Debt Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global debt securities. Global debt securities will be deposited with, or on behalf of, a depositary which, unless otherwise specified in the applicable prospectus supplement relating to the series, will be DTC. Global debt securities may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing debt securities, a global debt security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

HCA Holdings, Inc. and HCA Inc. anticipate that global debt securities will be deposited with, or on behalf of, DTC and that global debt securities will be registered in the name of DTC’s nominee, Cede & Co. All interests in global debt securities deposited with, or on behalf of, DTC will be subject to the operations and procedures of DTC and, in the case of any interests in global debt securities held through Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream, Luxembourg”), the operations and procedures of Euroclear or Clearstream, Luxembourg, as the case may be, HCA Holdings, Inc. and HCA Inc. also anticipate that the following provisions will apply to the depository arrangements with respect to global debt securities. Additional or differing terms of the depository arrangements may be described in the applicable prospectus supplement.

DTC has advised the issuers that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, which eliminates the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Access to the DTC system is also available to others, sometimes referred to in this prospectus as indirect participants, that clear transactions through or maintain a custodial relationship with a direct participant either directly or indirectly. Indirect participants include securities brokers and dealers, banks and trust companies. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of debt securities within the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of the actual purchaser or beneficial owner of a debt security is, in turn, recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased the debt securities. Transfers of ownership interests in debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the debt securities, except under the limited circumstances described below.

To facilitate subsequent transfers, all debt securities deposited by participants with DTC will be registered in the name of DTC’s nominee, Cede & Co. The deposit of debt securities with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the debt securities. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participants to whose accounts the debt securities are credited. Those participants may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time. Redemption notices shall be sent to DTC or its nominee. If less than all of the debt securities of a series are being redeemed, DTC will reduce the amount of the interest of each direct participant in the debt securities under its procedures.

In any case where a vote may be required with respect to the debt securities of any series, neither DTC nor Cede & Co. will give consents for or vote the global debt securities. Under its usual procedures, DTC will mail an omnibus proxy to HCA Holdings, Inc. or HCA Inc., as applicable, after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the debt securities are credited on the record date identified in a listing attached to the omnibus proxy. Principal and premium, if any, and interest, if any, on the global debt securities will be paid to Cede & Co., as nominee of DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date unless DTC has reason to believe that it will not receive payments on the payment date. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of DTC’s direct and indirect participants and not of DTC, HCA Holdings, Inc., HCA Inc., any trustee or any underwriters or agents involved in the offering or sale of any debt securities. Payment of principal, premium, if any, and interest, if any, to DTC is HCA Holdings, Inc.’s or HCA Inc.’s, as applicable, responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, beneficial owners of interests in a global debt security will not be entitled to have debt securities registered in their names and will not receive physical delivery of debt securities. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the debt securities and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer or pledge beneficial interests in global debt securities.

DTC is under no obligation to provide its services as depositary for the debt securities of any series and may discontinue providing its services at any time. Neither HCA Holdings, Inc., HCA Inc. nor any trustee nor any underwriters or agents involved in the offering or sale of any debt securities will have any responsibility for the performance by DTC or its participants or indirect participants under the rules and procedures governing DTC. As noted above, beneficial owners of interests in global debt securities generally will not receive certificates representing their ownership interests in the debt securities. However, if

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DTC notifies HCA Holdings, Inc. or HCA Inc., as applicable, that it is unwilling or unable to continue as a depositary for the global debt securities of any series or if DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 (if so required by applicable law or regulation) and a successor depositary for the debt securities of such series is not appointed within 90 days of the notification to HCA Holdings, Inc. or HCA Inc., as applicable, or of HCA Holdings, Inc. or HCA Inc., as applicable, becoming aware of DTC’s ceasing to be so registered, as the case may be,

•	HCA Holdings, Inc. or HCA Inc., as applicable, determines, in its sole discretion, not to have the debt securities of any series represented by one or more global debt securities, or

•	an Event of Default under the applicable indenture has occurred and is continuing with respect to the debt securities of any series,

HCA Holdings, Inc. or HCA Inc., as applicable, will prepare and deliver certificates for the debt securities of that series in exchange for beneficial interests in the global debt securities of that series. Any beneficial interest in a global debt security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for debt securities in definitive certificated form registered in the names and in the authorized denominations that the depositary shall direct. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global debt securities.

Clearstream, Luxembourg and Euroclear hold interests on behalf of their participating organizations through customers’ securities accounts in Clearstream, Luxembourg’s and Euroclear’s names on the books of their respective depositaries, which hold those interests in customers’ securities accounts in the depositaries’ names on the books of DTC. At the present time, Citibank, N.A. acts as U.S. depositary for Clearstream, Luxembourg and JPMorgan Chase Bank, N.A. acts as U.S. depositary for Euroclear (the “U.S. Depositaries”).

Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing.

Clearstream, Luxembourg is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier and the Banque Centrale du Luxembourg, which supervise and oversee the activities of Luxembourg banks. Clearstream Participants are financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations, and may include any underwriters or agents involved in the offering or sale of any debt securities or their respective affiliates. Indirect access to Clearstream, Luxembourg is available to other institutions that clear through or maintain a custodial relationship with a Clearstream Participant. Clearstream, Luxembourg has established an electronic bridge with Euroclear as the operator of the Euroclear System (the “Euroclear Operator”) in Brussels to facilitate settlement of trades between Clearstream, Luxembourg and the Euroclear Operator.

Distributions with respect to global debt securities held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream, Luxembourg. Euroclear holds securities and book-entry interests in securities for participating organizations (“Euroclear Participants”) and facilitates the clearance and settlement of securities transactions between Euroclear Participants, and between Euroclear Participants and participants of certain other securities intermediaries through electronic book-entry changes in accounts of such participants or other securities intermediaries. Euroclear provides Euroclear Participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing, and related services. Euroclear Participants are investment banks, securities brokers and dealers, banks, central banks, supranationals, custodians, investment managers, corporations, trust companies and certain other organizations, and may include any underwriters or agents involved in the offering or sale of any debt securities or their respective affiliates. Non-participants in Euroclear may hold and transfer beneficial interests in a global debt security through accounts with a participant in the Euroclear System or any other securities intermediary that holds a book-entry interest in a global debt security through one or more securities intermediaries standing between such other securities intermediary and Euroclear.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

Distributions on interests in global debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Transfers between Euroclear Participants and Clearstream Participants will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Cross-market transfers between direct participants in DTC, on the one hand, and Euroclear Participants or Clearstream Participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, Luxembourg, as the case may be, by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, Luxembourg, as the case may be, by the counterparty in such system in accordance with the applicable rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving interests in global debt securities in DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement applicable to DTC. Euroclear Participants and Clearstream Participants may not deliver instructions directly to their respective U.S. Depositaries.

Due to time zone differences, the securities accounts of a Euroclear Participant or Clearstream Participant purchasing an interest in a global debt security from a direct participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear Participant or Clearstream Participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, Luxembourg) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream, Luxembourg as a result of sales of interests in a global debt security by or through a Euroclear Participant or Clearstream Participant to a direct participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day for Euroclear or Clearstream, Luxembourg following DTC’s settlement date.

Euroclear and Clearstream, Luxembourg are under no obligation to perform or to continue to perform the foregoing procedures and such procedures may be discontinued at any time without notice. Neither HCA Holdings, Inc. or HCA Inc. nor any trustee nor any underwriters or agents involved in the offering or sale of any debt securities will have any responsibility for the performance by Euroclear or Clearstream, Luxembourg or their respective participants of their respective obligations under the rules and procedures governing their operations.

The information in this section concerning DTC, Euroclear and Clearstream, Luxembourg and their book-entry systems has been obtained from sources that HCA Holdings, Inc. and HCA Inc. believe to be reliable, but HCA Holdings, Inc. and HCA Inc. take no responsibility for the accuracy of that information.

Redemption and Repurchase

The debt securities of any series may be redeemable at the option of HCA Holdings, Inc. or HCA Inc., as applicable, or may be subject to mandatory redemption by HCA Holdings, Inc. or HCA Inc., as applicable, as required by a sinking fund or otherwise. In addition, the debt securities of any series may be subject to repurchase or repayment by HCA Holdings, Inc. or HCA Inc., as applicable, at the option of the holders. The applicable prospectus supplement will describe the terms, the times and the prices regarding any optional or mandatory redemption by HCA Holdings, Inc. or HCA Inc., as applicable, or any repurchase or repayment at the option of the holders of any series of debt securities.

Secured Debt Securities

The debt securities of any series and the Guarantees, if any, of the debt securities of any series may be secured by collateral. The applicable prospectus supplement will describe any such collateral and the terms of such secured debt securities.

Merger, Consolidation and Sale of Assets

Unless otherwise specified in the applicable prospectus supplement, the indentures provide that HCA Holdings, Inc. or HCA Inc., as applicable, will not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

•

either (1) HCA Holdings, Inc. or HCA Inc., as applicable, is the surviving corporation or (2) the Person formed by or surviving any such consolidation or merger (if other than HCA Holdings, Inc. or HCA Inc., as applicable,) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the jurisdiction of organization of the applicable issuer or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”);

•

the Successor Company, if other than the applicable issuer, shall expressly assume all the obligations of the applicable issuer pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory in form to the trustee;

•

immediately after giving effect to the transaction described above, no Event of Default under the applicable indenture, and no event which, after notice or lapse of time or both would become an Event of Default under the applicable indenture, shall have occurred and be continuing;

•

with respect to any guaranteed debt securities, each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such person’s obligations under the applicable indenture and the debt securities; and

•	the trustee shall have received the officers’ certificate and opinion of counsel called for by the applicable indenture.

In addition, with respect to secured debt securities, unless otherwise specified in the applicable prospectus supplement, the indentures provide that immediately after giving pro forma effect to the transaction described above, (1) the Collateral owned by the Successor Company will continue to constitute Collateral under the applicable indenture and related security documents and (2) to the extent any assets of the Person which is merged or consolidated with or into the Successor Company are assets of the type which would constitute Collateral under the related security documents, the Successor Company will take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the security documents in the manner and to the extent required by the applicable indenture.

In the case of any such merger, consolidation, sale, assignment, transfer, lease, conveyance or other disposition in which HCA Holdings, Inc. or HCA Inc., as applicable, is not the continuing entity and upon execution and delivery by the successor person of the supplemental indenture described above, such Successor Person shall succeed to, and be substituted for, HCA Holdings, Inc. or HCA Inc., as applicable, and may exercise every right and power of HCA Holdings, Inc. or HCA Inc., as applicable, under the applicable indenture with the same effect as if such successor person had been named as HCA Holdings, Inc. or HCA Inc., as applicable, therein, and HCA Holdings, Inc. or HCA Inc., as applicable, shall be automatically released and discharged from all obligations and covenants under the applicable indenture and the debt securities issued under that indenture.

With respect to guaranteed debt securities, unless otherwise specified in the applicable prospectus supplement, the merger, consolidation and transfer of assets provisions described above are equally applicable to each of the Guarantors in its capacity as guarantor of such debt securities.

Events of Default

Unless otherwise specified in the applicable prospectus supplement, an “Event of Default” with respect to the debt securities of any series is defined in the applicable indenture as being:

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the debt securities;

(2) default for 30 days or more in the payment when due of interest on or with respect to the debt securities;

(3) default in the deposit of any sinking fund payment when and as due with respect to any of the debt securities of that series;

(4) default in the performance, or breach, of any covenant or warranty of the issuer in the applicable indenture, and continuance of such default or breach for a period of 60 days after there has been given written notice by the trustee or the holders of at least 10% in principal amount of the outstanding debt securities (with a copy to the trustee) specifying such default or breach and requiring it to be remedied;

(5) HCA Holdings, Inc. or HCA Inc., as applicable, pursuant to or within the meaning of any Bankruptcy Law: (i) commences proceedings to be adjudicated bankrupt or insolvent; (ii) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law; (iii) consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property; (iv) makes a general assignment for the benefit of its creditors; or (v) generally is not paying its debts as they become due;

(6) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (i) is for relief against HCA Holdings, Inc. or HCA Inc. as applicable, in a proceeding in which the issuer is to be adjudicated bankrupt or insolvent; appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the issuer, or for all or substantially all of the property of the issuer; or orders the liquidation of the issuer; and the order or decree remains unstayed and in effect for 60 consecutive days;

(7) if applicable, the Guarantee of any Significant Subsidiary shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary, as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the indenture or the release of any such Guarantee in accordance with the indenture; or

(8) any other Event of Default established for the debt securities of that series.

No Event of Default with respect to any particular series of debt securities necessarily constitutes an Event of Default with respect to any other series of debt securities. The indentures provide that, within 90 days after the occurrence of any default with respect to the debt securities of any series, the trustee will mail to all holders of the debt securities of that series notice of that default. Except in the case of a default relating to the payment of principal, premium, if any, or interest on debt securities of any series, the trustee may withhold from the holders notice of any continuing default if and so long as a committee of its responsible officers in good faith determines that withholding the notice is in the interests of the holders of the debt securities. The trustee shall not be deemed to know of any default unless a responsible officer of the trustee has actual knowledge thereof or unless written notice of any event which is such a Default is received by the trustee at the corporate trust office of the trustee.

The indentures provide that if any Event of Default (other than an Event of Default specified in clauses (5) or (6) of the second preceding paragraph with respect to of HCA Holdings, Inc. or HCA Inc., as applicable) occurs and is continuing under the indenture, the trustee or the holders of at least 25% in principal amount of the then total outstanding debt securities may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding debt securities to be due and payable immediately. Upon the effectiveness of such declaration, such principal and interest shall be due and payable immediately. The trustee shall have no obligation to accelerate the debt securities if and so long as a committee of its Responsible Officers in good faith determines acceleration is not in the best interest of the holders of the debt securities. Notwithstanding the foregoing, in the case of an Event of Default arising under clauses (5) or (6), all outstanding debt securities shall be due and payable immediately without further action or notice. The holders of a majority in aggregate principal amount of the then outstanding debt securities by written notice to the trustee may on behalf of all of the holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived.

Subject to the provisions of the Trust Indenture Act of 1939 requiring the trustee, during the continuance of an Event of Default under the applicable indenture, to act with the requisite standard of care, the trustee is under no obligation to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders of debt securities of any series unless those holders have offered the trustee indemnity reasonably satisfactory to the trustee against the costs, fees and expenses and liabilities which might be incurred in compliance with such request or direction. Subject to the foregoing, holders of a majority in principal amount of the outstanding debt securities of any series issued under the applicable indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture with respect to that series. The indentures require the annual filing by HCA Holdings, Inc. or HCA Inc., as applicable, with the trustee of a certificate which states whether or not HCA Holdings, Inc. or HCA Inc., as applicable, are in default under the terms of the indenture.

Unless otherwise specified in the applicable prospectus supplement, no holder of any debt securities of any series shall have any right to institute any proceeding, judicial or otherwise, with respect to the applicable indenture, or for the appointment of a receiver or trustee, or for any other remedy under the indenture, unless:

•	such holder has previously given written notice to the trustee of a continuing Event of Default with respect to the debt securities of such series;

•

the holders of not less than 25% in principal amount of the total outstanding debt securities of such series shall have made written request to the trustee to institute proceedings in respect of such Event of Default in its own name as trustee under the indenture;

•	holders have offered to the trustee security or indemnity reasonably satisfactory to the trustee against any loss liability or expense incurred in compliance with such request;

•	the trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

•	holders of a majority in principal amount of the total outstanding debt securities have not given the trustee a direction inconsistent with such request within such 60-day period.

Notwithstanding any other provision of the indenture, the right of any holder of a debt security to receive payment of principal, premium, if any, and interest on the debt security, on or after the respective due dates expressed in the debt security, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such holder.

Amendment, Supplement and Waiver

Unless otherwise specified in the applicable prospectus supplement, the indentures permit HCA Holdings, Inc. or HCA Inc., as applicable, any Guarantors party to such indenture and the trustee, with the consent of the holders of at least majority in principal amount of the outstanding debt securities of each series issued under the applicable indenture and affected by a modification or amendment, to modify or amend any of the provisions of the applicable indenture or of the debt securities of the applicable series or the rights of the holders of the debt securities of that series under the applicable indenture. However, no such modification or amendment shall, among other things:

•

change the stated maturity of the principal of, or installment of interest, if any, on, any debt securities, or reduce the principal amount thereof or the interest thereon or any premium payable upon redemption thereof;

•	change the currency in which the principal of (and premium, if any) or interest on such debt securities are denominated or payable;

•

adversely affect the right of repayment or repurchase, if any, at the option of the holder after such obligation arises, or reduce the amount of, or postpone the date fixed for, any payment under any sinking fund or impair the right to institute suit for the enforcement of any payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date);

•	reduce the percentage of holders whose consent is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or certain defaults;

•	modify the provisions that require holder consent to modify or amend the indenture or that permit holders to waive compliance with certain provisions of the indenture or certain defaults;

•

impair the right of any holder to receive payment of principal of, or interest on such holder’s debt securities on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s debt securities; or

•	except as expressly permitted by the indenture, modify the Guarantees of any Significant Subsidiary in any manner adverse to the holders of any debt securities.

without in each case obtaining the consent of the holder of each outstanding debt security issued under such indenture affected by the modification or amendment.

Unless otherwise specified in the applicable prospectus supplement, the indentures also contain provisions permitting HCA Holdings, Inc. or HCA Inc., as applicable, any Guarantors party to such indenture and the trustee, without the consent of the holders of any debt securities issued under the applicable indenture, to modify or amend the indenture, among other things:

•

to evidence the succession of another corporation to HCA Holdings, Inc. or HCA Inc., as applicable, or, if applicable, any Guarantor under the applicable indenture and the assumption by such successor of the covenants of HCA Holdings, Inc. or HCA Inc., as applicable, in compliance with the requirements set forth in the indenture;

•	to add to the covenants for the benefit of the holders or to surrender any right or power herein conferred upon the HCA Holdings, Inc. or HCA Inc., as applicable;

•	to add any additional Events of Default;

•

to change or eliminate any of the provisions of the indenture, provided that any such change or elimination shall become effective only when there are no outstanding debt securities of any series created prior to the execution of such supplemental indenture that is entitled to the benefit of such provision and as to which such supplemental indenture would apply;

•	to secure the debt securities;

•

to supplement any of the provisions of the indenture to such extent necessary to permit or facilitate the defeasance and discharge of the debt securities, provided that any such action does not adversely affect the interests of the holders of the debt securities in any material respect;

•

to evidence and provide for the acceptance of appointment hereunder by a successor trustee and to add to or change any of the provisions of the indenture necessary to provide for or facilitate the administration of the trusts by more than one trustee;

•	to cure any ambiguity to correct or supplement any provision of the indenture which may be defective or inconsistent with any other provision;

•

to change any place or places where the principal of and premium, if any, and interest, if any, on the debt securities shall be payable, the debt securities may be surrendered for registration or transfer, the debt securities may be surrendered for exchange, and notices and demands to or upon HCA Holdings, Inc. or HCA Inc., as applicable, may be served;

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939;

•

to conform the text of the indenture or the debt securities to any provision of the section regarding the description of the notes contained in the prospectus supplement to the extent that such provision in such section was intended to be a verbatim recitation of a provision of the indenture or the debt securities;

•

to make any amendment to the provisions of the indenture relating to the transfer and legending of debt securities as permitted by the indenture, including, without limitation to facilitate the issuance and administration of the debt securities; provided, however, that (i) compliance with the indenture as so amended would not result in debt securities being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of holders to transfer debt securities; or

•

to add additional Guarantees or additional Guarantors in respect of all or any securities under the indenture, and to evidence the release and discharge of any Guarantor from its obligations under its Guarantee of any or all securities and its obligations under the indenture in respect of any or all Securities in accordance with the terms of the indenture.

Unless otherwise specified in the applicable prospectus supplement, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive the compliance of HCA Holdings, Inc. or HCA Inc., as applicable, with the provisions described above under “— Merger, Consolidation and Sale of Assets” and certain other provisions of the indenture and, if specified in the prospectus supplement relating to such series of debt securities, any additional covenants applicable to the debt securities of such series. The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of all holders of debt securities of that series, waive any past default under the applicable indenture with respect to debt securities of that series and its consequences, except a default in the payment of the principal of, or premium, if any, or interest, if any, on debt securities of that series or, in the case of any debt securities which are convertible into or exchangeable for other securities or property, a default in any such conversion or exchange, or a default in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding debt security of the affected series.

Discharge, Defeasance and Covenant Defeasance

Unless otherwise provided in the applicable prospectus supplement, HCA Holdings, Inc. and HCA Inc., as applicable, may discharge certain obligations to holders of the debt securities of a series that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the trustee, in trust, funds in U.S. dollars in an amount sufficient to pay the entire indebtedness including the principal, premium, if any, and interest to the date of such deposit (if the debt securities have become due and payable) or to the maturity thereof or the redemption date of the debt securities of that series, as the case may be.

The indentures provide that the applicable issuer may elect either (1) to defease and be discharged from any and all obligations with respect to the debt securities of a series (except for, among other things, obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency with respect to the debt securities and to hold moneys for payment in trust) (“legal defeasance”) or (2) to be released from its obligations to comply with the restrictive covenants under the indenture, and any omission to comply with such obligations will not constitute a default or an event of default with respect to the debt securities of a series and clauses (3), (5) and (6) under “— Events of Default” will no longer be applied (“covenant defeasance”). Legal defeasance or covenant defeasance, as the case may be, will be conditioned upon, among other things, the irrevocable deposit by the issuer with the trustee, in trust, of an amount in U.S. dollars, or U.S. government obligations, or both, applicable to the debt securities of that series which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal or premium, if any, and interest on the debt securities on the scheduled due dates therefor.

If HCA Holdings, Inc. or HCA Inc., as applicable, effects covenant defeasance with respect to the debt securities of any series, the amount in U.S. dollars, or U.S. government obligations, or both, on deposit with the trustee will be sufficient, in the opinion of a nationally recognized firm of independent accountants, to pay amounts due on the debt securities of that series at the time of the stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from such event of default. However, HCA Holdings, Inc. or HCA Inc., as applicable, would remain liable to make payment of such amounts due at the time of acceleration.

HCA Holdings, Inc. or HCA Inc., as applicable, will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance will not cause the holders and beneficial owners of the debt securities of that series to recognize income, gain or loss for U.S. federal income tax purposes. If HCA Holdings, Inc. or HCA Inc., as applicable, elects legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

HCA Holdings, Inc. or HCA Inc., as applicable, may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option.

Definitions

As used in the indentures, unless otherwise specified in the applicable prospectus supplement the following terms have the meanings specified below:

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Collateral” means, collectively, all of the property and assets that are from time to time subject to the Lien of the security documents including the Liens, if any, required to be granted pursuant to the applicable indenture.

“Event of Default” has the meaning set forth under the section “— Events of Default.”

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Significant Subsidiary” means any direct or indirect Subsidiary of the issuer that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date and which is not designated by the issuer to be an Unrestricted Subsidiary (as defined in the applicable indenture).

“Subsidiary” means, with respect to any Person, (i) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or is consolidated under GAAP with such Person at such time; and (ii) any partnership, joint venture, limited liability company or similar entity of which more than 50% of the equity ownership, whether in the form of membership, general, special or limited partnership interests or otherwise, is owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof;

Governing Law

The indentures and the debt securities (including any Guarantees endorsed on the debt securities, if any) will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustees

The Trust Indenture Act of 1939 limits the rights of a trustee, if the trustee becomes a creditor of HCA Holdings, Inc. or HCA Inc., as applicable, to obtain payment of claims or to realize on property received by it in respect of those claims, as security or otherwise. Any trustee is permitted to engage in other transactions with HCA Holdings, Inc. or HCA Inc., as applicable, and its subsidiaries from time to time. However, if a trustee acquires any conflicting interest it must eliminate the conflict upon the occurrence of an Event of Default under the applicable indenture or resign as trustee.

PLAN OF DISTRIBUTION

We and/or one or more selling stockholders may sell the securities described in this prospectus from time to time in one or more transactions:

•	to purchasers directly;

•	to underwriters for public offering and sale by them;

•	through agents;

•	through dealers; or

•	through a combination of any of the foregoing methods of sale.

We and/or one or more selling stockholders may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act, with respect to any resale of the securities. A prospectus supplement will describe the terms of any sale of securities we are offering hereunder. Direct sales may be arranged by a securities broker-dealer or other financial intermediary.

The applicable prospectus supplement will name any underwriter involved in a sale of securities. Underwriters may offer and sell securities at a fixed price or prices, which may be changed, or from time to time at market prices or at negotiated prices. Underwriters may be deemed to have received compensation from us from sales of securities in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may be involved in any “at the market” offering of securities by or on our behalf.

Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

Unless we state otherwise in the applicable prospectus supplement, the obligations of any underwriters to purchase securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the securities if any are purchased.

The applicable prospectus supplement will set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the securities at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

We will name any agent involved in a sale of securities, as well as any commissions payable to such agent, in a prospectus supplement. Unless we state otherwise in the applicable prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

If a dealer is utilized in the sale of the securities being offered pursuant to this prospectus, we and/or one or more selling stockholders will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

Underwriters, dealers and agents participating in a sale of the securities may be deemed to be underwriters as defined in the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.

LEGAL MATTERS

The validity of the securities to be sold hereunder will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York and Robert A. Waterman, Senior Vice President, General Counsel and Chief Labor Relations Officer of HCA Holdings, Inc. or other counsel who is satisfactory to us. An investment vehicle comprised of several partners of Simpson Thacher & Bartlett LLP, members of their families, related persons and others own interests representing less than 1% of the capital commitments of the KKR Millennium Fund, L.P. and KKR 2006 Fund L.P.

EXPERTS

The consolidated financial statements of HCA Holdings, Inc., as of December 31, 2011 and 2010, and for each of the three years in the period ended December 31, 2011, incorporated in this prospectus by reference to HCA Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011, and the effectiveness of HCA Holdings, Inc.’s internal control over financial reporting as of December 31, 2011, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and HCA Holdings, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

$2,000,000,000

4.25% Senior Secured Notes due 2019

5.25% Senior Secured Notes due 2025

PROSPECTUS    SUPPLEMENT

BofA Merrill Lynch

Barclays

Citigroup

Credit Suisse

Deutsche Bank Securities

Goldman, Sachs & Co.

J.P. Morgan

Morgan Stanley

RBC Capital Markets

SunTrust Robinson Humphrey

UBS Investment Bank

Wells Fargo Securities

Credit Agricole CIB

Fifth Third Securities

Mizuho Securities

SMBC Nikko

October 7, 2014